UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ANAPLAN, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

DATED     , 2022

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

    , 2022

To the Stockholders of Anaplan, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Anaplan, Inc., a Delaware corporation (“Anaplan”, the “Company”, “we”, “us”, or “our”) to be held virtually via live webcast at www.virtualshareholdermeeting.com/PLAN20225M at      Pacific Time on     ,     , 2022. Anaplan will hold the Special Meeting in a virtual meeting format only on the virtual meeting website. You will not be able to attend the Special Meeting physically in person.

On March 20, 2022, Anaplan entered into the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among Anaplan, Alpine Parent, LLC, a Delaware limited liability company (“Parent”), and Alpine Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Parent and Merger Sub are each affiliates of Thoma Bravo Fund XV, L.P. (“Sponsor”), and Parent, Merger Sub and Sponsor are each affiliates of the private equity firm Thoma Bravo, L.P. (“Thoma Bravo”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Anaplan (the “Merger”), and Anaplan will become a wholly owned subsidiary of Parent. At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement.

If the Merger is completed, you will be entitled to receive $66.00 in cash, net of applicable withholding taxes and without interest, for each share of common stock that you own (unless you have properly exercised your appraisal rights with respect to those shares), which represents a premium of approximately 46% to the five (5)-day volume-weighted average stock price of Anaplan’s common stock for the period ended March 18, 2022, the last trading day prior to the date on which Anaplan publicly announced that it had entered into the Merger Agreement.

The Board of Directors of Anaplan (the “Board of Directors” or the “Anaplan Board”), after considering the factors more fully described in the enclosed proxy statement (this “Proxy Statement”) and after consultation with its independent legal and financial advisors, has unanimously (1) determined that the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, to be advisable and fair to, and in the best interests of, Anaplan and its stockholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (3) recommended that Anaplan’s stockholders approve the Merger and the adoption of the Merger Agreement and (4) resolved that the Merger Agreement shall be submitted to Anaplan’s stockholders for approval at a special meeting of Anaplan stockholders duly held in accordance with the DGCL and the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws. The Anaplan Board unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of the Anaplan Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the entire Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Anaplan common stock.

Whether or not you plan to attend the Special Meeting virtually through the online Special Meeting portal, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting virtually and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the Merger Agreement will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

509 Madison Avenue

Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 561-6945

Stockholders Call Toll Free: (800) 662-5200

Email: PLAN@investor.morrowsodali.com

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Frank Calderoni
Chairman and Chief Executive Officer

The accompanying Proxy Statement is dated     , 2022 and, together with the enclosed form of proxy card, is first being mailed on or about     , 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

DATED     , 2022

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON     , 2022

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Anaplan, Inc., a Delaware corporation (“Anaplan”, the “Company”, “we”, “us”, or “our”), will be held virtually via live webcast at www.virtualshareholdermeeting.com/PLAN20225M at      Pacific Time on     ,     , 2022, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated March 20, 2022, by and among Anaplan, Alpine Parent, LLC, a Delaware limited liability company (“Parent”), and Alpine Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Parent and Merger Sub are each affiliates of Thoma Bravo Fund XV, L.P. (“Sponsor”), and Parent, Merger Sub and Sponsor are each affiliates of the private equity firm Thoma Bravo, L.P. (“Thoma Bravo”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Anaplan (the “Merger”), and Anaplan will become a wholly owned subsidiary of Parent;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Only stockholders of record as of the close of business on     , 2022 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors has unanimously (1) determined that the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, to be advisable and fair to, and in the best interests of, Anaplan and its stockholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (3) recommended that Anaplan’s stockholders approve the Merger and the adoption of the Merger Agreement and (4) resolved that the Merger Agreement shall be submitted to Anaplan’s stockholders for approval at a special meeting of Anaplan stockholders duly held in accordance with the DGCL and the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws. The Board of Directors made its determination after consideration of a number of factors more fully described in the enclosed proxy statement (this “Proxy Statement”).

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting virtually through the online Special Meeting portal at www.virtualshareholdermeeting.com/PLAN20225M, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting virtually and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares of common stock of the Company will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Stockholders entitled to vote at the Special Meeting and their duly appointed proxies may attend, be deemed present in person and vote at the Special Meeting, and access the list of stockholders entitled to vote at the Special Meeting during the Special Meeting, at www.virtualshareholdermeeting.com/PLAN20225M using the control number found on your proxy card or voting instruction form.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock “FOR” the proposal to adopt the Merger Agreement will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Anaplan common stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with the applicable requirements of Delaware law, which are summarized herein and reproduced in their entirety in Annex D to the accompanying Proxy Statement.

By the Order of the Board of Directors,

Frank Calderoni
Chairman and Chief Executive Officer

Dated:     , 2022

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE SPECIAL MEETING THROUGH THE ONLINE PORTAL, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting virtually at the Special Meeting through the online portal at www.virtualshareholdermeeting.com/PLAN20225M will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to either (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) virtually attend the Special Meeting personally or by proxy through the online portal, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the other two proposals.

We encourage you to read the accompanying Proxy Statement and its annexes carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

509 Madison Avenue

Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 561-6945

Stockholders Call Toll Free: (800) 662-5200

Email: PLAN@investor.morrowsodali.com

i

ii

SUMMARY

This summary highlights selected information from this proxy statement (the “Proxy Statement”) related to the merger of Alpine Merger Sub, Inc. with and into Anaplan, Inc., which we refer to as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire Proxy Statement, including the annexes to this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of the item in this Proxy Statement.

Except as otherwise specifically noted in this Proxy Statement, “Anaplan”, the “Company”, “we”, “our”, “us” and similar words refer to Anaplan, Inc., including, in certain cases, our subsidiaries. Throughout this Proxy Statement, we refer to Alpine Parent, LLC as “Parent” and Alpine Merger Sub, Inc. as “Merger Sub”. In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated March 20, 2022, by and among Anaplan, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement”.

Parties Involved in the Merger (Page 32)

Anaplan, Inc.

Anaplan is a market-leading cloud-native enterprise SaaS company, transforming how enterprises across industries see, plan, and drive their business. Powered by our proprietary calculation engine and Hyperblock® technology, our platform lets customers model what-if scenarios, contextualize current performance in real time, and forecast future outcomes for faster, more confident decisions. Embracing constant change, our customers use Anaplan to rapidly pivot strategies, redeploy resources, and optimize plans for growth, efficiency, demand, and profitability. Anaplan equips teams to overcome obstacles and seize opportunities ahead of competitors.

Anaplan’s common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “PLAN”.

Alpine Parent, LLC

Alpine Parent, LLC was formed on March 16, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of equity and debt financing in connection with the Merger.

Alpine Merger Sub, Inc.

Alpine Merger Sub, Inc. is a wholly owned subsidiary of Parent and was formed on March 16, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of equity and debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with Thoma Bravo Fund XV, L.P. (“Sponsor”). In connection with the transactions contemplated by the Merger Agreement, Sponsor has provided to Parent an equity commitment of up to $10,500,000,000 (pursuant to the terms and conditions as described further under the caption “The Merger—Financing of the Merger”). Parent has separately obtained debt financing commitments and does not presently anticipate that the entire $10,500,000,000 equity commitment under the Equity Commitment Letter will be funded in equity in connection with the closing.

Parent, Merger Sub and Sponsor are affiliated with the private equity firm Thoma Bravo, L.P. (“Thoma Bravo”). Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors.

The Special Meeting (Page 24)

Date, Time and Place

A special meeting of stockholders of Anaplan (the “Special Meeting”) will be held virtually via live webcast at www.virtualshareholdermeeting.com/PLAN20225M at      a.m. Pacific Time on     ,     , 2022. You will not be able to attend the Special Meeting physically.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock at the close of business on     , 2022 (the “Record Date”). You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Quorum

As of the Record Date, there were      shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person, present by means of remote communication in a manner, if any, authorized by Anaplan’s Board of Directors (the “Anaplan Board”) in its sole discretion, or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Anaplan common stock is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Anaplan’s executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast votes affirmatively or negatively on the subject matter.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,      shares of common stock, representing approximately     % of the shares of common stock outstanding on the Record Date.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting (which will be held by live webcast). If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and hence banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) virtually attending the Special Meeting and submitting your vote through the online portal.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

The Merger (Page 32)

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Anaplan, and Anaplan will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Anaplan will cease to be a publicly traded company, all outstanding shares of Anaplan stock will be canceled and converted into the right to receive $66.00 per share in cash (the “Merger Consideration”) (except for any shares owned by Parent or Merger Sub, shares held in the treasury of the Company, or shares held by stockholders who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law (the “DGCL”)), net of applicable withholding taxes and without interest thereon, and you will not own any shares of the capital stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “The Merger—Appraisal Rights”).

Treatment of Equity-Based Awards (Page 71)

The Merger Agreement provides that Anaplan’s equity awards that are outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) will be subject to the following treatment at the Effective Time, except as otherwise expressly agreed in writing prior to the Effective Time by Parent and the holder of such equity award or as contemplated by the Disclosure Schedule:

Options

Each option to purchase shares of Anaplan common stock (each, a “Company Stock Option”) that is outstanding as of the Effective Time, whether unvested and unexercised (each, an “Unvested Company Stock

Option”) or vested and unexercised, including any Company Stock Options that become vested immediately prior to the Effective Time (each, a “Vested Company Stock Option”), and each Company Stock Option that would have vested according to its terms on the date of the Merger agreement, on or prior to January 31, 2023 (each, an “Additional Vesting Company Stock Option”), will be cancelled and converted into the right to receive an amount in cash (less all applicable deductions and withholdings required by law) equal to the product of (1) the excess, if any, by which the Merger Consideration exceeds the exercise price per share of common stock underlying such stock option; and (2) the total number of shares of common stock subject to such option. The cash right with respect to each Unvested Company Stock Option will be subject to the same continuous service-based vesting requirement that otherwise applied to the Unvested Company Stock Option. Each Company Stock Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled without consideration.

For any Company Stock Options that are outstanding and subject to performance vesting conditions as of immediately prior to the Effective Time (each a “Company Performance Option”), (A) the performance metrics of such Company Performance Option will be deemed achieved as of immediately prior to the Effective Time at one hundred percent (100%) of the target levels of performance and (B) if the optionholder remains in continuous service through the Effective Time, (x) such Company Performance Option shall be deemed a Vested Company Stock Option with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance Option shall be deemed an Unvested Company Stock Option with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company Stock Option to vest subject to the optionholder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

Restricted Stock Units

Each Company restricted stock unit award (each a “Company RSU”) that is outstanding as of the Effective Time, whether unvested (each, an “Unvested Company RSU”) or vested, including any Company RSUs that become vested immediately prior to the Effective Time (each, a “Vested Company RSU”), and each Company RSU that would have vested according to their terms as in effect on the date of the Merger Agreement, on or prior to January 31, 2023 (each, an “Additional Vesting Company RSU”), will be cancelled and converted into the right to receive an amount in cash (less all applicable deductions and withholdings required by law) equal to the product of (1) the Merger Consideration; and (2) the total number of shares of common stock subject to such award of restricted stock units. The cash right with respect to each Unvested Company RSU will be subject to the same continuous service-based vesting requirement that otherwise applied to the Unvested Company RSU.

For any Company RSUs that are outstanding and subject to performance vesting conditions as of immediately prior to the Effective Time (a “Company Performance RSU”), (A) the performance metrics of such Company Performance RSU will be deemed achieved as of immediately prior to the Effective Time at one hundred percent (100%) of the target levels of performance and (B) if the RSU holder remains in continuous service through the Effective Time, (x) such Company Performance RSU shall be deemed a Vested Company RSU with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance RSU shall be deemed an Unvested Company RSU with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company RSU to vest subject to the RSU holder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

Financing of the Merger (Page 77)

We presently anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $10.7 billion, which will be funded via equity and debt financing described below together with Anaplan’s cash on hand as of the closing date; provided that if any portion of the debt financing becomes unavailable, such unavailability will not affect Sponsor’s obligations under the Equity Commitment Letter described below. This amount includes funds needed to pay (1) the Merger Consideration payable for all shares of Anaplan common stock in connection with the transactions contemplated by the Merger Agreement, (2) any other amounts required to be paid at the closing in connection with the consummation of the transactions contemplated by the Merger Agreement (including any and all payments with respect to Company Stock Options or Company RSUs payable under the Merger Agreement at closing), and (3) all associated fees, costs and expenses in connection with the Merger and the other transactions contemplated by the Merger Agreement, including the Equity Financing (as defined in the section of this Proxy Statement captioned “The Merger—Financing of the Merger—Equity Financing”), in each case, to the extent required to be paid on the closing date.

In connection with the Merger, Parent has entered into an equity commitment letter, dated as of March 20, 2022, with Sponsor, for an aggregate equity commitment of up to $10,500,000,000 (the “Equity Commitment Letter”) (pursuant to the terms and conditions as described further under the caption “The Merger—Financing of the Merger”). Parent has separately obtained debt financing commitments and does not presently anticipate that the entire $10,500,000,000 equity commitment under the Equity Commitment Letter will be funded in equity in connection with the closing.

Pursuant to the limited guaranty delivered by Sponsor in favor of Anaplan, dated as of March 20, 2022 (the “Limited Guaranty”), Sponsor has agreed to guarantee the payment of certain liabilities and obligations of Parent or Merger Sub under the Merger Agreement, subject to an aggregate cap equal to $591,245,000, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Anaplan, as specified in the Merger Agreement.

Conditions to the Closing of the Merger (Page 108)

The obligations of Anaplan, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of Anaplan’s stockholders;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction;

•

the accuracy of the representations and warranties of Anaplan, Parent and Merger Sub in the Merger Agreement, subject to materiality qualifiers (in the case of Anaplan, generally other than as would not constitute a Material Adverse Effect or, in the case of Anaplan’s capitalization representations and warranties, other than as would not increase the aggregate Merger Consideration by more than $60,000,000), as of the closing date, or, as applicable, the date in respect of which such representation or warranty was specifically made;

•	Anaplan, Parent and Merger Sub having performed in all material respects their respective obligations under the Merger Agreement at or before the Effective Time;

•	since the date of the Merger Agreement, neither a Material Adverse Effect nor an Effect that would reasonably be expected to have a Material Adverse Effect, has occurred that is continuing; and

•	the delivery of certain closing documents.

Regulatory Approvals Required for the Merger (Page 86)

Anaplan and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include (i) the expiration or early termination of the applicable waiting period under the HSR Act; and (ii) any other required approvals under any foreign or other antitrust law (though the parties currently believe that there are no such other required approvals).

Recommendation of the Board of Directors (Page 47)

The Anaplan Board, after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously: (1) determined that the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, to be advisable and fair to, and in the best interests of, Anaplan and its stockholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (3) recommended that Anaplan’s stockholders approve the Merger and the adoption of the Merger Agreement and (4) resolved that the Merger Agreement shall be submitted to Anaplan’s stockholders for approval at a special meeting of Anaplan stockholders duly held in accordance with the DGCL and the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws. The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Opinions of Anaplan’s Financial Advisors (Page 54)

Goldman Sachs

Anaplan retained Goldman Sachs & Co. LLC (“Goldman Sachs”) to act as one of its financial advisors in connection with a potential transaction such as the Merger and to evaluate whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or its affiliates) was fair, from a financial point of view, to such holders. Anaplan selected Goldman Sachs to act as Anaplan’s financial advisor based on Goldman Sachs’ qualifications, expertise, reputation and knowledge of the business and affairs of Anaplan and the industry in which it operates. Goldman Sachs has provided its written consent to the reproduction of its opinion in this Proxy Statement. At a meeting of the Anaplan Board held on March 20, 2022, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated March 20, 2022, to the Anaplan Board that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the $66.00 cash per share of Anaplan common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated March 20, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated by reference herein. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Anaplan Board in connection with its consideration of the Merger. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Goldman Sachs in rendering its opinion. The holders of Anaplan common stock should read the opinion carefully in its entirety. The Goldman Sachs opinion is not a recommendation as to how any holder of Anaplan common stock should vote with respect to the transaction or any other matter. The summary of Goldman Sachs’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this Proxy Statement as Annex B.

For a description of the opinion that the Board of Directors received from Goldman Sachs, see the section captioned “The Merger—Opinions of Anaplan’s Financial Advisors,” beginning on page 54 of this Proxy Statement.

Qatalyst Partners

Anaplan retained Qatalyst Partners LP (“Qatalyst Partners”) to act as one of its financial advisors in connection with a potential transaction such as the Merger and to evaluate whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Anaplan selected Qatalyst Partners to act as Anaplan’s financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Anaplan and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this Proxy Statement. At the meeting of the Anaplan Board on March 20, 2022, Qatalyst Partners rendered to the Anaplan Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated March 20, 2022, to the Anaplan Board following the meeting of the Anaplan Board.

The full text of Qatalyst Partners’ written opinion, dated March 20, 2022, is attached hereto as Annex C and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. The holders of Anaplan common stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Anaplan Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any holder of shares of Anaplan common stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Anaplan common stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this Proxy Statement as Annex C.

For a description of the opinion that the Board of Directors received from Qatalyst Partners, see the section captioned “The Merger—Opinions of Anaplan’s Financial Advisors,” beginning on page 54 of this Proxy Statement.

Interests of Anaplan’s Directors and Executive Officers in the Merger (Page 71)

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•

at the Effective Time, each outstanding Company Stock Option will be cancelled and converted into the right to receive a certain amount in cash, as described in the section of this Proxy Statement captioned “—Treatment of Equity-Based Awards”;

•	Anaplan’s executive officers are expected to continue in their current positions following the Merger and receive continued benefits under their respective employment agreements with Anaplan;

•	Anaplan has entered into severance and change in control agreements with certain directors and executive officers of Anaplan, which shall survive consummation of the Merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by our directors and executive officers as of the Effective Time will be treated in the same manner as outstanding shares of common stock held by all other stockholders. For more information, see the section of this Proxy Statement captioned “The Merger—Interests of Anaplan’s Directors and Executive Officers in the Merger.”

Appraisal Rights (Page 79)

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Proxy Statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (i) do not vote in favor of the adoption of the Merger Agreement; (ii) continuously are the record holders of such shares through the Effective Time; and (iii) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Anaplan before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; and (iii) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex D to this Proxy Statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Material U.S. Federal Income Tax Consequences of the Merger (Page 84)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section of this Proxy Statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Legal Proceedings Regarding the Merger (Page 87)

As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Anaplan, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that the consummation of the Merger is not made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected timeframe.

Acquisition Proposals (Page 97)

Under the Merger Agreement, Anaplan has agreed not to, and to cause its subsidiaries not to, and shall (x) instruct and cause its and their respective directors and officers, and shall (y) instruct their managers, employees, consultants, legal counsel, financial advisors and agents and other advisors and representatives (whom we collectively refer to as “Representatives”) not to, directly or indirectly, among other things:

•

solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals”) or the making thereof to Anaplan or its stockholders;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, or otherwise cooperate in any way with, any person (other than Parent, Merger Sub and their representatives) with respect to any Acquisition Proposal; or

•

take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in Anaplan’s organizational documents, in each case inapplicable to any person (other than Parent, Merger Sub or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, Anaplan shall promptly take all steps necessary to terminate any waiver that may have been granted to any such person or Acquisition Proposal under any such provisions).

Notwithstanding these restrictions, under certain circumstances prior to the adoption of the Merger Agreement by stockholders, Anaplan may provide information, and engage or participate in negotiations or discussions with, a person regarding an Acquisition Proposal if the Board of Directors determines in good faith after consultation with its financial advisors and its outside legal counsel that such proposal is a Superior Proposal (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals”) or would reasonably be expected to lead to a Superior Proposal and not to do so would be inconsistent with the directors’ exercise of their fiduciary duties. For more information, see the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals.”

The Board of Directors’ Reccomendation; Change in Recommendation (Page 99)

The Board of Directors has unanimously recommended that you vote for the adoption of the Merger Agreement. The Merger Agreement provides that the Board of Directors may not change its recommendation, or take other actions constituting a Change in Recommendation (as defined in the section of this Proxy Statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Change in Recommendation “), except in certain specified circumstances. For more information, see the section of this Proxy Statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Change in Recommendation.”

Termination of the Merger Agreement (Page 110)

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	By mutual written consent of Anaplan and Parent;

•	By either Anaplan, Parent, or Merger Sub:

•	subject to certain exceptions, if the Merger has not been consummated on or before September 20, 2022, which date we refer to as the “Outside Date”;

•

subject to certain exceptions, if any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any executive order, decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”) or other applicable law that (x) makes the consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and Anaplan from consummating the Merger, and, in each case, such Order or applicable law shall have become final and non-appealable (provided, however, that the right to terminate shall not be available to any party whose material failure to fulfill its obligations under the Merger Agreement has been the substantial or primary cause of, or resulted in, such Order or other law); or

•

if Anaplan’s stockholders fail to approve the proposal to approve and adopt the Merger Agreement at the Special Meeting, or any adjournment, recess or postponement thereof, at which a vote on such proposal is taken.

•	By Anaplan:

•	if there is an inaccuracy in Parent’s or Merger Sub’s representations in the Merger Agreement, or a breach by Parent or Merger Sub of its covenants therein, that would, respectively, cause the representations and warranties or Parent or Merger Sub to not be true and correct, except as has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or other transactions contemplated by the Merger Agreement or to be in material breach of their respective obligations under the Merger Agreement as of the closing; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by Anaplan of such breach, Anaplan may not terminate the Merger Agreement (x) prior to such date if Parent and Merger Sub are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date;

•

if (i) all of the conditions applicable to all parties’ obligations to consummate the Merger and Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived (other than those that, by their nature, are to be satisfied at the closing; provided that those conditions could be satisfied if the closing were to occur), (ii) Anaplan has irrevocably confirmed in writing to Parent that it is prepared, willing and able to effect the consummation of the closing and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof, and (iii) Parent fails to consummate the closing within three (3) business days following the later of (x) the date the closing should have occurred pursuant to the terms of the Merger Agreement and (y) delivery of such confirmation; or

•

prior to receiving the stockholder approval in order to enter into a definitive agreement with respect to a Superior Proposal authorized by the Anaplan Board prior to or concurrently therewith Anaplan pays to Parent a termination fee equal to $293,122,500.

•	By Parent or Merger Sub:

•

if there is an inaccuracy in Anaplan’s representations in the Merger Agreement, or a breach by Anaplan of its covenants therein, that would, respectively, cause the condition with respect to Anaplan’s satisfaction of its representations and warranties as of the closing to not be satisfied or to be in material breach of its obligations under the Merger Agreement as of the closing; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Anaplan is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Merger Agreement (x) prior to such date if Anaplan is taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date;

•

if at any time prior to the Special Meeting, the Board of Directors or any committee thereof shall have made a Change in Recommendation (it being agreed that the delivery of a Notice of Designated Superior Proposal (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals”) and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate the Merger Agreement); provided, however, that Parent and Merger Sub may not terminate the Merger Agreement pursuant to the preceding sentence if Parent of Merger Sub fails terminate this Agreement pursuant the preceding sentence prior to 11:59 p.m., Pacific Time on the date which is ten (10)  business days after Parent is notified in writing that the Anaplan Board has effected a Change in Recommendation.

Termination Fees (Page 111)

Except in specified circumstances, whether or not the Merger is completed, Anaplan, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement; provided that all filing fees paid by any party in respect of any and all filings under the antitrust laws shall be borne by Parent.

Upon termination of the Merger Agreement under specified circumstances, Anaplan will be required to pay Parent a termination fee of $293,122,500.

Parent will be required to pay to Anaplan a reverse termination fee of $586,245,000 if the Merger Agreement is terminated under different specified circumstances.

For more information on these termination fees, see the section of this Proxy Statement captioned “The Merger Agreement—Termination Fees and Expense Reimbursement.”

Effect on Anaplan if the Merger is Not Completed (Page 33)

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Anaplan will remain an independent public company, with its common stock continuing to be listed and traded on NYSE and registered under the Securities Exchange Act of 1934 (the “Exchange Act”), and Anaplan will continue to file periodic reports with the Securities and Exchange Commission (the “SEC”).

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this Proxy Statement, including the annexes to this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

The Board of Directors is furnishing this Proxy Statement and form of proxy card to the holders of shares of Anaplan common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1)	To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Anaplan, and Anaplan will become a wholly owned subsidiary of Parent;

2)

To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3)	To approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/PLAN20225M at a.m. Pacific Time on , , 2022.

Q:	Who is entitled to vote at the Special Meeting?

A:

Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting (and at any adjournment or postponement thereof). Each holder of shares of Anaplan common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	What do I need to do to virtually attend the Special Meeting?

A:

All stockholders as of the close of business on the Record Date are invited to virtually attend the Special Meeting. Admission will begin at      a.m. Pacific Time. You will be able to virtually attend our Special Meeting at www.virtualshareholdermeeting.com/PLAN20225M using the control number found on your proxy card or voting instruction form. You may vote during the Special Meeting by following the instructions available on the meeting website during the meeting. Stockholders of record may vote in advance by proxy. If your shares are held beneficially in the name of a bank, broker-dealer, brokerage firm, trust, other similar organization, other holder of record or nominee (i.e., in street name), you may vote in advance by proxy or if you wish to be present virtually at the Special Meeting, you must obtain a legal proxy from your bank, broker-dealer, brokerage firm, trust, other similar organization or other holder of record or nominee. The meeting will begin promptly at      a.m. Pacific Time.

Q:	What is the proposed Merger and what effects will it have on Anaplan?

A:

The proposed Merger is the acquisition of Anaplan by Parent. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Anaplan, with Anaplan continuing as the Surviving Corporation. As a result of the Merger, Anaplan will become a wholly owned subsidiary of Parent, and our common stock will no longer be publicly traded and will be delisted from NYSE. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $66.00 for each share of Anaplan common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own one hundred (100) shares of common stock, you will receive $6,600.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes and without interest.

Q:	How does the Merger Consideration compare to the market price of the common stock?

A:

The relationship of the Merger Consideration of $66.00 to the trading price of the common stock constituted a premium of approximately forty-six percent (46%) to the volume weighted average price of Anaplan’s common stock for the five days ending March 18, 2022, the last trading day prior to the date on which Anaplan publicly announced that it had entered into the Merger Agreement.

Q:	What do I need to do now?

A:

We encourage you to read this Proxy Statement, the annexes to this Proxy Statement and the documents that we refer to in this Proxy Statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:

No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your Anaplan stock certificates to the paying agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than both the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Anaplan common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Anaplan in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:

The Board of Directors, after considering the various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, to be advisable and fair to, and in the best interests of, Anaplan and its stockholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (3) recommended that Anaplan’s stockholders approve the Merger and the adoption of the Merger Agreement and (4) resolved that the Merger Agreement shall be submitted to Anaplan’s stockholders for approval at a special meeting of Anaplan stockholders duly held in accordance with the DGCL and the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Anaplan common stock. Instead, Anaplan will remain an independent public company, our common stock will continue to be listed and traded on NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

Upon termination of the Merger Agreement under specified circumstances, (i) Anaplan will be required to pay Parent a termination fee of $293,122,500 and (ii) Parent will be required to pay to Anaplan a reverse termination fee of $586,245,000 if the Merger Agreement is terminated under different specified circumstances (in each case as described in the section of this Proxy Statement captioned “The Merger Agreement—Termination Fees”).

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Anaplan common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote via the online portal at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:

What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger?

A:

Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast on the subject matter.

In determining the outcome of a stockholder vote on these proposals, we may only consider affirmative votes and negative votes cast on the proposals – abstentions and broker non-votes are not considered a vote cast affirmatively or negatively on a proposal and, accordingly, do not affect the outcome of the vote for these proposals.

The failure of any stockholder of record to either (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote through the online portal at the Special Meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger?

A:	SEC rules require Anaplan to seek a non-binding, advisory vote regarding compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger for purposes of this advisory vote?

A:

The compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of Anaplan’s named executive officers. For further detail, see the section captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger at the Special Meeting?

A:

Approval of the compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to the compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger is an advisory vote and will not be binding on Anaplan or Parent. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger will or may be paid to Anaplan’s named executive officers even if stockholders fail to approve such compensation.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by Anaplan.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this Proxy Statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:

If you are a stockholder of record (that is, if your shares of Anaplan common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four (4) ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet at the address on your proxy card (www.proxyvote.com);

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card (1-800-690-6903) and following the telephone prompts; or

•	by virtually attending the Special Meeting and submitting your vote through the online portal.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Anaplan common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone or through the online portal at the Special Meeting. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to virtually attend the Special Meeting, you are strongly encouraged to vote your shares of Anaplan common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still submit your vote via the online portal at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and submit your vote via the online portal, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee. Additionally, you should follow the instructions on the voting form provided by your bank, broker or nominee for virtually attending the Special Meeting and submitting your vote through the online portal.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	virtually attending the Special Meeting and submitting your vote via the online portal.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You should follow the instructions on the voting form provided by your bank, broker or nominee for virtually attending the Special Meeting and submitting your vote through the online portal.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Our Board of Directors has designated     , and each of them, with full power of substitution, as the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, Anaplan may announce preliminary voting results at the conclusion of the Special Meeting. Anaplan intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Anaplan files with the SEC are publicly available when filed. See the section of this Proxy Statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:

If you are a U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Anaplan common stock for cash pursuant to the Merger generally will result in you recognizing gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you received pursuant to the Merger and your adjusted tax basis in the shares of common stock surrendered pursuant to the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of Anaplan common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

You should consult your own tax advisor to determine the U.S. federal income tax consequences of the Merger for you in light of your own particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of certain U.S. federal income tax consequences of the Merger is provided under the caption “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of Anaplan stock options and restricted stock units receive in the Merger?

A:

Each outstanding Company Stock Option to purchase shares of common stock that is outstanding as of the Effective Time, whether or not vested or exercisable, including any Company Stock Options that become vested immediately prior to the Effective Time, and each Company Stock Option that would have vested according to its terms on the date of the Merger agreement, on or prior to January 31, 2023, will be cancelled and converted into the right to receive an amount in cash (less all applicable deductions and withholdings required by law) equal to the product of (1) the excess, if any, by which the Merger Consideration exceeds the exercise price per share of common stock underlying such stock option; and (2) the total number of shares of common stock subject to such option. The cash right with respect to each Unvested Company Stock Option will be subject to the same continuous service-based vesting requirement that otherwise applied to the Unvested Company Stock Option. Each Company Stock Option with an exercise price per share equal to or greater than the Merger Consideration per share will be cancelled without consideration at the Effective Time.

At the Effective Time, any Company Performance Option, whether or not vested or exercisable (A) the performance metrics of such Company Performance Option will be deemed achieved as of immediately prior to the Effective Time at one hundred percent (100%) of the target levels of performance and (B) if the optionholder remains in continuous service through the Effective Time, (x) such Company Performance Option shall be deemed a Vested Company Stock Option with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance Option shall be deemed an Unvested Company Stock Option with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company Stock Option to vest subject to the optionholder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

Each Company RSU that is outstanding as of the Effective Time, whether or not vested, including any Company RSUs that become vested immediately prior to the Effective Time, and each Company RSU that would have vested according to their terms as in effect on the date of the Merger Agreement, on or prior to January 31, 2023, will be cancelled and converted into the right to receive an amount in cash (less all deductions and withholdings required by law) equal to the product of (1) the Merger Consideration; and (2) the total number of shares of common stock subject to such award of Company RSUs. The cash right with respect to each Unvested Company RSU will be subject to the same continuous service-based vesting requirement that otherwise applied to the Unvested Company RSU.

For any Company Performance RSUs that are outstanding as of the Effective Time, whether or not vested, (A) the performance metrics of such Company Performance RSU will be deemed achieved as of immediately prior to the Effective Time at one hundred percent (100%) of the target levels of performance and (B) if the RSU holder remains in continuous service through the Effective Time, (x) such Company Performance RSU shall be deemed a Vested Company RSU with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance RSU shall be deemed an Unvested Company RSU with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company RSU to vest subject to the RSU holder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the first half of 2022. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the Merger is completed, Anaplan stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262. This means that stockholders are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, Anaplan stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex D to this Proxy Statement.

Q:	Do any of Anaplan’s directors or officers have interests in the Merger that may differ from those of Anaplan stockholders generally?

A:

Yes. In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Anaplan stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this Proxy Statement captioned “The Merger—Interests of Anaplan’s Directors and Executive Officers in the Merger.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement, or need help voting your shares of Anaplan common stock, please contact our Proxy Solicitor:

509 Madison Avenue

Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 561-6945

Stockholders Call Toll Free: (800) 662-5200

Email: PLAN@investor.morrowsodali.com

FORWARD-LOOKING STATEMENTS

This Proxy Statement, the documents to which we refer you in this Proxy Statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “predicts,” “plan,” “expects,” “focus,” “anticipates,” “believes,” “goal,” “target,” “estimate,” “potential,” “may,” “will,” “might,” “momentum,” “can,” “could,” “design,” “see,” “seek,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to the following factors:

•

the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

•	the failure by Parent to obtain the necessary equity financing set forth in the equity commitment letter entered into in connection with the Merger;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Parent a termination fee of up to $293,122,500;

•	the outcome of any legal proceedings that may have been or may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•	the fact that receipt of the all-cash Merger Consideration would be taxable to U.S. Holders (as defined under the caption “The Merger – Material U.S. Federal Income Tax Consequences of the Merger”);

•

the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Anaplan’s current strategy as an independent company;

•

the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Anaplan’s assets to one or more as-yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Anaplan is unable to solicit other alternative proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed; and

•

risks related to the timing and receipt of regulatory approvals from governmental authorities required in connection with the Merger (including any conditions, limitations or restrictions placed on these approvals) and the risk that governmental authorities may deny approval.

Consequently, all of the forward-looking statements that we make in this Proxy Statement are qualified by the information contained herein, including (1) the information contained under this caption and (2) other information described from time to time in our periodic filings with the SEC. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting virtually via live webcast at www.virtualshareholdermeeting.com/PLAN20225M at      a.m. Pacific Time on     ,     , 2022.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement, (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 50 Hawthorne Street, San Francisco, CA 94105, during regular business hours for a period of no less than ten (10) days before the Special Meeting. If our principal executive offices are closed during regular business hours for health and safety reasons related to the COVID-19 (coronavirus) pandemic during such period, the list of stockholders will be made available for inspection upon request via email to investors@anaplan.com or by phone at (415) 742-8199, subject to our satisfactory verification of stockholder status, and will also be made available online during the Special Meeting via the Special Meeting website.

As of the Record Date, there were      shares of common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person, present by means of remote communication in a manner, if any, authorized by the Anaplan Board in its sole discretion, or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

Approval of the proposal to adopt the Merger Agreement requires a vote “FOR” the proposal by the holders of a majority of the outstanding shares of Anaplan common stock as of the Record Date. Adoption of the Merger Agreement by stockholders is a condition to the closing of the transactions contemplated by the Merger Agreement.

Approval of the proposal to adjourn the Special Meeting requires a vote “FOR” the proposal by a majority of the votes cast affirmatively or negatively on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Anaplan’s executive officers in connection with the Merger requires a vote “FOR” the proposal by a majority of the votes cast affirmatively or negatively on the subject matter. In determining the outcome of a stockholder vote on these proposals, we may only consider affirmative votes and negative votes cast on the proposals – abstentions and broker non-votes are not considered a vote cast affirmatively or negatively on a proposal and, accordingly, do not affect the outcome of the vote for these proposals.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (i) any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares on such proposal. Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (i) any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (ii) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Abstentions will be counted as “shares present” at the Special Meeting for the purpose of determining whether a quorum exists, but shares held by a bank, broker or other nominee for the beneficial owner thereof which provides no voting instructions will not be considered present for the purposes of establishing a quorum.

Shares Held by Anaplan’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,      shares of common stock, representing approximately     % of the shares of common stock outstanding on the Record Date.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote by virtually attending the Special Meeting and submitting your vote through the online portal. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you virtually attend the Special Meeting and submit your vote through the online portal, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (i) “FOR” adoption of the Merger Agreement; (ii) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or following the instructions from your broker to virtually attend the Special Meeting and submitting your vote through the online portal. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not virtually attend the Special Meeting and submitting your vote through the online portal, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	virtually attending the Special Meeting and submitting your vote through the online portal.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also follow the instructions from your broker and virtually attend the Special Meeting and submit your vote through the online portal.

Any adjournment, postponement, or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board of Directors, after considering various factors described under the caption “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (i) determined that the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, to be advisable and fair to, and in the best interests of, Anaplan and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (iii) recommended that Anaplan’s stockholders approve the Merger and the adoption of the Merger Agreement and (iv) resolved that the Merger Agreement shall be submitted to Anaplan’s stockholders for approval at a special meeting of Anaplan stockholders duly held in accordance with the DGCL and the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws. The Board of Directors unanimously recommends that you vote (i) “FOR” the adoption of the Merger Agreement; (ii) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Anaplan. We have retained Morrow Sodali LLC, a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $25,000 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in the first half of 2022.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262. This means that stockholders are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the value of the Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to Anaplan before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and (iii) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex D to this Proxy Statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, broker or nominee.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on             , 2022

The Proxy Statement is available at             .

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this Proxy Statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Anaplan, Inc., Attention: Corporate Secretary, 50 Hawthorne Street, San Francisco, CA 94105 or calling at (415) 742-8199. Eligible stockholders of record receiving multiple copies of this Proxy Statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

509 Madison Avenue

Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 561-6945

Stockholders Call Toll Free: (800) 662-5200

Email: PLAN@investor.morrowsodali.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve and adopt the Merger Agreement and the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this Proxy Statement, including the information set forth in the sections captioned “The Merger” beginning on page 32 of this Proxy Statement and “The Merger Agreement” beginning on page 88 of this Proxy Statement. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of the holders of a majority of the outstanding shares of Anaplan common stock voting in favor of the proposal to approve and adopt the Merger Agreement and the Merger. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders who have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of a majority of the votes cast affirmatively or negatively on this proposal.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED

EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger, as disclosed in the section of this Proxy Statement captioned “The Merger—Interests of Anaplan’s Directors and Executive Officers in the Merger.”

We are asking stockholders to indicate their approval of the various compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger. These payments are set forth in the section captioned “The Merger—Interests of Anaplan’s Directors and Executive Officers in the Merger” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Anaplan’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board of Directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of Anaplan, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable by Anaplan to its named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Anaplan’s Directors and Executive Officers in the Merger.””

Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Anaplan, the Board of Directors, Parent or the named executive officers. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to the underlying plans and agreements and the Merger Agreement.

Approval, by non-binding, advisory vote, of compensation that will or may become payable to Anaplan’s executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast affirmatively or negatively on this proposal.

The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement as Annex A and incorporated into this Proxy Statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

Phone: (415) 742-8199

Anaplan is a market-leading cloud-native enterprise SaaS company, transforming how enterprises across industries see, plan, and drive their business. Powered by our proprietary calculation engine and Hyperblock® technology, our platform lets customers model what-if scenarios, contextualize current performance in real time, and forecast future outcomes for faster, more confident decisions. Embracing constant change, our customers use Anaplan to rapidly pivot strategies, redeploy resources, and optimize plans for growth, efficiency, demand, and profitability. Anaplan equips teams to overcome obstacles and seize opportunities ahead of competitors. Anaplan’s common stock is listed on NYSE under the symbol “PLAN”.

Alpine Parent, LLC

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Phone: (415) 263-3600

Parent was formed on March 16, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of equity and debt financing in connection with the Merger.

Alpine Merger Sub, Inc.

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Phone: (415) 263-3600

Merger Sub is a wholly owned subsidiary of Parent and was formed on March 16, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of equity and debt financing in connection with the Merger.

Parent and Merger Sub are each affiliated with Sponsor.

In connection with the transactions contemplated by the Merger Agreement, Sponsor has provided to Parent an equity commitment of up to $10,500,000,000 (pursuant to the terms and conditions as described further under the caption “The Merger—Financing of the Merger”). After giving effect to the Merger, Anaplan, as the Surviving Corporation, will be affiliated with Thoma Bravo. Parent has separately obtained debt financing commitments and does not presently anticipate that the entire $10,500,000,000 of equity commitments under the Equity Commitment Letter will be funded in equity in connection with the closing.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Anaplan, and Anaplan will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, our common stock will no longer be publicly traded and will be delisted from NYSE. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on Anaplan if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Anaplan will remain an independent public company, our common stock will continue to be listed and traded on NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Anaplan operates and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this Proxy Statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Anaplan Board will continue to evaluate and review Anaplan’s business operations, strategic direction and capitalization, among other things, and will make such decisions and changes regarding such matters as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Anaplan Board will be offered or that Anaplan’s business, prospects or results of operation will not be adversely impacted.

Upon termination of the Merger Agreement under specified circumstances, Anaplan will be required to pay Parent a termination fee of up to $293,122,500. Parent will be required to pay to Anaplan a reverse termination fee of $586,245,000 if the Merger Agreement is terminated under different specified circumstances. For more information, please see the section captioned “The Merger Agreement—Termination Fees.”

Merger Consideration

In the Merger, each outstanding share of common stock (other than shares owned by (i) Parent or Merger Sub and (ii) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration.

After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “Appraisal Rights”).

Background of the Merger

As part of its ongoing evaluation of Anaplan’s business, the Anaplan Board, together with senior management, regularly reviews and assesses Anaplan’s strategic direction, financial performance and business plans with a view towards strengthening Anaplan’s business and identifying opportunities to increase stockholder value. As part of this evaluation, the Anaplan Board has from time to time considered a variety of strategic alternatives for Anaplan, including continuing as a standalone company, pursuing a transaction with a strategic or financial acquirer or initiating other operational changes.

As part of this evaluation, in late November Anaplan management contacted Goldman Sachs following Anaplan’s announcement of its quarterly results for the third quarter of fiscal year 2022 to receive input on possible strategic alternatives for Anaplan, including a request to prepare for an upcoming strategic assessment for the Anaplan Board. Representatives of Goldman Sachs also held multiple discussions with management of Anaplan in November and December of 2021 regarding possible strategic alternatives.

Starting in early December, Mr. Frank Calderoni, Chief Executive Officer of Anaplan, held discussions with Anaplan’s outside directors, including Mr. Bob Beauchamp, lead independent director of the Anaplan Board, and Mr. Sandesh Patnam and Mr. Suresh Vasudevan, additional outside directors on the Anaplan Board, to discuss the strategic direction of Anaplan. Mr. Calderoni and Mr. Vikas Mehta, Chief Financial Officer of Anaplan, also began planning efforts regarding Anaplan’s strategic direction and its future operating plans and forecast.

Also starting in early December, following a decline in its stock price in late November, Anaplan received unsolicited outreach from various financial acquirers, including Thoma Bravo and three private equity firms that we refer to herein as Private Equity Firm A, Private Equity Firm B and Private Equity Firm C, proposing that Anaplan consider a variety of potential transactions, including a potential investment or other strategic transaction. During this same time period, Anaplan’s management and outside directors received unsolicited input from, and held meetings with, several of its investors relating to various strategic and operational matters. Subsequently, during the period beginning in early December 2021 through February 9, 2022, members of Anaplan management met for introductory meetings with representatives of each of Thoma Bravo, Private Equity Firm A, Private Equity Firm B and Private Equity Firm C.

On December 6, 2021, Mr. Calderoni briefed the full Anaplan Board regarding recent strategic developments at Anaplan, including discussions with individual outside directors and outreach from potential strategic and financial acquirers and investors, and informed the Board that the agenda of the regularly scheduled meeting of the Anaplan Board on December 10, 2021 would be revised to discuss these matters and focus on a strategic assessment of Anaplan.

On December 10, 2021, the Anaplan Board held a meeting, at which members of Anaplan management and representatives of Goldman Sachs and Anaplan’s outside legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”), were present. The Anaplan Board met to explore a broad range of possible strategic alternatives for Anaplan and to discuss overall shareholder input following Anaplan’s most recent quarterly earnings announcement. Representatives of Goldman Sachs also provided an overview on the activist investor environment.

On December 16, 2021, Anaplan received a letter from Corvex Management L.P. (“Corvex”), an activist investor, noting Corvex’s view that Anaplan should evaluate whether a sale of Anaplan would maximize stockholder value as compared with continuing its independent operations as a standalone company.

On December 20, 2021, the Anaplan Board held a special meeting, at which members of Anaplan management and representatives of Gunderson and Skadden Arps Slate Meagher & Flom LLP (“Skadden”), legal counsel to Anaplan, were present. The Anaplan Board met to evaluate whether to explore possible strategic alternatives and to discuss the Corvex letter to Anaplan. After robust discussion, the Anaplan Board determined it would be appropriate to evaluate various strategic alternatives, with a focus on which alternatives might maximize value for stockholders. The Anaplan Board then approved the formation of an Advisory Committee of the Anaplan Board (the “Advisory Committee”), comprised of Anaplan Board members Mr. Beauchamp, Mr. Patnam and Mr. Vasudevan, in order to enable the Anaplan Board to act more nimbly and swiftly in its consideration of strategic alternatives and interactions with activist investors and potential counterparties to any potential strategic transactions, it being understood that formal approval authority for any definitive agreements for any given strategic alternative would ultimately rest with the full Anaplan Board. The Anaplan Board also discussed the need to retain a financial advisory firm experienced in dealing with activist investors. Anaplan had previously engaged Goldman Sachs as a lead-left bookrunner for its initial public offering and subsequently requested Goldman Sachs’ advice in evaluating certain other financing and other matters thereafter. Accordingly, the Anaplan Board was familiar with the general capabilities and reputation of Goldman Sachs and was aware that Goldman Sachs also had an activism defense practice. The Anaplan Board then approved retaining Goldman Sachs for activism defense and directed Anaplan management to contact Goldman Sachs in connection with this purpose as well as to discuss potential financial advisory services in connection with other possible strategic alternatives.

On December 23, 2021, the Advisory Committee held a special meeting at which members of Anaplan management and representatives of Gunderson and Skadden were present to continue the discussions of the matters raised at the meetings of the Anaplan Board on December 10 and December 20, 2021. The Advisory Committee discussed Anaplan’s response to recent unsolicited inbound interest from private equity firms with respect to a potential acquisition of, or investment in, Anaplan and to activists that had acquired stakes in Anaplan. Mr. Calderoni noted that Anaplan had contacted Goldman Sachs to advise Anaplan in engaging with activist investors and to receive input on possible strategic alternatives for Anaplan. The Advisory Committee discussed a broad range of potential options available to Anaplan in light of the recent unsolicited inbound interest from private equity firms and the letter Anaplan received from Corvex, including evaluating (i) Anaplan continuing its independent operations as a standalone company, (ii) accepting a “private investment in a public company” or “PIPE investment”, potentially coupled with a share buyback, (iii) engaging in one or more buy-side acquisitions, (iv) engaging in a merger of equals with another public company or (v) engaging in a process to evaluate a potential sale of Anaplan. The Advisory Committee and Anaplan management further discussed engaging one or more financial advisors in connection with evaluating the various options available to Anaplan. The discussion focused on retaining Goldman Sachs and/or Qatalyst Partners in light of their strong relationships with strategic and financial acquirers in the industry in which Anaplan operates and, in Goldman Sachs’ case, its historical relationship with Anaplan. The Advisory Committee and Anaplan management also determined that Anaplan management would begin working to prepare preliminary financial projections with respect to Anaplan (the “Preliminary Projections”) to help evaluate Anaplan on a standalone basis relative to potential strategic alternatives, including a potential sale transaction.

On December 28, 2021, Mr. Calderoni and other Anaplan representatives met with representatives of Corvex by telephonic conference. Representatives of Corvex presented certain information comparing a valuation of Anaplan prepared by Corvex with certain of its peer companies, and their view that Anaplan was presently undervalued. Representatives of Corvex outlined their views that Anaplan had two primary options available to it: (i) remain as a standalone company, but engage in an operational reboot, which would be time-intensive and difficult to execute upon as a public company; or (ii) engage in a full review of strategic alternatives, including a potential sale of Anaplan. Representatives of Anaplan and Corvex discussed various potential next steps with respect to continued discussions with Corvex, including whether Corvex would be willing to enter into a non-disclosure agreement with Anaplan to permit Anaplan to share material non-public information with Corvex. Mr. Calderoni and other Anaplan representatives met later that day with representatives of Sard Verbinnen & Co. (“Sard”), a leading public relations firm, Goldman Sachs, Skadden, and Gunderson to discuss next steps, including receiving further direction from the Anaplan Board and Advisory Committee.

On December 31, 2021, the Advisory Committee held a special meeting with members of Anaplan management and representatives of Gunderson and Skadden present. The Advisory Committee met to discuss the status of the Preliminary Projections being prepared by Anaplan management and a timeline to present the Preliminary Projections to the Advisory Committee and the Audit Committee of the Anaplan Board (the “Audit Committee”) prior to presenting the Preliminary Projections to the full Anaplan Board. The Advisory Committee again discussed engaging both Goldman Sachs and Qatalyst Partners to act as financial advisors to Anaplan. The Advisory Committee also discussed the December 28, 2021 telephonic conference with representatives of Corvex. Mr. Calderoni updated the Advisory Committee on the proposed courses of action that Corvex noted and the possibility of Corvex entering into a non-disclosure agreement with Anaplan to permit Anaplan to share material non-public information with Corvex. The Advisory Committee considered various next steps in light of views expressed by Corvex and potential contingencies with respect to additional requests Corvex might make of Anaplan.

On January 3, 2022, Mr. Calderoni and other members of Anaplan management met with representatives of Goldman Sachs to review the then current Preliminary Projections prepared by management, which had been prepared based on the financial projections Anaplan updates on an annual basis for the upcoming three to five fiscal years, but had been extrapolated by management to project Anaplan’s operations based on certain key metrics for the upcoming ten fiscal years. These Preliminary Projections included a “base case” set of financial projections based on a set of assumptions and estimates that management believed were most reasonable and likely to occur, as well as alternative sets of financial projections, one based on a more optimistic series of assumptions and estimates related to future results and another based on a more conservative series of assumptions and estimates related to future results. As described in greater detail in the section below captioned “The Merger—Certain Financial Projections”, these alternative sets of financial projections were not used or relied upon by the Anaplan Board in its decision to approve the Merger or make its recommendation to stockholders, nor were they used or relied upon by Goldman Sachs or Qatalyst Partners in connection with preparing their financial analyses, nor were they shared with potential acquirers of Anaplan as part of the strategic review process described below.

On January 4, 2022, the Advisory Committee met, joined by the members of the Audit Committee, as well as with members of Anaplan management and representatives of Goldman Sachs, Gunderson and Skadden. Members of Anaplan management presented the Preliminary Projections and the various Anaplan performance scenarios included in the Preliminary Projections and provided an update on previous discussions with Corvex. Representatives of Goldman Sachs reviewed its preliminary financial analyses of Anaplan based on the Preliminary Projections with the Advisory Committee and members of the Audit Committee present. Skadden and Gunderson then reviewed the fiduciary duties of the Anaplan Board in connection with its evaluation of a strategic review process and any response to Corvex. The Advisory Committee discussed various factors that would help to clarify the Preliminary Projections for review by the Anaplan Board, and other next steps, including representatives of Goldman Sachs identifying potential strategic and private equity acquirers that might have an interest in acquiring Anaplan and the financial capability to consummate an acquisition.

Also on January 4, 2022, Mr. Calderoni and other representatives of Anaplan met by telephonic conference with representatives of Corvex, continuing previous discussions regarding the investment Corvex had made in Anaplan common stock. Subsequently in January 2022, members of Anaplan management, Mr. Beauchamp and Anaplan’s outside legal advisors engaged in various telephonic conferences with representatives of Corvex. They discussed (i) Corvex’s investment in Anaplan, (ii) Corvex’s views on potential options to enhance stockholder value, (iii) the possibility of Corvex entering into a non-disclosure agreement with Anaplan to permit Anaplan to share material non-public information with Corvex and (iv) Corvex’s request to speak with Mr. Beauchamp and Anaplan’s outside financial advisors. In addition, Corvex indicated it was nearing the filing threshold with respect to which Corvex would be required to file a Schedule 13D with respect to its investment in Anaplan. Throughout this period, Corvex declined the opportunity to enter into a non-disclosure agreement with Anaplan.

On January 6, 2022, the Anaplan Board held a special meeting at which members of Anaplan management and representatives from Gunderson and Skadden were present. The Anaplan Board reviewed various options available to Anaplan, including with respect to Anaplan’s standalone long-term operating plan and a potential strategic review process. Skadden reviewed the fiduciary duties of the Anaplan Board in connection with reviewing the Preliminary Projections, the Anaplan Board’s evaluation of potential strategic alternatives and the engagement with Corvex. Representatives of Goldman Sachs then joined the meeting and reviewed their preliminary financial analyses of Anaplan with the Anaplan Board. Anaplan management reviewed the Preliminary Projections and the various performance scenarios included in the Preliminary Projections with the Anaplan Board.

Also on January 7, 2022, the Anaplan Board held a special meeting at which members of Anaplan management and representatives of Goldman Sachs, Gunderson and Skadden were present. Gunderson reviewed with the Anaplan Board its fiduciary duties in connection with a strategic review process, including any potential strategic alternatives and a potential sale of Anaplan. Anaplan management next discussed with the Anaplan Board the Preliminary Projections and answered additional questions with respect thereto. Representatives of Goldman Sachs then provided an overview of potential strategic and private equity acquirers of Anaplan and an overview of the differences between strategic and private equity acquirers. The Anaplan Board discussed with management various alternatives under consideration, including (i) Anaplan continuing its independent operations as a standalone company, (ii) accepting a “private investment in a public company” or “PIPE investment,” potentially coupled with a share buyback, (iii) engaging in one or more buy-side acquisitions, (iv) engaging in a merger of equals with another public company and (v) engaging in a process to evaluate selling Anaplan. The Anaplan Board then discussed the overview from the representatives of Goldman Sachs on the differences between strategic and private equity acquirers, including the potential willingness and ability of strategic acquirers to reach higher valuations than private equity acquirers. The Anaplan Board then considered the prospect of commencing a strategic review process in which it would focus initially on those potential strategic acquirers that might be most able to make an attractive offer for Anaplan, and then potentially explore outreach to potential private equity acquirers. The Anaplan Board noted that this approach would allow the Anaplan Board to evaluate whether any transaction that emerged would be in the best interests of Anaplan and its stockholders. After the representatives of Goldman Sachs left the meeting, the Anaplan Board also discussed the possibility of engaging a second financial advisor, Qatalyst Partners, to obtain an additional viewpoint on Anaplan’s financial and trading performance relative to certain peer groups and the market generally, analyst perceptions of Anaplan, the market environment, and potential financial and strategic acquirers of Anaplan from a financial advisor considered by Anaplan management to have significant experience with, and deep knowledge of, the industry in which Anaplan operates and its participants. The Anaplan Board unanimously authorized Anaplan’s management to initiate such a strategic review process, focusing first on potential strategic acquirers, and then potentially later evaluating private equity acquirers. The Anaplan Board also instructed management to formally engage Goldman Sachs and Qatalyst Partners as financial advisors to Anaplan for the purpose of assisting the Anaplan Board with respect to a strategic review process, subject to disclosure of potential conflicts of interest with respect to any potential acquirers. Goldman Sachs subsequently provided a relationship disclosure letter disclosing potential conflicts with respect to the potential acquirers in the connection with the strategic review process, such that the Anaplan Board was aware of any such potential conflicts of interest at the time that the Anaplan Board approved the sale transaction with Thoma Bravo. In addition, Qatalyst Partners subsequently provided relationship disclosure letters confirming that it did not have potential conflicts of interest that would limit it from fulfilling its responsibilities as one of Anaplan’s financial advisors.

On January 11, 2022, the Anaplan Board held a special meeting at which members of Anaplan management and representatives of Goldman Sachs, Qatalyst Partners, Gunderson and Skadden were present. The Anaplan Board met to further formalize the outreach plan with respect to the strategic review process it approved on January 7, 2022. Representatives of Goldman Sachs and Qatalyst Partners reviewed with the Anaplan Board a list of seven potential strategic acquirers that may have interest in Anaplan and financial capability to consummate an acquisition and an illustrative timeline for the process. The Anaplan Board discussed the likelihood of receiving bids in connection with a strategic review process and the negotiating posture of Anaplan. The Anaplan Board discussed delaying outreach to two of the potential strategic acquirers because Anaplan was currently in the process of negotiating commercial agreements with them. The Anaplan Board then approved outreach to the seven potential strategic acquirers, including on a delayed basis for the two potential acquirers with which Anaplan was currently negotiating commercial agreements.

On January 12 and January 13, 2022, representatives of Goldman Sachs and Qatalyst Partners initiated outreach to the five potential strategic acquirers as directed by the Anaplan Board. Thereafter, and through February 1, 2022, members of Anaplan management and representatives of Goldman Sachs and Qatalyst Partners continued to engage with the initial five potential strategic acquirers. Three of those five strategic acquirers, which we refer to as Strategic Firm A, Strategic Firm B, and Strategic Firm C also entered into non-disclosure agreements with Anaplan during this period, only one of which included a standstill provision, which standstill provision included an exception allowing for the submission of private acquisition proposals to the Anaplan Board and a fallaway provision terminating the standstill in the event Anaplan announced a transaction with the applicable strategic acquirer. During this period, in addition to the management presentations and other meetings detailed below, representatives of Anaplan management also responded to certain due diligence requests from these parties focused on operational, product, and financial diligence. One of the initial five strategic acquirers indicated that it did not wish to consider evaluating an acquisition of Anaplan and did not enter into a non-disclosure agreement with Anaplan.

On January 18, 2022, the Advisory Committee held a special meeting with members of Anaplan management and a representative of Gunderson present. The Advisory Committee met to discuss the strategic review process and recent conversations with Corvex. Mr. Calderoni discussed the outreach to date and the levels of engagement from the potential strategic acquirers. The Advisory Committee then discussed whether the introduction of certain potential private equity acquirers could enhance the competitive dynamic of the process and potentially motivate strategic acquirers to make attractive bids. The Advisory Committee also discussed recent conversations with Corvex regarding the possibility of entering into a non-disclosure agreement with Anaplan and the likelihood of Corvex agreeing to do so and the possibility that Corvex might disrupt the strategic review process.

On January 20, 2022, representatives of Anaplan met with representatives of Strategic Firm A to provide Anaplan’s management presentation.

On January 21, 2022, representatives of Anaplan met with representatives of Strategic Firm B to provide Anaplan’s management presentation.

On January 25, 2022, representatives of Anaplan held a product demonstration with representatives of Strategic Firm A.

On January 28, 2022, representatives of Anaplan met with representatives of Strategic Firm C to provide Anaplan’s management presentation.

Also on January 28, 2022, representatives of Goldman Sachs and Qatalyst Partners held a telephonic conference with representatives of Strategic Firm B to discuss feedback from Anaplan’s management presentation and next steps with respect to the potential acquisition of Anaplan.

On February 1, 2022, the Anaplan Board held a special meeting during which members of Anaplan management and representatives from Gunderson and Skadden were present. Mr. Calderoni summarized discussions to date with the five potential strategic acquirers (including Strategic Firm A, Strategic Firm B and Strategic Firm C), but noted that the process was moving more slowly than anticipated. Mr. Calderoni also noted that the commercial agreements with one of the potential strategic acquirers the Anaplan Board had previously authorized outreach to had been completed and the other would be shortly, allowing for their inclusion in the strategic review process. The Anaplan Board then considered authorizing further outreach to an initial group of five potential private equity acquirers, including Thoma Bravo and Private Equity Firm B, and two other private equity firms, which we refer to as Private Equity Firm D and Private Equity Firm E, that might be most interested in acquiring Anaplan, based on their investment and acquisition history with technology companies, and would have the financial capacity to consummate a transaction, based on the size of the investment funds raised by them. The Anaplan Board also considered an additional three potential private equity acquirers to be added to the strategic review process with similar capabilities (which included Private Equity Firm A and Private Equity Firm C), but who might have less strong interest in acquiring Anaplan than the initial group of five potential private equity acquirers. The Anaplan Board then approved outreach to the five initial private equity acquirers, including Thoma Bravo. Messrs. Calderoni and Beauchamp each reported on their recent discussions with Corvex, and discussed with the Anaplan Board the likelihood of various next steps that Corvex might take, including with respect to a potential Schedule 13D filing with respect to Corvex’s ownership interests in Anaplan.

On February 1, 2022 and through February 23, 2022, representatives of Goldman Sachs and Qatalyst Partners began outreach to the two additional potential strategic acquirers and the initial five private equity acquirers authorized by the Anaplan Board, including Thoma Bravo, Private Equity Firm B, Private Equity Firm D, and Private Equity Firm E. One of the two potential strategic acquirers Goldman Sachs and Qatalyst Partners had reached out to following the Anaplan Board’s special meeting on February 1, 2022, which we refer to a Strategic Firm D, entered into a non-disclosure agreement with Anaplan, which agreement did not include a standstill provision. However, after an initial meeting with Anaplan’s management, the other potential strategic acquirer indicated that it would not be considering a potential transaction with Anaplan and did not enter into a non-disclosure agreement with Anaplan. Additionally, each of Strategic Firm A, Strategic Firm B and Strategic Firm C and the fifth strategic acquirer contacted following the Anaplan Board’s special meeting on January 11, 2022 (which had an initial meeting with Anaplan’s management, but had not entered into a non-disclosure agreement with Anaplan), subsequently indicated during this period that they were not interested in an acquisition of Anaplan. During the period from February 1, 2022 through February 9, 2022, Thoma Bravo and Private Equity Firm B, Private Equity Firm D, and Private Equity Firm E each entered into non-disclosure agreements with Anaplan, each of which included a standstill provision, which provision included an exception allowing for the submission of private acquisition proposals to the Anaplan Board and a fallaway provision terminating the standstill in the event Anaplan announced a transaction with the applicable potential private equity firm. During the period from February 1, 2022 and through February 23, 2022, in addition to the management presentations and other meetings detailed below, representatives of Anaplan management also responded to certain due diligence requests from these parties focused on operational, product, and financial diligence. One of the initial five private equity acquirers indicated that it did not wish to consider evaluating an acquisition of Anaplan and did not enter into a non-disclosure agreement with Anaplan.

On February 2, 2022, representatives of Anaplan met with representatives of Thoma Bravo to provide Anaplan’s management presentation.

Also on February 2, 2022, Mr. Calderoni held a telephonic conference with representatives of Strategic Firm C to discuss Strategic Firm C’s interest in acquiring Anaplan.

On February 8, 2022, representatives of Anaplan met with representatives of Private Equity Firm B to provide Anaplan’s management presentation.

On February 9, 2022, representatives of Anaplan met with representatives of Private Equity Firm E to provide Anaplan’s management presentation.

On February 10, 2022, representatives of Anaplan met with representatives of Private Equity Firm D to provide Anaplan’s management presentation.

On February 11, 2022, representatives of Anaplan met with representatives of Strategic Firm D to provide Anaplan’s management presentation.

On February 12, 2022, following Anaplan Board approval to contact such firm in connection with Anaplan’s strategic review process, Anaplan entered into a non-disclosure agreement with Private Equity Firm A, which included a standstill provision, which provision included an exception allowing for the submission of private acquisition proposals to the Anaplan Board and a fallaway provision terminating the standstill in the event Anaplan announced a transaction with Private Equity Firm A.

On February 13, 2022, a representative of Private Equity Firm E called representatives of Goldman Sachs and Qatalyst Partners to schedule a product demonstration with Anaplan, as well as various follow-up sessions.

On February 14, 2022, representatives of Anaplan held a product demonstration with representatives of Private Equity Firm E.

Also on February 14, 2022, Private Equity Firm D informed Goldman Sachs and Qatalyst Partners that it would no longer be pursuing a potential transaction with Anaplan, and that it did not believe it could ultimately be competitive in offering an attractive offer price.

Also on February 14, 2022, representatives of Goldman Sachs and Qatalyst Partners held a telephonic meeting with a representative of Strategic Firm D to confirm how interested Strategic Firm D was in a potential acquisition of Anaplan. The representative of Strategic Firm D indicated that he would check internally with his team and requested certain operational details of Anaplan in the interim.

On February 16, 2022, representatives of Anaplan held a product demonstration with representatives of Private Equity Firm B.

On February 18, 2022, Anaplan provided limited data room access to Thoma Bravo, Private Equity Firm B and Private Equity Firm E.

Also on February 18, 2022, representatives of Anaplan provided a product demonstration to Thoma Bravo.

On February 21, 2022, representatives of Goldman Sachs and Qatalyst Partners reached out to Private Equity Firm C, which the Anaplan Board had approved contacting in connection with Anaplan’s strategic review process, and held a telephonic conference with representatives of Private Equity Firm C to share details around Anaplan’s potential sale process.

Also on February 21, 2022, representatives of Goldman Sachs and Qatalyst Partners held a telephonic conference with representatives of Private Equity Firm A, who indicated interest in conducting an initial management presentation, emailed to Anaplan preliminary diligence requests, and suggested meeting agenda topics.

Also on February 21, 2022, Thoma Bravo emailed a high-priority diligence request list to representatives of Goldman Sachs and Qatalyst Partners. Representatives of Anaplan management also held a financial diligence session with Thoma Bravo.

On February 22, 2022, Anaplan received a director nomination notice from Corvex delivered in accordance with Anaplan’s bylaws notifying Anaplan of Corvex’s intention to nominate a representative of Corvex for election to the Anaplan Board at Anaplan’s 2022 annual meeting of stockholders.

Also on February 22, 2022, Private Equity Firm C entered into a non-disclosure agreement with Anaplan, which included a standstill provision, which provision included an exception allowing for the submission of private acquisition proposals to the Anaplan Board and a fallaway provision terminating the standstill if Anaplan announced a transaction with Private Equity Firm C.

On February 23, 2022, Anaplan provided limited data room access to Private Equity Firm A and Private Equity Firm C.

Also on February 23, 2022, Thoma Bravo emailed representatives of Goldman Sachs and Qatalyst Partners a finance call agenda.

Also on February 23, 2022, a representative of Strategic Firm D contacted a representative of Qatalyst Partners to reach out about scheduling a further meeting with Anaplan.

On February 24, 2022, Reuters published an article reporting that Sachem Head Capital Management L.P. (“Sachem Head”), an activist investor, had acquired a purported 9% stake in Anaplan.

Also on February 24, 2022, the Anaplan Board held a special meeting with members of Anaplan management and representatives of Goldman Sachs, Gunderson and Skadden present, during which Mr. Calderoni updated the Anaplan Board about the acquisition process, and noted that Strategic Firm D and five potential private equity acquirers (Thoma Bravo, Private Equity Firm A, Private Equity Firm B, Private Equity Firm C, and Private Equity Firm E) remained involved in the process. It was noted that all potential acquirers that remained in the process would be asked to submit first round bids with respect to a proposed acquisition of Anaplan by March 8, 2022. In addition, Goldman Sachs updated the Anaplan Board with respect to Corvex’s director nomination request, and Mr. Calderoni noted the recent Reuters article with respect to Sachem Head’s investment in Anaplan. The Anaplan Board discussed certain other matters relating to evaluating the candidacy of the Corvex representative as a member of the Anaplan Board.

During the period from February 25, 2022 and through March 8, 2022, Anaplan’s management and advisors determined that Strategic Firm D was not engaging in the same level of diligence or progressing as quickly in its diligence procedures and outreach to Anaplan as the five potential private equity acquirers.

On February 25, 2022, representatives of Anaplan held a financial diligence session with representatives of Private Equity Firm B.

Also on February 25, 2022, representatives of Anaplan held financial diligence and sales and marketing diligence sessions with representatives of Private Equity Firm E.

Also on February 25, 2022, representatives of Anaplan met with representatives of Private Equity Firm A to provide Anaplan’s management presentation and to discuss due diligence matters.

Also on February 25, 2022, representatives of Anaplan management held an additional financial diligence session with Thoma Bravo.

On February 28, 2022, representatives of Anaplan, Goldman Sachs and Qatalyst Partners held a meeting with representatives of Private Equity Firm C for a combined management and financial due diligence meeting. Thereafter, representatives of Private Equity Firm C requested a follow-up product demonstration.

Also on February 28, 2022, Anaplan received a director nomination notice from Sachem Head, delivered in accordance with Anaplan’s bylaws, requesting three seats on the Anaplan Board. The notice also requested declassification of the Anaplan Board, and the repeal of any amendments to Anaplan’s bylaws that had been passed since March 29, 2019. Later on February 28, 2022, Mr. Calderoni held a meeting with Sachem Head to discuss the possibility of entering into a non-disclosure agreement with Anaplan to permit Anaplan to share material non-public information with Sachem Head. Sachem Head subsequently declined the opportunity to enter into a non-disclosure agreement.

On March 1, 2022, representatives of Goldman Sachs and Qatalyst Partners delivered process letters to each of Thoma Bravo, Private Equity Firm A, Private Equity Firm B, Private Equity Firm C, and Private Equity Firm E outlining the process for submitting first round bids by March 8, 2022. Representatives of Goldman Sachs and Qatalyst Partners also engaged in outreach to Strategic Firm D to ensure it understood upcoming timing expectations for a bid to acquire Anaplan.

On March 3, 2022, Anaplan provided limited data room access to Strategic Firm D.

Also on March 3, 2022, Mr. Calderoni and Mr. Mehta met in person with representatives of Thoma Bravo to discuss Anaplan and Thoma Bravo’s interest in acquiring Anaplan. There was no discussion of the future employment or compensation of Anaplan’s management following any potential sale transaction, if agreed upon.

On March 4, 2022, representatives of Anaplan, Goldman Sachs and Qatalyst Partners held a telephonic conference with representatives from Private Equity Firm C for a product demonstration.

Also on March 4, 2022, representatives of Goldman Sachs and Qatalyst Partners held a telephonic conference with representatives from Private Equity Firm A regarding financial due diligence requests.

On March 5, 2022, Mr. Calderoni held a telephonic conference with Mr. Orlando Bravo of Thoma Bravo to discuss Thoma Bravo’s interest in acquiring Anaplan. There was no discussion of the future employment or compensation of Anaplan’s management following any potential sale transaction, if agreed upon.

On March 7, 2022, representatives of Goldman Sachs and Qatalyst Partners again reached out to Strategic Firm D to reiterate that first round bids would be due on March 8, 2022.

Also on March 7, 2022, Mr. Calderoni met with representatives of Corvex, during which the Corvex representatives informed Mr. Calderoni that Corvex and Sachem Head had entered into an advocacy agreement and had formed a “group” for SEC purposes. As a result, their combined ownership interests in Anaplan would require Corvex and Sachem Head to file a Schedule 13D with the SEC by no later than March 17, 2022.

Also on March 7, 2022, Mr. Calderoni and Mr. Mehta met in person with representatives from Private Equity Firm B to discuss Anaplan and Private Equity Firm B’s interest in acquiring Anaplan. There was no discussion of the future employment or compensation of Anaplan’s management following any potential sale transaction, if agreed upon.

On March 8, 2022, representatives of Goldman Sachs and Qatalyst Partners held telephonic conferences with representatives of Private Equity Firm A and Thoma Bravo to notify them that bids would be posting later that day. A representative of Thoma Bravo delivered a strong message on the speed and certainty that would be reflected in Thoma Bravo’s bid.

Later on March 8, 2022, Anaplan received non-binding letters of intent from Thoma Bravo, with an initial bid of $63.00 per share in cash, Private Equity Firm A, with an initial bid range of $58.00 to $62.00 per share in cash, Private Equity Firm C, with an initial bid range of $58.00 to $68.00 per share in cash, and Private Equity Firm E, with an initial bid of $51.00 per share in cash. Private Equity Firm B did not submit a bid on March 8. Thoma Bravo’s bid also indicated that it would be prepared to commit to fully finance the Merger Consideration payable in the transaction with equity from Thoma Bravo’s investment fund, and had requested exclusivity to permit Thoma Bravo to finalize its diligence and enter into a definitive agreement with Anaplan within a week following its bid submission on March 8, 2022. In addition to indicating the ability to sign a definitive agreement within a week, as opposed to the three weeks or longer timelines proposed by each of the other bidders, Thoma Bravo’s bid was the only bid received that did not require additional equity partners. Each of the bids from Private Equity Firm A, Private Equity Firm C and Private Equity Firm E indicated that they would require equity partners as well as debt financing in connection with the transaction.

On March 9, 2022, the Advisory Committee held a special meeting with members of Anaplan management and representatives of Goldman Sachs, Qatalyst Partners, Gunderson and Skadden present. Representatives of Goldman Sachs and Qatalyst Partners reviewed the status and prior outreach of the strategic review process, and evaluated the initial bids of each of Thoma Bravo, Private Equity Firm A, Private Equity Firm C and Private

Equity Firm E. The Advisory Committee and Anaplan management discussed convening the Anaplan Board on March 10, 2022 to consider the bids received from the potential private equity acquirers in more detail.

Also on March 9, 2022, Private Equity Firm B, which had remained in the process but did not submit a bid on March 8, 2022, indicated that it would not be further evaluating an acquisition of Anaplan.

On March 10, 2022, the Advisory Committee held a special meeting with members of Anaplan management and representatives of Goldman Sachs, Gunderson and Skadden present. The Advisory Committee discussed the meeting that took place among representatives of Anaplan and Corvex on March 7, 2022 in which Corvex and Sachem Head had indicated that they would be filing a Schedule 13D no later than March 17, 2022. Representatives of Goldman Sachs reviewed potential responses to the two director nomination requests and other proposals made by Corvex and Sachem Head. The Advisory Committee determined to recommend that the Anaplan Board seek to minimize the potential disruption that Corvex and Sachem Head could cause on the ongoing strategic review process.

Later on March 10, 2022, the Anaplan Board held a special meeting at which members of Anaplan management and representatives of Goldman Sachs, Qatalyst Partners, Gunderson and Skadden were present. Mr. Mehta reviewed the final financial projections package (collectively the “Financial Projections”) which had been prepared by Anaplan’s management team. Representatives of Goldman Sachs and Qatalyst Partners provided an overview of Anaplan’s process in approaching fourteen parties that were viewed as having an interest in acquiring Anaplan and the financial capacity to consummate an acquisition to take part in the strategic review process, with representatives of Goldman Sachs and Qatalyst Partners initially approaching potential strategic acquirers and then subsequently approaching potential private equity acquirers to seek to solicit credible bids to acquire Anaplan. Representatives of Goldman Sachs and Qatalyst Partners reported that ten potential acquirers meaningfully engaged in preliminary diligence and in various discussions with Anaplan management, with four potential strategic acquirers and six potential private equity acquirers having received management presentations. Representatives of Goldman Sachs and Qatalyst Partners noted that all but one potential strategic acquirer, Strategic Firm D, had indicated that it would not further consider evaluating an acquisition of Anaplan, and that Strategic Firm D had not submitted a bid when other first round bids were received and had still not submitted a bid as of the time of the meeting. Representatives of Goldman Sachs and Qatalyst Partners noted that Thoma Bravo’s offer likely had more closing certainty insofar as Thoma Bravo did not require an additional equity partner or debt financing, and since Thoma Bravo indicated it could execute a definitive agreement with respect to a transaction in a week. Representatives of Goldman Sachs and Qatalyst Partners presented certain preliminary valuation analyses based on the Financial Projections. Representatives of Goldman Sachs and Qatalyst Partners also shared their perspective that, for the private equity bidders that had submitted bids that included a range of values, they would likely require significant additional time and diligence work to finalize their views on valuation and as such, there was significant uncertainty as to whether a more concrete offer at the higher end of their indicated ranges would ultimately be a realistic possibility. Representatives of Gunderson also reviewed with the Anaplan Board its fiduciary duties in connection with a strategic review process, including a potential sale of Anaplan. Representatives of Gunderson also reviewed the timing and procedural steps involved in the acquisition process. The Anaplan Board directed representatives of Goldman Sachs and Qatalyst Partners to indicate to Thoma Bravo that its proposal did not reflect the highest possible price of the bids received and that if Thoma Bravo wanted to purchase Anaplan, it would need to improve its offer.

Later on March 10, 2022, representatives of Goldman Sachs and Qatalyst Partners held a telephonic conference with representatives from Thoma Bravo to relay that Thoma Bravo’s proposal did not include the highest possible price as compared to other proposals received, and if it was interested in purchasing Anaplan, it needed to improve its offer.

On March 11, 2022, representatives of Anaplan held a product overview diligence session with representatives of Strategic Firm D.

Also on March 11, 2022, representatives of Thoma Bravo held a telephonic conference with representatives of Qatalyst Partners to discuss its bid. After discussing various concerns, the representatives of Thoma Bravo relayed that its “best and final” offer was $66.00 per share in cash (which offer continued to provide for full funding of the Merger Consideration via equity if debt financing was unavailable) and requested that Anaplan seek to execute a definitive agreement on the one-week timeline proposed by Thoma Bravo.

Later on March 11, 2022, the Anaplan Board held a special meeting at which members of Anaplan management and representatives of Goldman Sachs and Qatalyst Partners, Gunderson and Skadden were present. Representatives of Goldman Sachs and Qatalyst Partners provided an update on their recent discussions with Thoma Bravo and the “best and final” offer price Thoma Bravo made of $66.00 per share in cash. The Anaplan Board discussed the offer, the likelihood of other potential acquirers in the process exceeding the price offered by Thoma Bravo and various considerations relating to Thoma Bravo’s proposed timeline and price. After robust discussion, the Anaplan Board determined to direct Anaplan management, Goldman Sachs, Qatalyst Partners and Anaplan’s legal advisors to prioritize discussions with Thoma Bravo and see whether an acceptable definitive agreement could be reached with Thoma Bravo at the “best and final” offer price of $66.00 per share. Representatives of Skadden and Goldman Sachs then reviewed with the Anaplan Board Mr. Calderoni’s discussions with Corvex and Sachem Head, the director nomination proposals and other requests made by Corvex and Sachem Head and the fact that Corvex and Sachem Head had entered into an advocacy agreement that would cause them to become a “group” for SEC purposes and would require them to make a Schedule 13D filing by March 17, 2022 at the latest. Representatives of Goldman Sachs reviewed with the Anaplan Board potential strategies Anaplan could consider in responding to the various requests with respect to the director nomination and other proposals made by Corvex and Sachem Head. The Anaplan Board determined to seek to minimize the potential disruption that Corvex and Sachem Head could cause on the ongoing strategic review process. In executive session, the Anaplan Board also discussed Anaplan’s regularly scheduled equity award refresh grant cycle, and given the possibility that Anaplan may enter into a definitive agreement with a prospective acquirer, the Anaplan Board discussed the advisability of delaying the regularly scheduled equity award refresh grant cycle.

Later on March 11, 2022, the Compensation Committee of the Anaplan Board met to evaluate Anaplan’s regularly scheduled equity award refresh grant cycle, and to explain to Mr. Calderoni that given the possibility that Anaplan may enter into a definitive agreement with a prospective acquirer, the Compensation Committee had determined to delay the regularly scheduled equity award refresh grant cycle.

Also on March 11, 2022, representatives of Goldman Sachs and Qatalyst Partners reached out to each of Private Equity Firm A, Private Equity Firm C, and Private Equity Firm E. Representatives of Goldman Sachs and Qatalyst Partners informed Private Equity Firm E that its bid of $51.00 per share was not competitive with other bidders in Anaplan’s strategic review process. Representatives of Goldman Sachs and Qatalyst Partners relayed to Private Equity Firm A and Private Equity Firm C that Anaplan would allow each of Private Equity Firm A and Private Equity Firm C to team up with another potential private equity acquirer consistent with their request to do so in their bid letters (but instructed each such party not to independently seek such a potential partner just yet while Anaplan organized additional diligence materials to open up to Private Equity Firm A and Private Equity Firm C during the week of March 21, 2022).

On March 12, 2022, Messrs. Calderoni and Beauchamp and representatives of Corvex and Sachem Head met to discuss the nominations made by Corvex and Sachem Head to the Anaplan Board and the other proposals made by the investors, among other topics, and resolved to stay in touch with respect to a possible settlement agreement or coordination with respect to any future Schedule 13D filing or other public announcements to be made with respect to the activists’ ownership interests in Anaplan.

Also on March 12, 2022, Anaplan opened a comprehensive virtual data room to begin sharing detailed financial, operational and legal diligence materials and the first draft of the Merger Agreement with Thoma Bravo and its advisors. From March 12, 2022 through March 20, 2022, additional diligence materials were exchanged and several diligence calls and other discussions relating to a potential sale of Anaplan to Thoma Bravo were held with members of Anaplan management, representatives of Goldman Sachs, Qatalyst Partners and Gunderson, and representatives of Thoma Bravo and Thoma Bravo’s outside advisors, including Kirkland & Ellis LLP (“Kirkland”), Thoma Bravo’s outside legal counsel.

On March 15, 2022, representatives of Goldman Sachs and Qatalyst Partners held a telephonic conference with Strategic Firm D to inform it that the process had accelerated with a different potential acquirer and that Anaplan may engage in an alternative transaction with such potential acquirer if the potential strategic acquirer did not promptly submit a bid. Strategic Firm D, the sole remaining potential strategic acquirer, did not subsequently engage or offer a bid with respect to an acquisition of Anaplan.

On March 16, 2022, Kirkland sent a revised draft of the Merger Agreement and initial drafts of the Equity Commitment Letter and Limited Guaranty to Gunderson. Open issues in the revised draft covered a variety of topics, including the treatment of unvested equity awards, the sizes of the termination fee payable by Anaplan in certain circumstances and the reverse termination fee payable by Sponsor in certain circumstances, and remedies available to the parties in the event of breach.

On March 17, 2022, Gunderson discussed material issues raised in Kirkland’s draft of the Merger Agreement with members of Anaplan management, and representatives of Goldman Sachs, Qatalyst Partners and Skadden. Gunderson then sent revised drafts of the Merger Agreement, Equity Commitment Letter, and Limited Guaranty to Kirkland.

Also on March 17, 2022, Corvex and Sachem Head made their respective Schedule 13D filings with respect to their ownership interests in Anaplan.

On March 18, 2022, the Anaplan Board held a regularly scheduled meeting of the Anaplan Board, at which members of Anaplan management were present. Among other matters discussed at the meeting, the Anaplan Board approved the annual operating budget which contained financial projections consistent with the Financial Projections but with only a single year of operations forecast. Representatives of Goldman Sachs, Qatalyst Partners, Gunderson and Skadden were present for a portion of the meeting. During this portion of the meeting, representatives of Goldman Sachs and Qatalyst Partners updated the Anaplan Board on subsequent activities of management, Goldman Sachs and Qatalyst Partners and Anaplan’s legal counsel. The representatives of Goldman Sachs and Qatalyst Partners described the prioritized diligence activities Anaplan had engaged in with Thoma Bravo, and the subsequent outreach representatives of Goldman Sachs and Qatalyst Partners engaged in with Private Equity Firm A, Private Equity Firm C, Private Equity Firm E, and Strategic Firm D. Representatives of Gunderson updated the Anaplan Board with respect to the status of ongoing negotiations with Thoma Bravo and other status updates with respect to the transaction process. Representatives of Skadden updated the Anaplan Board with respect to the additional discussions amongst Anaplan management and representatives of Corvex and Sachem Head and the Schedule 13D filings made by Corvex and Sachem Head on March 17, 2022. After representatives of Goldman Sachs, Qatalyst Partners and Skadden left the meeting, the Anaplan Board discussed the treatment of equity awards in the Merger Agreement, and the fact that Anaplan’s regularly scheduled equity award refresh grant cycle was delayed due to the pending discussions with potential prospective acquirers. The Anaplan Board considered the fact that Thoma Bravo’s offer was a “best and final” offer at a price for $66.00 per share of Anaplan common stock, and in light of that fact, the Anaplan Board believed that it would be appropriate for management to engage with Thoma Bravo to discuss appropriate mechanisms to facilitate employee retention during the interim period between signing of a definitive agreement and closing of a transaction, including making regularly scheduled equity refresh grants and providing for partial acceleration of unvested equity awards upon closing.

Later on March 18, 2022, Kirkland sent revised drafts of the Merger Agreement, Equity Commitment Letter, and Limited Guaranty to Gunderson.

On March 19, 2022, Mr. Calderoni held a telephonic conference with representatives of Thoma Bravo to discuss outstanding issues pertaining to the Merger Agreement, including the treatment of equity awards in the transaction. Later that day Gunderson sent revised drafts of the Merger Agreement, Equity Commitment Letter, and Limited Guaranty to Kirkland. Also later that day, the Anaplan Board directed Goldman Sachs and Qatalyst Partners to utilize the Financial Projections for the purpose of evaluating the fairness of the proposed transaction with Thoma Bravo.

During the morning of March 20, 2022, Kirkland and Gunderson finalized the Merger Agreement, resolving the open issues identified above, including with the equity awards receiving the treatment as provided in the section below captioned “The Merger Agreement—Merger Consideration—Outstanding Equity Awards”.

Later on March 20, 2022, the Anaplan Board held a special meeting at which members of Anaplan management and representatives of Goldman Sachs, Qatalyst Partners, Gunderson and Skadden were present. Mr. Calderoni updated the Anaplan Board with respect to Anaplan management’s interactions with Thoma Bravo throughout the week and the progress towards agreeing to a proposed final merger agreement to be entered into with Thoma Bravo. Following the discussion, representatives of Goldman Sachs reviewed with the Anaplan Board its financial analyses of the proposed transaction and rendered an oral opinion to the Anaplan Board, subsequently confirmed by delivery of its written opinion, dated March 20, 2022, to the Anaplan Board that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the $66.00 in cash per share of Anaplan Common Stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (see the section of this Proxy Statement captioned “The Merger—Opinions of Anaplan’s Financial Advisors—Opinion of Goldman Sachs, Financial Advisor to Anaplan” for further details). Representatives of Qatalyst Partners then presented certain financial analyses with respect to the proposed transaction with Thoma Bravo and rendered its opinion orally, that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth in its opinion, the $66.00 in cash per share of Anaplan Common Stock to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders (see the section of this Proxy Statement captioned “The Merger—Opinions of Anaplan’s Financial Advisors—Opinion of Qatalyst Partners, Financial Advisor to Anaplan” for further details). Representatives of Gunderson then reviewed the fiduciary duties of the Anaplan Board in connection with the proposed transaction with Thoma Bravo and reviewed the material terms of the Merger Agreement, Equity Commitment Letter, and Limited Guaranty. The Anaplan Board evaluated its reasons for, and certain risks and other potentially negative factors relating to, the proposed transaction with Thoma Bravo as described under the section of this Proxy Statement captioned “The Merger— Recommendation of the Board of Directors and Reasons for the Merger.” After additional discussions of the proposed transaction and the matters summarized for the Anaplan Board at the special meeting, the Anaplan Board unanimously (i) determined that the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, to be advisable and fair to, and in the best interests of, Anaplan and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (iii) recommended that Anaplan’s stockholders approve the Merger and the adoption of the Merger Agreement and (iv) resolved that the Merger Agreement shall be submitted to Anaplan’s stockholders for approval at a special meeting of Anaplan stockholders duly held in accordance with the DGCL and Anaplan’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws.

Later in the day on March 20, 2022, the parties executed the Merger Agreement, Equity Commitment Letter, and Limited Guaranty.

Also on March 20, 2022, a press release was issued announcing the Merger.

On March 21, 2022, Sachem Head filed an amendment to its Schedule 13D reporting that the advocacy agreement between Sachem Head and Corvex was terminated on March 21, 2022, and that Sachem Head was no longer subject to the reporting obligations of Section 13(d) of the Securities Exchange Act of 1934.

On March 22, 2022, Corvex filed an amendment to its Schedule 13D reporting that the advocacy agreement between Corvex and Sachem Head was terminated on March 21, 2022 and that Corvex was no longer subject to the reporting obligations of Section 13(d) of the Securities Exchange Act of 1934. Corvex’s amended Schedule 13D also indicated that Corvex had withdrawn its director nomination notice.

On March 23, 2022, Anaplan received notice from Sachem Head that it had withdrawn its director nomination notice and requests to declassify the Anaplan Board and to repeal any amendments to Anaplan’s bylaws that had been passed since March 29, 2019.

Recommendation of the Board of Directors and Reasons for the Merger

Recommendation of the Board of Directors

The Board of Directors, at a meeting held on March 20, 2022, unanimously (1) determined that the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, to be advisable and fair to, and in the best interests of, Anaplan and its stockholders, (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, in accordance with the requirements of the DGCL, (3) recommended that Anaplan’s stockholders approve the Merger and the adoption of the Merger Agreement and (4) resolved that the Merger Agreement shall be submitted to Anaplan’s stockholders for approval at a special meeting of Anaplan stockholders duly held in accordance with the DGCL and the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws.

The Board of Directors unanimously recommends that you vote (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan to its named executive officers in connection with the Merger.

Reasons for the Recommendation of the Anaplan Board

In evaluating the Merger Agreement and the transactions contemplated thereby, the Anaplan Board consulted with Anaplan’s senior management, its financial advisors, Goldman Sachs and Qatalyst Partners, and legal advisors at Gunderson and Skadden and considered, analyzed and relied upon a wide and complex range of factors. Based on these consultations, considerations and analyses, and the factors discussed below, the Anaplan Board unanimously determined that entering into the Merger Agreement would yield the highest value reasonably available for Anaplan’s stockholders and is advisable and fair to and in the best interests of Anaplan and its stockholders.

In making its determination and recommendation of the Merger to Anaplan’s stockholders, the Anaplan Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

Anaplan’s Financial Condition and Prospects. The Anaplan Board considered the current and historical financial condition and results of operations of Anaplan, as well as the strategic objectives and future prospects for Anaplan if it were to remain an independent company. The Anaplan Board reviewed Anaplan’s current financial operating plan, including the risks and uncertainties associated with executing upon and achieving the plan. The Anaplan Board believes, on this basis, that the Merger Consideration fairly reflects Anaplan’s intrinsic value, including its potential for future growth in light of the risks and uncertainties faced by Anaplan.

Ability to Remain Independent. The Anaplan Board considered the ability of Anaplan to remain independent and the risks and costs associated with doing so, including:

•	Industry Risks. The Anaplan Board considered relevant industry risks, including the potential for reduced growth rates as the software as a service (SaaS) industry matures.

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Competitive Risks. The Anaplan Board considered Anaplan’s competitive position in the SaaS industry, including current and potential future competition from larger and better funded companies which might have competitive advantages from their broader commercial scope and economies of scale in pricing, and other competitors with less advanced product offerings catching up to Anaplan.

•	Execution Risks. The Anaplan Board considered execution risks facing Anaplan, including go-to-market execution challenges that Anaplan may face.

Complete Company Sale. The Anaplan Board believed that a 100% acquisition of the company was most likely to maximize value for Anaplan stockholders as compared with remaining an independent company when taking into account the aforementioned risks and costs. The Anaplan Board also considered the fact that certain significant investors in Anaplan had privately expressed their view to Anaplan that a 100% acquisition of Anaplan would best maximize the value of Anaplan to all of Anaplan’s stockholders.

Results of Process Conducted. The Anaplan Board considered the fact that, prior to entry into the Merger Agreement with Parent, and following a “market check” in which representatives of Goldman Sachs and Qatalyst Partners, at the direction of the Anaplan Board, conducted an outreach initially to prospective strategic acquirers and subsequently to prospective private equity acquirers, none of the contacted acquirers (and no other potential strategic acquirers) other than Thoma Bravo, Private Equity Firm A, Private Equity Firm C, and Private Equity Firm E, submitted an offer to acquire Anaplan. The Anaplan Board considered the fact that Anaplan had engaged experienced financial and legal advisors to advise the Anaplan Board during the process. Based on the results of that process and the advice of Goldman Sachs and Qatalyst Partners, the Anaplan Board believed that the price offered by Parent was the highest that was reasonably attainable, particularly in light of the fact that the proposals received from other private equity bidders involved either an offer price expressed as a discrete number that was below the offer price from Parent or an offer price expressed as a range where all or a majority of the values in the range were below the offer price from Parent, as well as the belief of the financial advisors that for the private equity bidders that had submitted bids that included a range of values, they would likely require significant additional time and diligence work to finalize their views on valuation and as such, there was significant uncertainty as to whether a more concrete offer at the higher end of their indicated ranges would ultimately be a realistic possibility. The Anaplan Board also believed that the price offered by Parent was more favorable to the Anaplan stockholders than the potential value that would reasonably be expected to result from other competing proposals. The Anaplan Board also believed that an acquisition transaction with Parent was most likely to be consummated and could be consummated more quickly than other competing proposals, in light of the fact that (i) Parent’s proposal offered to fully backstop the aggregate Merger Consideration with equity funding from the Sponsor and (ii) the proposals received from other private equity bidders indicated that debt financing would be required and that the bidders desired to partner with other private equity firms in order to fund the remainder of the aggregate Merger Consideration offered.

Premium to Market Price. The Merger Consideration to be paid by Parent would provide Anaplan’s stockholders with the opportunity to receive a meaningful premium over the current market price of the shares of Anaplan common stock. The Anaplan Board reviewed the current and historical market prices with respect to the shares of Anaplan common stock, including the fact that Parent’s offer price of $66.00 per share constituted a premium of:

•	approximately 30% to $50.59, the closing price of Anaplan common stock on March 18, 2022, the last trading day preceding the day that the Merger Agreement was executed;

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approximately 57% to $41.99, the unaffected closing price of Anaplan common stock on February 23, 2022, the last full trading day prior to the issuance of a press release that Sachem Head had acquired a stake in Anaplan; and

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approximately 42% to $46.46, the 30-day volume weighted average closing price of the Anaplan common stock, and 43% to $46.02, the three-month volume weighted average closing price of the Anaplan common stock, in each case, ending as of the close of trading on March 18, 2022.

Ability to Negotiate Increased Offer Price. The Anaplan Board also considered the fact that Parent increased its offer price from its initial offer of $63.00 per share to $66.00 per share of Anaplan common stock and indicated that its offer price of $66.00 per share of Anaplan common stock was its “best and final” offer. The Anaplan Board believed that the price offered by Parent was the highest price reasonably attainable, in light of several factors, including without limitation the course of negotiations with Parent, the results of Goldman Sachs’ and Qatalyst Partners’ outreach to other potential acquirers and the likelihood of other potential acquirers making a higher offer.

Market Volatility and Uncertainty Regarding Similar Strategic Alternatives. The Anaplan Board also considered the volatility in the public markets and uncertainty of the availability to Anaplan of similar strategic alternatives in the future in light of current marketplace conditions.

Opinion of Goldman Sachs, Financial Advisor to Anaplan.

The Anaplan Board considered the financial analyses reviewed and discussed with the Anaplan Board by Goldman Sachs at a meeting of the Anaplan Board on March 20, 2022. At such meeting of the Anaplan Board, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated March 20, 2022, to the Anaplan Board that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the $66.00 in cash per share of Anaplan Common Stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 20, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Anaplan Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Anaplan common stock should vote with respect to the Merger, or any other matter.

Opinion of Qatalyst Partners, Financial Advisor to Anaplan

The Anaplan Board considered the financial analyses reviewed and discussed with the Anaplan Board by Qatalyst Partners at a meeting of the Anaplan Board on March 20, 2022. At such meeting of the Anaplan Board, Qatalyst Partners rendered to the Anaplan Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders.

The full text of Qatalyst Partners’ written opinion, dated March 20, 2022, is attached hereto as Annex C and is incorporated by reference herein. Qatalyst Partners’ opinion was provided to the Anaplan Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any holder of shares of Anaplan common stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Anaplan common stock will trade or otherwise be transferable at any time.

Financial Projections. The Anaplan Board considered the Financial Projections prepared by Anaplan’s senior management team. The Anaplan Board understood that these Financial Projections were based on assumptions and estimates that are difficult to project and were subject to high levels of uncertainty and also significant execution risk.

Cash Consideration. The Anaplan Board considered that the form of consideration to be paid to Anaplan stockholders in the Merger was all-cash and considered the certainty of value compared to other forms of consideration and immediate liquidity associated with such cash consideration, while eliminating the effect of long-term industry, competitive and execution risk.

Likelihood of Closing. The Anaplan Board concluded that the Merger would likely be consummated in an orderly manner as a result of a number of factors, including:

•	the meaningful premium over the market price of the shares of Anaplan common stock and certainty of value to Anaplan stockholders offered by Parent;

•	the business reputation and significant financial resources of Parent and willingness of Parent to consummate the Merger, including Sponsor’s track record of completing acquisition transactions;

•	the fact that Parent’s proposal offered to fully fund the aggregate Merger Consideration with equity funding from the Sponsor if necessary;

•

the fact that Parent had obtained a limited guaranty from the Sponsor guaranteeing full payment of the termination fee payable by Parent to Anaplan in the event of a failure of the Merger to be consummated under certain circumstances;

•

the likelihood and anticipated timing of completing the proposed Merger in light of the scope of the conditions to completion, including the fact that there were no anticipated significant issues in connection with the HSR Act and other antitrust clearances and other regulatory approvals;

•	that the Outside Date under the Merger Agreement is expected to allow for sufficient time to complete the Merger;

•

that the conditions to closing contained in the Merger Agreement are reasonable and customary in number and scope and which, in the case of the condition related to the accuracy of Anaplan’s representations and warranties, are generally subject to a “Material Adverse Effect” qualification, as described under the section captioned “The Merger Agreement—Representations and Warranties” beginning on page 91; and

•

Anaplan’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement, and to enforce specifically the terms of the Merger Agreement, including to cause the Equity Financing contemplated by Sponsor’s equity commitment letter to be funded, regardless of whether Parent is able to obtain any debt financing for the transaction as described under the section captioned “The Merger Agreement—Specific Performance” beginning on page 112.

Speed of Closing. The Anaplan Board considered the anticipated timing of the consummation of the Merger and concluded that, subject to the satisfaction or waiver of the applicable conditions set forth in the Merger Agreement, the Merger would allow Anaplan stockholders to receive the consideration in a relatively short timeframe. The Anaplan Board also determined that such a relatively short timeframe would be expected to reduce the uncertainty and potential disruption to Anaplan’s business during the pendency of the Merger.

Merger Agreement. The Anaplan Board considered the terms and conditions of the Merger Agreement, including:

•

Ability to Respond to Certain Unsolicited Takeover Proposals. While Anaplan is prohibited from soliciting any acquisition proposal, the Merger Agreement does permit the Anaplan Board, subject to compliance with certain procedural requirements (including that the Anaplan Board determine in good faith, after consultation with its financial advisors and outside legal counsel, that an unsolicited acquisition proposal would reasonably likely lead to a superior proposal), (i) to furnish information with respect to Anaplan to a person making such unsolicited acquisition proposal and (ii) to participate in discussions or negotiations with the person making such unsolicited acquisition proposal.

•

Right to Accept Superior Proposals. In the event Anaplan receives a superior proposal, the Anaplan Board may withdraw or change its recommendation in favor of the Merger if the Anaplan Board determines in good faith, after consultation with its outside legal counsel and its financial advisors, that the failure to do so would be inconsistent with its fiduciary duties to Anaplan’s stockholders under applicable law. In order for the Anaplan Board to withdraw or change its recommendation in connection with a superior proposal, the Anaplan Board must first provide Parent with a right to negotiate with Anaplan to adjust the terms and conditions of the Merger Agreement so that such change in recommendation is no longer necessary. If the Anaplan Board terminates the Merger Agreement in order to accept a superior proposal, Anaplan must substantially concurrently pay Parent a termination fee of $293,122,500 in cash.

•

Change in Recommendation for an Intervening Event. If a specified Intervening Event (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Acquisition Proposals”) occurs, the Anaplan Board may withdraw or change its recommendation in favor of the Merger if the Anaplan Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to Anaplan’s stockholders under applicable law. In order for the Anaplan Board to withdraw or change its recommendation in connection with such an Intervening Event, the Anaplan Board must first provide Parent with a right to negotiate with Anaplan to adjust the terms and conditions of the Merger Agreement so that such change in recommendation is no longer necessary. In the event that the Anaplan Board withdraws or changes its recommendation in connection with an Intervening Event, Parent may terminate the Merger Agreement, in which case Anaplan must pay Parent a termination fee of $293,122,500 in cash within three business days after such termination.

•

Termination Fee. The Anaplan Board considered the fact that, in connection with the termination of the Merger Agreement under specified circumstances, including a termination by Anaplan to accept and enter into a definitive agreement with respect to superior proposal, Anaplan would be obligated to pay Parent a termination fee of $293,122,500. The Anaplan Board was of the view that this termination fee was comparable to termination fees in transactions of a similar size, was reasonable in light of the bidding and negotiation process that led to the execution of the Merger Agreement, as well as of the terms of the Merger Agreement itself, and was necessary to induce Parent to enter into the Merger Agreement. The Anaplan Board believed that the termination fee would not likely deter or preclude another party with interest in Anaplan and financial resources sufficient to consummate an alternative acquisition transaction with Anaplan, were one to exist, from making a competing proposal for Anaplan and would likely only be required to be paid in the event that the Anaplan Board entered into a transaction more financially favorable to Anaplan’s stockholders than the Merger.

•

Conditions to the Completion of the Transactions. The Anaplan Board considered the limited conditions to Parent’s obligations to consummate the Merger, including the condition that there not have occurred a change or event that would constitute a Material Adverse Effect (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Representations and Warranties”) that is continuing with respect to Anaplan. The Anaplan Board considered the fact that specified changes or events would be excluded from the determination whether Anaplan had experienced a Material Adverse Effect, particularly any change or event resulting from the announcement, pendency and consummation of the Merger.

•

Regulatory Undertaking by Parent. The Anaplan Board considered that the Merger is subject to a waiting period and appropriate regulatory clearance, and that Parent is obligated, subject to certain limitations, to use reasonable best efforts to obtain necessary regulatory approvals.

•

Financing Undertaking by Parent. The Anaplan Board considered that Sponsor provided an equity commitment for the Merger and the fact that Anaplan is a named third party beneficiary in the equity commitment letter. The Anaplan Board considered the fact that Parent’s obligation to complete the Merger is not conditioned upon the receipt of third-party debt financing or completion of any debt financing marketing period.

•

Specific Performance. The Anaplan Board considered Anaplan’s ability, under certain circumstances pursuant to the Merger Agreement, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement, including the obligations of Parent and Merger Sub to consummate the Merger and to cause the Equity Financing contemplated by Sponsor’s equity commitment letter to be funded.

•

Reverse Termination Fee. The Anaplan Board considered the fact that a reverse termination fee of $586,245,000 in cash is payable by Parent to Anaplan in the event that Parent does not proceed to consummate the Merger in certain circumstances following satisfaction or waiver of the conditions set forth in the Merger Agreement and that such payment obligation is supported by a guaranty provided by Sponsor with respect to Parent’s obligation to pay the reverse termination fee, indemnify and reimburse the Company for specified costs and expenses incurred in cooperating with any debt financing sought by Parent and pay certain other amounts under the Merger Agreement (as described in the below section captioned “The Merger—Financing of the Merger”).

•

Appraisal Rights. The Anaplan Board considered the fact that Anaplan’s stockholders who do not vote their shares in favor of adoption of the Merger Agreement and who properly exercise their appraisal rights under Delaware law will be entitled to such appraisal rights with respect to such shares in connection with the Merger, subject to the provisions of Section 262 of the DGCL.

The Anaplan Board also considered a variety of risks and other potentially negative factors relating to the Merger in making its determination and reaching its recommendation, including the following (which factors are not necessarily presented in order of relative importance):

No Stockholder Participation in Future Growth or Earnings. The Anaplan Board considered the fact that the nature of the Merger as an all-cash transaction means that Anaplan stockholders would no longer be able to participate in any future earnings or growth of Anaplan or benefit from any appreciation in the value of Anaplan following the consummation of the Merger, which earnings or growth could have resulted, if Anaplan had remained independent, in future prices for shares of the Anaplan common stock in excess of the Merger Consideration.

Risk of Non-Consummation. The Anaplan Board considered the fact that, while Anaplan expects that the Merger will be consummated, there can be no assurance that the conditions to the Merger will be satisfied, and that, as a result, the Merger may not be consummated. The Anaplan Board considered the potential risks associated with a failure of the Merger to be consummated, including (i) the extensive time and effort expended by Anaplan’s directors, senior management and other employees during the pendency of the proposed Merger, (ii) the significant transaction-related costs and opportunity costs incurred by Anaplan, (iii) the trading price for shares of Anaplan’s common stock could be negatively impacted, (iv) Anaplan’s business could be disrupted and negatively impacted, including loss of business partners and employees, and (v) the market’s perceptions of Anaplan’s prospects could be adversely affected.

Restrictions on Conduct of Business. The Anaplan Board considered the limitations on Anaplan’s pursuit of business opportunities during the pendency of the Merger due to certain covenants contained in the Merger Agreement requiring Anaplan to operate its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, to comply with certain other operating restrictions. Such restrictions could delay or prevent Anaplan from pursuing business opportunities that may arise during the pendency of the proposed Merger and/or have a significant adverse effect on Anaplan’s ability to respond to changing market and business conditions, in a timely manner, or at all.

Impact of Negotiation and Announcement. The Anaplan Board considered the impact on Anaplan’s business of the negotiation and public announcement of the proposed Merger, including the potentially negative effects that the negotiation and announcement may have on Anaplan’s business relationships and its ability to attract and retain key management, technical and other personnel while the Merger is pending.

Inability to Solicit Other Acquisition Proposals. The Anaplan Board considered the covenant in the Merger Agreement prohibiting Anaplan from soliciting other competing acquisition proposals.

Termination Fee. The Anaplan Board considered the possibility that the $293,122,500 termination fee could potentially dissuade a potential acquirer from proposing an alternative acquisition transaction that could be of greater value to Anaplan stockholders than the Merger.

Antitrust Clearance. The Anaplan Board considered the fact that completion of the Merger is subject to antitrust clearance in the United States.

Possible Loss of Key Management or Other Personnel. The Anaplan Board considered the risk of the possible loss of key management or other personnel of Anaplan during the pendency of the Merger.

Interests of the Board and Management. The Anaplan Board considered the fact that Anaplan’s directors and officers may have financial interests in the transactions contemplated by the Merger Agreement, including the Merger, that may be different from or in addition to those of Anaplan’s other stockholders, and the risk that these interests might influence their decision with respect to the transactions contemplated by the Merger Agreement.

Tax Treatment. The Anaplan Board considered the fact that the cash consideration to be received by Anaplan stockholders in the Merger would be taxable to U.S. Holders (as defined under the section captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”). However, the Anaplan Board noted that the all-cash nature of the consideration payable in the transactions contemplated by the Merger Agreement would provide such Anaplan stockholders with adequate cash for the payment of any taxes due.

The foregoing discussion of the reasons for the Anaplan Board’s recommendation that Anaplan stockholders vote in favor of adoption of the Merger Agreement is not meant to be exhaustive, but addresses the material information and factors considered by the Anaplan Board in consideration of its recommendation. In view of the wide variety of factors considered by the Anaplan Board in connection with the evaluation of the Merger and the complexity of these matters, the Anaplan Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, the Anaplan Board did not reach any specific conclusion with respect to any of the particular factors considered. Instead, the Anaplan Board conducted an overall analysis of the factors described above and made its determinations and recommendations based on the totality of the information reviewed. The judgments of individual members of the Anaplan Board may have been influenced to a greater or lesser degree by different factors. The Anaplan Board ultimately concluded that, in the aggregate, the potential benefits of the Merger outweighed the potential risks or negative consequences of the Merger.

For the reasons described above, the Anaplan Board unanimously recommends that Anaplan’s stockholders vote in favor of adoption of the Merger Agreement.

Opinions of Anaplan’s Financial Advisors

Opinion of Goldman Sachs, Financial Advisor to Anaplan.

At a meeting of the Anaplan Board held on March 20, 2022, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated March 20, 2022, to the Anaplan Board that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the $66.00 in cash per share of Anaplan common stock to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 20, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Anaplan Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Anaplan common stock should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	Anaplan’s Registration Statement on Form S-1, including the prospectus contained therein dated October 10, 2018, relating to Anaplan’s initial public offering;

•	annual reports to stockholders and Annual Reports on Form 10-K of Anaplan for the three fiscal years ended January 31, 2021;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Anaplan;

•	certain other communications from Anaplan to its stockholders;

•	certain publicly available research analyst reports for Anaplan; and

•	the Financial Projections prepared by Anaplan’s management and approved for Goldman Sachs’ use by Anaplan.

Goldman Sachs also held discussions with members of the senior management of Anaplan regarding their assessment of the past and current business operations, financial condition and future prospects of Anaplan; reviewed the reported price and trading activity for the shares of Anaplan common stock; compared certain financial and stock market information for Anaplan with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Anaplan Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Anaplan Board that the Financial Projections were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Anaplan. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Anaplan or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal.

Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs assumed that the Merger would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of Anaplan to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Anaplan; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of its opinion, to the holders (other than Parent and its affiliates) of shares of Anaplan common stock, of the $66.00 in cash per share of Anaplan common stock to be paid to the holders of such shares pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Anaplan; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Anaplan, or class of such persons, in connection with the Merger, whether relative to the $66.00 in cash per share of Anaplan common stock to be paid to the holders of shares of Anaplan common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion did not express any opinion as to the prices at which the shares of Anaplan common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Anaplan, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of Anaplan or Parent or the ability of Anaplan or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Anaplan Board in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Anaplan common stock should vote with respect to the Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the Anaplan Board in connection with rendering to the Anaplan Board the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 18, 2022, the last trading day before the public announcement of the Merger, and is not necessarily indicative of current market conditions.

Implied Transaction Premia and Multiples Analysis

Based on the closing price of $50.59 per share of Anaplan common stock on March 18, 2022, the last trading day prior to March 20, 2022, the date on which Goldman Sachs rendered its opinion to the Anaplan Board, Goldman Sachs calculated the following premia:

•	the Merger Consideration as a premium to the closing price of Anaplan common stock on March 18, 2022;

•	the Merger Consideration as a premium to the closing price of Anaplan common stock on March 8, 2022, the initial bid date;

•	the Merger Consideration as a premium to the intraday price of Anaplan common stock immediately prior to the first report of a potential activist investor stockholding in Anaplan on February 24, 2022;

•	the Merger Consideration as a premium to the closing price of Anaplan Common Stock on March 17, 2022, the date that Sachem Head and Corvex filed their respective Schedule 13D for Anaplan common stock;

•

the Merger Consideration as a premium to the price of Anaplan common stock immediately prior to the filing of Anaplan’s financial results for the fiscal quarter and full fiscal year ended January 31, 2022 on March 2, 2022;

•	the Merger Consideration as a premium to the volume weighted average prices of Anaplan common stock over the ten-day period ended March 18, 2022;

•	the Merger Consideration as a premium to the volume weighted average prices (“VWAP”) of Anaplan common stock over the thirty-day period ended March 18, 2022;

•	the Merger Consideration as a premium to the highest closing price of Anaplan common stock achieved during the 52-week period ended on March 18, 2022;

•	the Merger Consideration as a premium to the lowest closing price of Anaplan common stock achieved during the 52-week period ended on March 18, 2022;

The results of these analyses are summarized as follows:

Premium to
Current Price	30%
Initial Bid Date Price	47%
Pre-Activist Rumors Price	52%
Pre-Schedule 13D Filings Price	40%
Pre-Earnings Price	41%
10-Day VWAP	44%
30-Day VWAP	42%
52-Week High	(3)%
52-Week Low	62%

Illustrative Discounted Cash Flow Analysis

Using the Financial Projections, Goldman Sachs performed an illustrative discounted cash flow analysis of Anaplan to derive a range of illustrative present values per share of Anaplan common stock. Using the mid-year convention for cash flows and discount rates ranging from 11.0% to 13.0%, reflecting estimates of Anaplan’s weighted average cost of capital, Goldman Sachs discounted to present value as of January 31, 2022 (i) estimates of unlevered free cash flow for Anaplan, as reflected in the Financial Projections and referred to as “Unlevered Free Cash Flow (Less Stock Based Compensation and Excluding Cash Tax Savings from NOLs)” in the section of this Proxy Statement captioned “The Merger—Certain Financial Projections,” for the years 2023 through 2032 and (ii) a range of illustrative terminal values for Anaplan, which were calculated by applying an illustrative range of terminal year multiples ranging from 30.0x to 40.0x, to an estimated terminal year next twelve months, or “NTM,” unlevered free cash flow to be generated by Anaplan, as provided by management of Anaplan and approved for Goldman Sachs’ use by management of Anaplan. Based on the foregoing, Goldman Sachs also calculated implied terminal value to NTM revenue multiples which ranged from 4.1x to 5.4x. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, or the “CAPM”, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of terminal year multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account current enterprise value to unlevered free cash flow multiples of certain selected scaled software companies, as described below in the section captioned “—Selected Public Company Comparables”.

Goldman Sachs derived a range of illustrative enterprise values for Anaplan by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Anaplan the net debt of Anaplan as of January 31, 2022 and added the net present value of cash tax savings from federal net operating losses, as provided by the management of Anaplan and approved for Goldman Sachs’ use by management of Anaplan, to derive a range of illustrative equity values for Anaplan. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Anaplan, as provided by the management of Anaplan and approved for Goldman Sachs’ use by management of Anaplan, calculated using the treasury stock method, to derive a range of illustrative present values per share of Anaplan common stock ranging from $52.00 to $80.71.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Anaplan common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future NTM revenue and assumed one-year forward enterprise value to revenue multiples. For this analysis, Goldman Sachs used the Financial Projections for each of the fiscal years 2024 through 2026. Goldman Sachs first calculated the implied enterprise values for Anaplan as of January 31 for each of the years 2023 to 2025 by applying enterprise value to NTM revenue multiples of 8.0x to 12.0x to revenue estimates contained in the Financial Projections for each of the fiscal years 2024 to 2026. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical enterprise value to NTM revenue multiples for Anaplan and certain selected growth software companies, as described in the section below captioned “—Selected Public Company Comparables.” Goldman Sachs then subtracted the amount of Anaplan’s forecasted net debt (defined as gross financial debt less cash) as of January 31, 2023 to 2025, each as provided by the management of Anaplan and approved for Goldman Sachs’ use by the management of Anaplan, from the range of implied enterprise values to derive a range of illustrative equity values for Anaplan as of January 31 of each of the years 2023 to 2025. Goldman Sachs then divided the results by the number of projected fully diluted shares of Anaplan common stock, calculated using the treasury stock method, as of January 31 of each of the years 2023 to 2025, respectively, as provided by the management of Anaplan and approved for Goldman Sachs’ use by the management of Anaplan, to derive a range of implied future equity values per share. Goldman Sachs then discounted these implied equity values per share back to January 31, 2022 using an illustrative discount rate of 11.8% to derive implied present values of future shares prices as of January 31, 2022. The illustrative discount rate of 11.8% reflected an estimate of Anaplan’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Anaplan common stock of $46.14 to $87.94.

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the software industry announced between 2016 and 2021. For each of the selected transactions, Goldman Sachs calculated the estimated transaction enterprise value, which is (x) the announced per share consideration paid or payable in the applicable transaction multiplied by the number of fully diluted outstanding shares of the target company plus (y) the net debt of the target company, in each case based on data obtained from public filings. Goldman Sachs then calculated and compared the estimated transaction enterprise value (x) as a multiple of the target’s estimated NTM revenue from the announcement date of the transaction (which we refer to as the “NTM revenue multiple”) and (y) as a growth-adjusted multiple of the target’s estimated NTM revenue from the announcement date of the transaction (which we refer to as the “growth-adjusted NTM revenue multiple”), in each case based on Institutional Broker’s Estimate System consensus estimates and Wall Street Research.

Announcement Date	Acquirer	Target	NTM Revenue Multiple
April 2016	Vista Equity Partners Management, LLC	Cvent, Inc.	6.5x
May 2016	Vista Equity Partners Management, LLC	Marketo, Inc.	5.9x
June 2016	salesforce.com, inc.	Demandware, Inc.	8.9x
June 2016	Thoma Bravo, L.P.	Qlik Technologies Inc.	3.6x
July 2016	Oracle Corporation	NetSuite Inc.	9.1x
December 2017	Oracle Corporation	Aconex Limited	8.1x
January 2018	SAP SE	Callidus Software Inc.	8.3x
March 2018	salesforce.com, inc.	MuleSoft, Inc.	15.7x
October 2018	Twilio Inc.	SendGrid, Inc.	11.5x
November 2018	Vista Equity Partners Management, LLC	Apptio Inc.	7.0x
November 2018	Veritas Capital Fund Management, L.L.C. & Evergreen Coast Capital Corp.	athenahealth, Inc.	3.9x
February 2019	Hellman & Friedman LLC	The Ultimate Software Group, Inc.	8.4x
December 2019	Thoma Bravo, L.P.	Instructure Holdings, Inc.	6.5x
December 2020	salesforce.com, inc.	Slack Technologies, Inc.	28.4x
December 2020	Thoma Bravo, L.P.	RealPage, Inc.	8.2x
March 2021	Thoma Bravo, L.P.	Talend S.A.	7.4x
April 2021	Microsoft Corporation	Nuance Communications, Inc.	14.2x
April 2021	Thoma Bravo, L.P.	Proofpoint Inc.	9.4x
July 2021	Thoma Bravo, L.P.	Medallia, Inc.	10.8x
December 2021	SS&C Technologies Holdings, Inc.	Blue Prism Group PLC	5.8x

While none of the selected transactions or companies that participated in the selected transactions are directly comparable to the Merger or Anaplan, the companies that participated in the selected transactions are companies with operations, results, market sizes and product profiles that, for the purposes of analysis, may be considered similar to certain of those of Anaplan.

The foregoing analysis indicated an overall median NTM revenue multiple for the selected transactions of 8.2x, a median NTM revenue multiple for the selected transactions involving a strategic acquirer of 9.1x and a median NTM revenue multiple for the selected transactions involving a financial acquirer of 7.0x. Using this analysis and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative NTM revenue multiples of 8.0x to 12.0x to the next twelve months revenue of Anaplan reflected in the Financial Projections to derive a range of implied enterprise values for Anaplan. Goldman Sachs then subtracted from the range of implied enterprise values the net debt for Anaplan as of January 31, 2022, as provided by the management of Anaplan and approved for Goldman Sachs’ use by management of Anaplan, to derive a range of illustrative equity values for Anaplan. Goldman Sachs divided the results by the number of fully diluted outstanding shares of Anaplan common stock, calculated using the treasury stock method, as provided by the management of Anaplan and approved for Goldman Sachs’ use by management of Anaplan, to derive a range of implied values per share of Anaplan common stock, rounded to the nearest dollar, of $42 to $62.

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for 142 all-cash acquisition transactions announced from 2012 through February 2022, involving a public technology, media or telecommunication company based in the United States as the target where the disclosed enterprise value for the transaction was greater than $1 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s last closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 28% across the period. This analysis also indicated a 25th percentile premium of 18% and 75th percentile premium of 44% across the period. Using this analysis and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 18% to 44% to the undisturbed closing price per share of Anaplan common stock of $50.59 as of March 18, 2022 and calculated a range of implied equity values per share of Anaplan common stock, rounded to the nearest dollar, of $60 to $73.

Selected Public Company Comparables

Goldman Sachs reviewed and compared certain financial and stock market information for the following high-growth publicly traded corporations in the software industry, which are collectively referred to as the “selected growth software companies”:

•	Bill.com Holdings, Inc.

•	Okta, Inc.

•	Workiva Inc.

•	Coupa Software Incorporated

•	Avalara, Inc.

•	BlackLine, Inc.

•	Smartsheet Inc.

•	DocuSign, Inc.

•	Twilio Inc.

Goldman Sachs also reviewed and compared certain financial and stock market information for the following publicly traded corporations in the mature software industry, which are collectively referred to as the “selected scaled software companies”:

•	Workday, Inc.

•	ServiceNow, Inc.

•	Intuit Inc.

•	Palo Alto Networks, Inc.

•	Microsoft Corporation

•	Salesforce, Inc.

•	Adobe Inc.

•	Autodesk, Inc.

The selected growth software companies and the selected scaled software companies are collectively referred to as the “comparable companies.” Although none of the comparable companies is directly comparable to Anaplan, the companies included were chosen because they are publicly traded companies in the growth software industry and scaled software industry, respectively, with operations that for purposes of analysis may be considered similar to certain operations of Anaplan.

Goldman Sachs calculated and compared (i) the enterprise value as of March 18, 2022 as a multiple of revenue for Anaplan and the selected growth software companies for calendar year 2022 and (ii) the enterprise value as of March 18, 2022 as a multiple of unlevered free cash flows for calendar year 2022, in each case based on financial and trading data as of March 18, 2022 and information from Wall Street Research, publicly available historical and market data and IBES estimates.

The results of this analysis are summarized as follows:

Selected Growth Software Companies	NTM Revenue Multiples
Bill.com Holdings, Inc.	32.3x
Okta, Inc.	15.9x
Workiva Inc.	10.7x
Coupa Software Incorporated	10.0x
Avalara, Inc.	9.0x
BlackLine, Inc.	8.9x
Smartsheet Inc.	8.5x
DocuSign, Inc.	7.9x
Twilio Inc.	6.4x
Anaplan (based on Wall Street Research and publicly available information)	10.1x

Selected Scaled Software Companies	Enterprise Value / Unlevered Free Cash Flow Multiples
Workday, Inc.	54.4x
ServiceNow, Inc.	47.2x
Intuit Inc.	42.5x
Palo Alto Networks, Inc.	40.4x
Microsoft Corporation	32.8x
Salesforce, Inc.	31.7x
Adobe Inc.	30.6x
Autodesk, Inc.	21.7x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Anaplan or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Anaplan Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of Anaplan common stock of the $66.00 in cash per share of Anaplan common stock to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Anaplan, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between Anaplan and Parent and was approved by the Anaplan Board. Goldman Sachs provided advice to Anaplan during these negotiations. Goldman Sachs did not, however, recommend any specific merger consideration to Anaplan or the Anaplan Board or that any specific merger consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Anaplan Board was one of many factors taken into consideration by the Anaplan Board in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other Anaplan, Parent, any of their respective affiliates and third parties, including Corvex and Sachem Head, each of which is a significant stockholder of Anaplan (the “Significant Stockholders”), and Thoma Bravo, which is an affiliate of a significant equityholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the Merger.

Goldman Sachs acted as financial advisor to Anaplan in connection with, and participated in certain of the negotiations leading to, the Merger. During the two year period ended March 10, 2022, the Investment Banking Division of Goldman Sachs has not been engaged by Anaplan or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation.

Goldman Sachs has also provided certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the initial public offering of McAfee Corp. (“McAfee”), a portfolio company of Thoma Bravo, of 23,000,000 shares of its Class A common stock in October 2020; as financial advisor to Thoma Bravo with respect to its acquisition of RealPage, Inc. in April 2021; as bookrunner with respect to the initial public offering by Thoma Bravo Advantage, an affiliate of Thoma Bravo, of 100,000,000 units in January 2021; as financial advisor to McAfee in the sale of certain assets of its enterprise business in March 2021; as financial advisor to Thoma Bravo, with respect to its acquisition of Proofpoint, Inc. in August 2021; and as financial advisor to McAfee with respect to its sale in March 2022. During the two year period ended March 10, 2022, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Thoma Bravo and/or its affiliates and portfolio companies of approximately $175 million.

Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Anaplan, Parent, the Significant Stockholders, Thoma Bravo, and their respective affiliates and, as applicable, portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with the Significant Stockholders, Thoma Bravo and their respective affiliates from time to time and may have invested in limited partnership interests of affiliates of the Significant Stockholders or Thoma Bravo from time to time and may do so in the future.

The Anaplan Board selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated February 24, 2022, Anaplan engaged Goldman Sachs to act as one of its financial advisors in connection with the Merger. The engagement letter between Anaplan and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $56 million, $3 million of which became payable upon the presentation by Goldman Sachs to the Anaplan Board of the final results of the study Goldman Sachs undertook to determine whether it was able to render a fairness opinion in connection with the Merger Consideration and the delivery of its opinion, and the remainder of which is contingent upon the consummation of the Merger. In addition, Anaplan has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Qatalyst Partners, Financial Advisor to Anaplan

Anaplan retained Qatalyst Partners to act as one of its financial advisors in connection with a potential transaction such as the Merger and to evaluate whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Anaplan selected Qatalyst Partners to act as Anaplan’s financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Anaplan and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this Proxy Statement. At the meeting of the Anaplan Board on March 20, 2022, Qatalyst Partners rendered to the Anaplan Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated March 20, 2022, to the Anaplan Board following the meeting of the Anaplan Board.

The full text of Qatalyst Partners’ written opinion, dated March 20, 2022, is attached hereto as Annex C and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. The holders of Anaplan common stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Anaplan Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any holder of shares of Anaplan common stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Anaplan common stock will trade or otherwise be transferable at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this Proxy Statement as Annex C.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of Anaplan. Qatalyst Partners also reviewed the Financial Projections prepared by the management of Anaplan described in the section below captioned “—Projected Financial Information.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Anaplan with senior management of Anaplan. Qatalyst Partners also reviewed the historical market prices and trading activity for Anaplan common stock and compared the financial performance of Anaplan and the prices and trading activity of Anaplan common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Anaplan. With respect to the Financial Projections, Qatalyst Partners was advised by the management of Anaplan, and Qatalyst Partners assumed based on discussions with the management and board of Anaplan, that the Financial Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Anaplan of the future financial performance of Anaplan and other matters covered thereby. Qatalyst Partners assumed that the terms of the draft Merger Agreement reviewed by Qatalyst Partners would not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Anaplan or the contemplated benefits expected to be derived in the Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Anaplan or its affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Anaplan as to the existing and future technology and products of Anaplan and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Anaplan to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Anaplan. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Anaplan or any of its affiliates, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated March 20, 2022. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the Financial Projections, described in the section below captioned “The Merger—Certain Financial Projections”, and third-party research analyst consensus estimates as of March 18, 2022 (which are referred to as the “street case”). Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Anaplan common stock as of January 31, 2022 (which is the end of Anaplan’s most recent completed fiscal quarter and most recent balance sheet date) by:

•	adding:

(a)

the implied net present value of the estimated future unlevered free cash flows (which are referred to as the “UFCF”) of Anaplan, based on the Financial Projections for the fiscal year ending January 31, 2023 through fiscal year 2031 (which implied present value was calculated using a range of discount rates of 11.5% to 15.0%, based on an estimated weighted average cost of capital for Anaplan);

(b)

the implied net present value of a corresponding terminal value of Anaplan, calculated by multiplying Anaplan’s estimated UFCF of approximately $1.3 billion in fiscal year 2032, based on the Financial Projections (assuming a long-term cash tax rate of 18.5%, as provided by Anaplan management), by a range of fully diluted enterprise value to next-twelve-months’ estimated UFCF multiples of 17.5x to 30.0x (which were chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in item (a) above;

(c)

the cash and cash equivalents of Anaplan as of January 31, 2022, as reported in the press release reporting its financial results for the fiscal year ended January 31, 2022 (which was attached to the Current Report on Form 8-K filed March 2, 2022); and

(d)

the implied net present value of estimated federal tax savings due to its net operating losses for the fiscal years 2032 and beyond, discounted to present value using the same range of discount rates used in item (a) above; and

•	subtracting:

(a)	the value of Anaplan’s finance leases, as of January 31, 2022, as provided by Anaplan management; and

•

dividing the resulting amount by the number of fully diluted shares of Anaplan common stock outstanding (calculated utilizing the treasury stock method, which takes into account outstanding stock options, restricted stock units and performance share units, all as provided by Anaplan management) as of March 18, 2022, with each of the above-referenced estimated future UFCFs, terminal value and federal tax savings due to net operating losses for the fiscal years 2032 and beyond having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (approximately 2.0% to 4.6% annually throughout the projection period) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by Anaplan management.

Based on the calculations set forth above, this analysis implied a range of values for Anaplan common stock of approximately $40.62 to $78.98 per share.

Illustrative Selected Companies Analysis

Qatalyst Partners reviewed and compared selected financial information and public market multiples for Anaplan with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Anaplan, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon third-party research analyst consensus estimates as of March 18, 2022 and using the closing prices as of March 18, 2022 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully-diluted enterprise value divided by the estimated consensus revenue for the calendar year 2022 (which are referred to as the “CY2022E revenue multiples”), for each of the selected companies, as shown below:

Selected Companies	CY2022E Revenue Multiple
Qualtrics, LLC	13.5x
Workiva Inc.	11.1x
Coupa Software Incorporated	10.4x
Five9 Inc.	10.3x
Avalara, Inc.	9.3x
BlackLine, Inc.	9.2x
Smartsheet Inc.	9.0x
Zendesk, Inc.	8.7x
DocuSign, Inc.	8.1x
RingCentral, Inc.	6.6x

Based on an analysis of the CY2022E revenue multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative multiple range of 7.0x to 13.0x.

Qatalyst Partners then applied this range to Anaplan’s estimated revenue for calendar year 2022, based on the Financial Projections and based on the street case. Based on the fully diluted shares of Anaplan common stock outstanding as of March 18, 2022 (calculated utilizing the treasury stock method), this analysis implied (a) a range of values for Anaplan common stock of approximately $35.40 to $64.00 per share based on the Financial Projections for calendar year 2022 and (b) a range of values for Anaplan common stock of approximately $34.22 to $61.81 per share based on the street case for calendar year 2022.

No company included in the selected companies analysis is identical to Anaplan. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Anaplan, such as the impact of competition on Anaplan’s business or the industry in general, industry growth and the absence of any material adverse change in Anaplan’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Illustrative Selected Transactions Analysis

Qatalyst Partners compared twenty-three selected public company transactions, including transactions involving companies participating in similar lines of business to Anaplan or with similar business models, similar financial performance or other relevant or similar characteristics.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company as a multiple of last-twelve-months’ revenue of the target company (which are referred to as the “LTM revenue multiples”) and (b) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ revenue of the target company (which are referred to as the “NTM revenue multiples”).

Announcement Date	Target	Acquirer	LTM Revenue Multiple	NTM Revenue Multiple
12/01/20	Slack Technologies, Inc.	Salesforce.com, inc.	37.4x	29.0x
03/20/18	MuleSoft, Inc.	Salesforce.com, inc.	21.8x	15.7x

Announcement Date	Target	Acquirer	LTM Revenue Multiple	NTM Revenue Multiple
10/15/18	SendGrid, Inc.	Twilio Inc.	14.3x	11.5x
07/26/21	Medallia, Inc.	Thoma Bravo, L.P.	13.0x	10.8x
04/26/21	Proofpoint Inc.	Thoma Bravo, L.P.	10.8x	9.4x
07/28/16	NetSuite Inc.	Oracle Corporation	11.8x	9.1x
06/01/16	Demandware, Inc.	salesforce.com, inc.	11.2x	8.9x
03/08/21	Pluralsight, Inc.	Vista Equity Partners Management, LLC	9.8x	8.4x
02/04/19	The Ultimate Software Group, Inc.	Investors Group Inc.	10.0x	8.4x
01/29/18	Callidus Software Inc.	SAP SE	9.8x	8.3x
12/21/20	RealPage, Inc.	Thoma Bravo, L.P.	9.1x	8.2x
12/17/17	Aconex Limited	Oracle Corporation	9.4x	8.1x
06/12/19	Medidata Solutions, Inc.	Dassault Systèmes SE	8.8x	7.5x
03/10/21	Talend S.A.	Thoma Bravo, L.P.	8.5x	7.4x
11/11/18	Apptio Inc.	Vista Equity Partners Management, LLC	8.1x	7.0x
12/24/18	Mindbody, Inc.	Vista Equity Partners Management, LLC	7.8x	6.7x
04/18/16	Cvent, Inc.	Vista Equity Partners Management, LLC	8.0x	6.5x
12/04/19	Instructure Holdings, Inc.	Thoma Bravo, L.P.	7.7x	6.5x
08/01/16	Fleetmatics Group PLC	Verizon Communications Inc.	7.6x	6.3x
05/31/16	Marketo, Inc.	Vista Equity Partners Management, LLC	7.5x	5.9x
12/01/21	Blue Prism Group PLC	SS&C Technologies Holdings, Inc.	7.2x	5.8x
11/11/18	athenahealth, Inc.	Veritas Capital Fund Management, L.L.C. & Evergreen Coast Capital Corp.	4.3x	3.9x
05/18/16	inContact, Inc.	NICE Ltd.	4.2x	3.6x

Based on the analysis of the LTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 9.0x to 20.0x then applied this range to Anaplan’s last-twelve months’ revenue (calculated as the four quarters ended on January 31, 2022). Based on the fully diluted shares of Anaplan common stock outstanding as of March 18, 2022 (calculated utilizing the treasury stock method), this analysis implied a range of values for Anaplan common stock of approximately $34.90 to $75.05 per share.

Based on the analysis of the NTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 8.0x to 15.0x then applied this range to Anaplan’s estimated next-twelve-months’ revenue (calculated as the four quarters ending on January 31, 2022) based on the street case. Based on the fully diluted shares of Anaplan common stock outstanding as of March 18, 2022 (calculated utilizing the treasury stock method), this analysis implied a range of values for Anaplan common stock of approximately $38.83 to $71.00 per share.

No company or transaction utilized in the selected transactions analysis is identical to Anaplan or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Anaplan’s control, such as the impact of competition on Anaplan’s business or the industry generally, industry growth and the absence of any material adverse change in Anaplan’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by the Anaplan Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Anaplan. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Anaplan. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Anaplan common stock might actually trade or otherwise be transferable at any time.

Qatalyst Partners’ opinion and its presentation to the Anaplan Board was one of many factors considered by the Anaplan Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Anaplan Board with respect to the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Anaplan common stock (other than Parent or any affiliate of Parent) or of whether the Anaplan Board would have been willing to agree to different consideration. The Merger Consideration payable in the Merger was determined through arm’s-length negotiations between Anaplan and Thoma Bravo and was approved by the Anaplan Board. Qatalyst Partners provided advice to Anaplan during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Anaplan or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Anaplan, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Anaplan or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Anaplan or Parent and their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Anaplan with financial advisory services in connection with the Merger for which it will be paid an amount currently estimated at approximately $56 million, $150,000 of which was payable upon the execution of the engagement letter and $3 million of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, consummation of the Merger. Anaplan has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Anaplan has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

Certain Financial Projections

Anaplan’s senior management does not as a matter of course issue public financial projections as to future performance or earnings beyond the then current fiscal year or issue public financial projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with its strategic review process, including, without limitation, its evaluation of the Merger Agreement and the transactions contemplated thereby as described in this Proxy Statement, on March 6, 2022 Anaplan’s senior management prepared the Financial Projections set forth below (as defined in the section of this Proxy Statement captioned “The Merger—Background of the Merger”), which were provided to each of Goldman Sachs and Qatalyst Partners in connection with their respective fairness opinions. Anaplan approved the use of the Financial Projections by each of Goldman Sachs and Qatalyst Partners in performing their respective financial analyses. To give Anaplan stockholders access to certain non-public information that was available to the Anaplan Board at the time of the evaluation of the Merger and the Merger Agreement, Anaplan’s senior management has included these projections below, subject to the following qualifications and cautionary statements.

Anaplan management prepared the Financial Projections set forth below and delivered to the Anaplan Board, Goldman Sachs and Qatalyst Partners based on historical financial statements as well as a series of assumptions and estimates related to future results that it believed to be reasonable at the time, including assumptions and estimates relating to revenue growth, gross margin percentages, selling, general and administrative expenses, capital expenditures and related depreciation and amortization, and other relevant factors relating to Anaplan’s long-range operating plan, as well as how certain of these assumptions and estimates may change over time. The foregoing is a summary of certain key assumptions and estimates and does not purport to be a comprehensive overview of all assumptions and estimates reflected in the Financial Projections prepared by Anaplan’s senior management.

In addition to the Financial Projections set forth below, Anaplan management also prepared alternative sets of financial projections, one based on a more optimistic series of assumptions and estimates related to future results and another based on a more conservative series of assumptions and estimates related to future results. While Anaplan management reviewed such alternative sets of projections with the Anaplan Board in order to assist the Anaplan Board in assessing a range of possible outcomes should Anaplan remain an independent company, the Anaplan Board and management ultimately concluded that of the three sets of financial projections, the Financial Projections set forth below were based on the most reasonable series of assumptions and estimates related to future results and were the most reliable representation of future operating results, subject to the qualifications described herein. The Anaplan Board then directed Goldman Sachs and Qatalyst Partners to use such Financial Projections set forth below in connection with preparing their respective fairness opinions. Neither Goldman Sachs nor Qatalyst Partners used or relied upon the alternative sets of projections in connection with preparing their respective fairness opinions.

The Financial Projections set forth below, while presented with numerical specificity, necessarily were based on numerous assumptions and estimates that are inherently uncertain. Because the Financial Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. In addition, the Financial Projections would be affected by Anaplan’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the Financial Projections were based necessarily involve subjective judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Anaplan’s control. The Financial Projections also reflect assumptions as to certain business decisions that are subject to change. As such, there can be no assurance that the Financial Projections will be realized or that actual results will not be significantly higher or lower than those forecasted. The inclusion of the Financial Projections in this Proxy Statement should not be regarded as an indication that Anaplan, the Anaplan Board, Goldman Sachs, Qatalyst Partners, any of their respective affiliates, or any other recipient of this information considered, or now considers, such projections to be a reliable prediction of future results or any actual future events, and this information should not be relied upon as such. The inclusion of the Financial Projections herein should not be deemed an admission or representation by Anaplan that they are viewed by Anaplan as material information of Anaplan. No representation is made by Anaplan or any other person to any Anaplan stockholder regarding the Financial Projections or the ultimate performance of Anaplan compared to such information.

The Financial Projections did not give effect to any changes or expenses as a result of the Merger Agreement, the Merger or other transactions contemplated by the Merger Agreement, or any other effects of such matters. The Financial Projections were prepared solely for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles. No independent registered public accounting firm, has examined, compiled, nor performed any procedures with respect to the Financial Projections.

The Financial Projections are not being included in this document to influence the decision of Anaplan stockholders whether to vote in favor of adoption of the Merger Agreement, but rather because such Financial Projections, or portions of such Financial Projections, were provided to the Anaplan Board, Goldman Sachs and Qatalyst Partners. The information from the Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Anaplan contained in Anaplan’s public filings with the SEC.

All financial projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in Anaplan’s most recent Annual Report on Form 10-K. Please refer to discussion entitled “Forward-Looking Statements” on page 22.

As indicated above, Anaplan’s future financial results may materially differ from those expressed in the Financial Projections due to factors that are beyond management’s ability to control or predict. Anaplan cannot assure that any of the Financial Projections will be realized or that its future financial results will not materially vary from the Financial Projections. The Financial Projections do not take into account any circumstances or events occurring after the date they were prepared and have not been updated since their respective dates of preparation. They should not be utilized as public guidance and will not be provided in the ordinary course of Anaplan’s business in the future.

In light of the foregoing factors and the uncertainties inherent in the Financial Projections, Anaplan stockholders are cautioned not to place undue, if any, reliance on the Financial Projections included in this Proxy Statement, including in making a decision as to whether to vote in favor of adoption of the Merger Agreement.

Anaplan’s management developed the Financial Projections. Anaplan’s management directed each of Goldman Sachs and Qatalyst Partners to use the Financial Projections for purposes of performing its financial analyses in connection with rendering their respective fairness opinions for presentation to the Anaplan Board on March 20, 2022, as described in more detail above. The following is a summary of the Financial Projections presented to the Anaplan Board:

($ in millions)

Fiscal Year*	FY 23E	FY 24E	FY 25E	FY 26E	FY 27E	FY 28E	FY 29E	FY 30E	FY 31E	FY 32E
Revenue	$773	$1,019	$1,343	$1,771	$2,335	$3,036	$3,795	$4,553	$5,237	$5,760
% YoY Growth	31%	32%	32%	32%	32%	30%	25%	20%	15%	10%
Non-GAAP Operating Income(1)	($9)	($1)	$107	$229	$411	$607	$825	$1,070	$1,322	$1,555
% Margin	(1%)	(0%)	8%	13%	18%	20%	22%	24%	25%	27%
Unlevered Free Cash Flow(1) (2)	$23	$38	$123	$251	$434	$668	$892	$1,094	$1,290	$1,253
% Margin	3%	4%	9%	14%	19%	22%	24%	24%	25%	22%
Unlevered Free Cash Flow (Less Stock Based Compensation and Excluding Cash Tax Savings from NOLs)[3]	($170)	($187)	($159)	($103)	($10)	$145	$293	$441	$590	$759
% Margin	(22%)	(18%)	(12%)	(6%)	(0%)	5%	8%	10%	11%	13%

*	Anaplan’s fiscal year ends January 31.
(1)

“Non-GAAP Operating Income” is defined as total revenue less cost of goods sold and operating expenses, excluding the impact of stock-based compensation, employer payroll tax expense related to employee stock plans, business combination and other related costs, and amortization of acquired intangibles.

(2)

Unlevered free cash flow is calculated as non-GAAP operating income (loss), subtracting the impact of cash taxes, and adding or subtracting (as applicable) the net impact of depreciation and amortization, amortization of deferred commissions, changes in net working capital, capitalization of research and development costs, and capital expenditures. Through FY 31E, unlevered free cash flow reflecting cash tax savings from federal net operating losses was used by Qatalyst Partners in performing its financial analyses in connection with its opinion as described in more detail in the section above captioned “Opinion of Qatalyst Partners, Financial Advisor to Anaplan.”

(3)

Unlevered free cash flow (less stock-based compensation and excluding cash tax savings from NOLs) is calculated as non-GAAP operating income (loss), subtracting the impact of taxes excluding the impact of cash tax savings from NOLs and stock-based compensation expense, and adding or subtracting (as applicable) the net impact of depreciation and amortization, amortization of deferred commissions, capitalization of deferred commissions, changes in net working capital, change in deferred revenue, capitalization of research and development costs, and capital expenditures. Unlevered free cash flow less stock-based compensation and excluding cash tax savings from federal net operating losses was used by Goldman Sachs in performing its financial analyses in connection with its opinion as described in more detail in the section above captioned “Opinion of Goldman Sachs, Financial Advisor to Anaplan.”

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF THE FINANCIAL PROJECTIONS, ANAPLAN UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL

PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT AND ONLY TO THE EXTENT THAT MAY BE OTHERWISE REQUIRED BY APPLICABLE LAW.

Interests of Anaplan’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section below captioned “—Golden Parachute Compensation” were used:

•

the effective time is April 1, 2022, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (which we refer to as the “assumed effective time”);

•	the relevant price per share of Anaplan’s common stock is $65.21 per share, which is the closing price of Anaplan common stock as of the assumed effective time; and

•

the employment of each executive officer of Anaplan is terminated in an “involuntary termination without cause” or due to the executive officer’s resignation for “good reason” (as each such term is defined in the applicable plan), in each case, immediately following the assumed effective time.

Treatment of Equity-Based Awards

Treatment of Stock Options in the Merger

As of the Record Date, there were              outstanding options to acquire Anaplan common stock of which              options were “in-the-money” (that is, with an exercise price less than the Merger Consideration) and              options were “out-of-the-money” (that is, with an exercise price equal to or greater than the Merger Consideration). As of the Record Date, Anaplan’s directors and executive officers held              “in-the-money” options. The Merger Agreement provides that Anaplan’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:

Each Vested Company Stock Option outstanding to purchase shares of common stock and each Additional Vesting Company Stock Option will be cancelled and converted into the right to receive an amount in cash (without interest and subject to withholding for all required taxes) equal to the product of (1) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of common stock underlying such Vested Company Stock Option or Additional Vesting Company Stock Option and (2) the total number of shares of common stock subject to such Vested Company Stock Option or Additional Vesting Company Stock Option as of immediately prior to the Effective Time. Each Unvested Company Stock Option outstanding to purchase shares of common stock, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to withholding for all required taxes) equal to the product of (1) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of common stock underlying such stock option; and (2) the total number of shares of common stock subject to such option as of immediately prior to the Effective Time, and subject to the optionholder’s continued service with Parent or its subsidiaries until the applicable vesting date(s), vest and be payable at the same time as such Unvested Company Stock Options would have vested pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting). Each option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled without consideration.

For any Company Performance Option, (A) the performance metrics of such Company Performance Option will be deemed achieved as of immediately prior to the Effective Time at one hundred percent (100%) of the target levels of performance and (B) shall be treated like other Company Stock Options pursuant to the preceding paragraph, it being understood that (x) such Company Performance Option shall be deemed a Vested Company Stock Option with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance Option shall be deemed an Unvested Company Stock Option with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company Stock Option to vest subject to the optionholder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

Treatment of Restricted Stock Units in the Merger

As of the Record Date, there were              outstanding restricted stock units (rights to receive Anaplan shares),              of which were held by our directors and executive officers. As of the Effective Time, each Vested Company RSU and each Additional Vesting Company RSU will be cancelled and converted into the right to receive an amount in cash (without interest and subject to withholdings for all required taxes) equal to the product of (1) the Merger Consideration and (2) the total number of shares of common stock subject to such Vested Company RSU or Additional Vesting Company RSU immediately prior to the Effective Time. Each Unvested Company RSU will be cancelled and converted into the right to receive an amount in cash (without interest and subject to withholdings for all required taxes) equal to the product of (1) the Merger Consideration and (2) the total number of shares of common stock subject to such Unvested Company RSU immediately prior to the Effective Time, and subject to the RSU holder’s continued service with Parent or its subsidiaries through the applicable vesting date(s), vest and be payable at the same time as such Unvested Company RSUs would have vested pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting) and under the same conditions as such Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the cash amounts.

For any Company Performance RSU, (A) the performance metrics of such Company Performance RSU will be deemed achieved as of immediately prior to the Effective Time at 100% of the target levels of performance and (B) shall be treated like other Company RSUs pursuant to the preceding paragraph, it being understood that (x) such Company Performance RSU shall be deemed a Vested Company RSU with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance RSU shall be deemed an Unvested Company RSU with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company RSU to vest subject to the RSU holder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

Director Equity Awards

Non-employee members of the Board of Directors receive equity awards in consideration of their service on the Board of Directors. All such awards will vest in full upon the Effective Time and will be cancelled and paid out as described above.

Equity Interests of Anaplan’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying equity awards that are in-the-money (at the Merger Consideration, in the case of Company Stock Options) and are currently held by each of Anaplan’s executive officers and non-employee directors, in each case that either are currently vested or that will or may vest in connection with the Merger, assuming that the Effective Time occurs on April 1, 2022. A portion of the unvested shares underlying Company Stock Options held by our officers and directors are early exercisable and therefore subject to certain rights of repurchase by

Anaplan. The table also sets forth the values of these shares and equity awards based on the Merger Consideration (minus the applicable exercise price for the in-the-money options).

Name	Shares Held (#)		Shares Held ($)	Options Held (#)(1)	Options Held ($)	Restricted stock units Held (#)(2)	Restricted stock units Held ($)	Total ($)
Frank Calderoni	1,134,351	(3)	73,971,029	2,576,991	141,159,598	339,075	22,111,081	237,241,708
Vikas Mehta	39,427		2,571,035	0	0	238,381	15,544,825	18,115,860
Ana Pinczuk	54,867		3,577,877	174,746	4,670,577	204,708	13,349,009	21,597,462
William Schuh	21,690		1,414,405	0	0	202,688	13,217,284	14,631,689
David H. Morton, Jr.	1,212	(4)	79,035	0	0	0	0	79,035
Vivie Lee	1,173	(5)	76,491	0	0	0	0	76,491
Robert E. Beauchamp	55,567		3,623,524	137,770	7,531,957	3,537	230,648	11,386,128
Susan L. Bostrom	8,567		558,654	147,770	8,649,707	3,537	230,648	9,439,008
David Conte	258,567		16,861,154	2,770	57,007	3,537	230,648	17,148,808
Allan Leinwand	5,557		362,372	594	4,229	3,537	230,648	597,249
Brooke Major-Reid	1,676		109,292	0	0	3,537	230,648	339,940
Sandesh Patnam	2,122,687	(6)	138,420,419	2,770	57,007	3,537	230,648	138,708,074
Suresh Vasudevan	8,757		571,044	2,974	63,029	3,537	230,648	864,720
Yvonne Wassenaar	6,480		422,561	1,342	22,022	3,537	230,648	675,231

(1)

The directors and executive officers hold options to purchase an aggregate of 3,047,727 shares of common stock as set forth in this column. All such options are “in-the-money” and are either vested or will accelerate upon a change in control, assuming each of the executive officers will be subject to an “involuntary termination without cause” or will resign for “good reason” (any such termination or resignation, a “qualifying termination”), in each case, immediately following the assumed effective time of the change in control. The directors and executive officers hold no outstanding options to purchase Anaplan common stock that are “out-of-the-money.”

(2)

The amounts set forth in this column assume termination of employment in connection with the Merger and, in the aggregate, payment for 1,013,148 unvested restricted stock units held by the directors and executive officers.

(3)

Consists of (i) 752,892 shares of common stock held by Mr. Calderoni, (ii) 381,459 shares of common stock held by Frank Calderoni & Brenda Zawatski Living Trust U/A/D 3/11/05, of which Mr. Calderoni and his wife are trustees and beneficiaries.

(4)	As of March 7, 2022, based on information provided to the Company by Mr. Morton, a former executive officer.
(5)	As of March 11, 2022, based on information provided to the Company by Ms. Lee, a former executive officer.
(6)

Consists of (i) 59,283 shares of common stock by Mr. Patnam, (ii) 2,063,404 shares of common stock held by Napean Trading and Investment Company (Singapore) Pte. Ltd., an entity affiliated with Premji Invest. Mr. Patnam is affiliated with Premji Invest and as such Mr. Patnam may be deemed to have voting and investment power with respect to shares held by Napean Trading and Investment Co (Singapore) Pte. Ltd. Mr. Patnam disclaims beneficial ownership of the shares held by Napean Trading and Investment Co (Singapore) Pte. Ltd. except to the extent of any pecuniary interest therein.

Potential Severance Payments and Benefits

Severance and Change in Control Agreements

Anaplan has entered into severance and change in control agreements (the “Post-Employment Compensation Agreements”) with certain of its executive officers, which provide for specified payments and benefits in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control. Except as noted hereafter or in the section of this Proxy Statement captioned “Treatment of Equity-Based Awards”, no payments, benefits or acceleration of vesting of payments or benefits will be triggered solely upon the occurrence of a change in control, unless an acquirer does not assume or substitute a comparable award for an outstanding equity award or a named executive officer is subject to a qualifying termination during the change in control period beginning three (3) months before and up to twelve (12) months after a qualified change in control, or 18 months in case of our CEO (the “CiC Period”) (a so-called “double-trigger” arrangement). Notwithstanding the foregoing, any performance-based equity held by a named executive officer will be treated as provided below. Generally, in the case of the acceleration of vesting of outstanding equity awards, we use this “double-trigger” arrangement to protect against the loss of retention value following a change in control and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction. In the event such executive officers is subject to a qualifying termination during a CiC Period, each such executive would be entitled to receive a lump-sum payment equal to 12 months of such executive’s base salary, target bonus, and COBRA payments, as well as 100% acceleration of any unvested equity held at the time of termination, with any performance goals deemed achieved at the greater of 100% of target or actual performance.

Notwithstanding the foregoing and other than with respect to any outstanding performance-based equity, under the terms of his Post-Employment Compensation Agreement with us, if Mr. Calderoni remains employed through the occurrence of a change in control, then 50% of his then-unvested shares subject to his outstanding equity awards will immediately vest, and in the case of Company Stock Options become immediately exercisable, and if he remains in continuous service with us through the one-year anniversary of a change in control, then 100% of his then-unvested shares subject to such outstanding equity awards will immediately vest, and in the case of Company Stock Options become immediately exercisable. In addition, if Mr. Calderoni is terminated during the CiC Period, he would be entitled to receive a lump-sum payment equal to 18 months of such executive’s base salary, target bonus, and COBRA payments, as well as 100% acceleration of any unvested equity held at the time of termination, with any performance goals deemed achieved at the greater of 100% of target or actual performance.

With respect to the performance-based restricted stock units granted to Mr. Schuh in December 2020, the applicable award agreement provides that if Mr. Schuh is subject to a qualifying termination during the CIC Period, the award will vest in full, and the performance condition will be deemed achieved at the greater of actual performance or target achievement.

With respect to the performance-based restricted stock units granted to each of Mrs. Pinczuk and Mr. Schuh in February 2021, the applicable award agreements provide that if Mrs. Pinczuk or Mr. Schuh remains in continuous service through a change of control, a pro rata portion of their awards will vest immediately prior to the change in control, with the performance condition deemed achieved based on actual performance and the extent to which they have satisfied the service condition through such date, and an additional portion of the awards will vest on January 31, 2024, based on actual performance through the change in control, subject to Mrs. Pinczuk and Mr. Schuh remaining in continuous service through such vesting date. In addition, if such executive officer were to be subject to a qualifying termination during the CiC Period, the vesting described above for each of their performance-based awards would occur upon such termination, with the performance condition deemed achieved based on the greater of actual performance or target achievement.

With respect to the performance-based restricted stock units granted to each of Mrs. Pinczuk and Mr. Schuh in September 2021, and the performance-based restricted stock units granted to Mr. Mehta in July 2021, the applicable award agreements provide that if such executive remains in continuous service through a change of control, a portion of their awards will vest on each of the remaining quarterly installment dates, with the performance condition deemed achieved based on actual performance through the change in control, subject to such executive officer remaining in continuous service through each such vesting date. In addition, if such executive officer were to be subject to a qualifying termination during the CiC Period, the vesting described above for each of their performance-based awards would occur upon such termination, with the performance condition deemed achieved based on the greater of actual performance or target achievement. Notwithstanding the foregoing terms of Mrs. Pinczuk’s, Mr. Schuh’s, and Mr. Mehta’s performance-based equity awards, if they become eligible for more favorable vesting acceleration provisions pursuant to any other written agreement with the Company, including a severance and change in control agreement, the more favorable terms in such other agreement shall apply instead of the acceleration terms in the aforementioned performance-based equity agreements.

With respect to the performance-based restricted stock units granted to Mr. Calderoni in February 2021, the applicable award agreement provides that if Mr. Calderoni remains in continuous service through a change in control transaction, then 50% of his award, to the extent the performance condition was satisfied, will vest immediately prior to the change in control, and the remaining 50% of the award, to the extent the performance condition was satisfied, will vest if Mr. Calderoni remains in continuous service through the first anniversary of the closing of the change in control, with the performance condition deemed achieved based on actual performance through the change in control. In addition, if Mr. Calderoni were to be subject to a qualifying termination during the CiC Period, the vesting described above would occur upon such termination.

In addition, for the aforementioned executives, to the extent either the terms provided under the Merger Agreement or the terms of his or her performance-based award agreement or other written agreement with the Company provides for more favorable treatment with respect to the achievement of a performance or vesting condition or the timing of payments in connection with or following a change in control, such more favorable terms shall apply.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the Merger that will or may become payable to each of our named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation. The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that the Merger was consummated on April 1, 2022, and that the employment of each of the named executive officers was immediately terminated either by Anaplan without cause or as a result of the officer’s resignation with good reason. Anaplan’s executive officers will not receive pension, non-qualified deferred compensation, tax reimbursement or other benefits in connection with the Merger. Some of the amounts set forth in the table would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions described above under the section captioned “The Merger—Interests of Anaplan’s Directors and Executive Officers in the Merger—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this Proxy Statement. All dollar amounts set forth below have been rounded. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total
Frank Calderoni	$1,350,000	$30,049,145	$55,175	$31,454,320
Ana Pinczuk	$700,000	$15,189,656	$11,979	$15,901,634
David H Morton, Jr. (4)	—	—	—	—
Vivie Lee (4)	—	—	—	—

(1)

For Mr. Calderoni, this amount represents a single lump-sum payment equal to 18 months of his base salary and 150% achievement of his 2021 target bonus, payable by the Company. For Mrs. Pinczuk, this amount represents a single lump-sum payment equal to 12 months of her base salary and 100% achievement of her target bonus for 2021, payable by the Company. Neither Mr. Morton nor Ms. Lee would be entitled to receive any severance benefits as the result of a termination of employment in connection with the Merger due to their earlier terminations of employment with Anaplan.

(2)

For all named executive officers other than Mr. Morton and Ms. Lee, this amount includes the full acceleration and cancellation of all unvested equity, including Company Stock Options and Company RSUs with the acceleration deemed at 100% of the target level for any Company Performance RSUs for which performance would not yet be determined, assuming that the Merger was consummated on April 1, 2022.

(3)

Represents a single lump-sum payment of 18 months of continued health benefits, for Mr. Calderoni, and a single lump-sum payment of 12 months of continued health benefits for Mrs. Pinczuk, each payable by the Company.

(4)

Mr. Morton and Ms. Lee ceased providing services to Anaplan in July 2021 and October 2021, respectively. As such, they are not eligible for any additional compensation in connection with the Merger; accordingly, there are no amounts to report for them due to their earlier terminations of employment with Anaplan.

Indemnification and Insurance of Directors and Officers

From and after the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Anaplan pursuant to any indemnification, exculpation or advancement of expenses or similar agreement by Anaplan or any of its subsidiaries in favor of any Indemnified Person (as defined below) (the “Indemnification Agreements”) (and all other indemnification agreements of Anaplan that are on terms substantially similar to the Indemnification Agreements) and any indemnification, exculpation or advancement of expenses provisions under the certificate of incorporation or bylaws of Anaplan (or comparable organizational documents of its subsidiaries) in effect as of the date of the Merger Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable law.

Prior to the Effective Time, Anaplan shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each person who is or was prior to the Effective Time an officer or director of Anaplan or its subsidiaries and each person who is now or was prior to the Effective Time an officer or director of Anaplan or its subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of Anaplan or its subsidiaries (each an “Indemnified Person”) covered as of the date of the Merger Agreement by Anaplan’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 400% of the amount per annum Anaplan paid in its last full fiscal year (provided, that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount). In furtherance of and subject to the foregoing, prior to the Effective Time, Anaplan shall purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to the foregoing; Parent and the Surviving Corporation shall not cancel any D&O Insurance (Including any “tail” directors’ and officers’ liability insurance policy) during its term.

The rights of each Indemnified Person set forth above shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to law, contract or otherwise. The obligations of Parent and the Surviving Corporation shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom the foregoing provisions apply without the consent of such affected Indemnified Person. Parent shall cause the Surviving Corporation to pay all expenses, including reasonable attorneys’ fees, that may be incurred by an Indemnified Person in enforcing the indemnity and other obligations provided pursuant to the foregoing provisions.

If (1) Parent, the Surviving Corporation or any of its successors or assigns (x) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (y) transfers or conveys all or substantially all of its properties and assets to any person or (2) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth above.

Executive Officers Following the Merger

As of the date of this Proxy Statement, none of our executive officers has entered into any new agreement or arrangement with Anaplan, Thoma Bravo or any of their affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates, and under the Merger Agreement, any such agreement would require the approval of the Company. The Merger is not conditioned upon any Anaplan executive officer agreeing to remain with the Surviving Corporation.

Financing of the Merger

We presently anticipate that the total funds needed to complete the Merger and the related transactions will be approximately $10.7 billion, which will be funded via equity and debt financing described below; provided that if any portion of the debt financing becomes unavailable, such unavailability will not affect Sponsor’s obligations under the Equity Commitment Letter described below. This amount includes funds needed to pay (1) the Merger Consideration payable for all shares of Anaplan common stock in connection with the transactions contemplated by the Merger Agreement, (2) any other amounts required to be paid at the closing in connection with the consummation of the transactions contemplated by the Merger Agreement (including any and all payments with respect to Company Stock Options or Company RSUs payable under the Merger Agreement at closing), and (3) all associated fees, costs and expenses in connection with the Merger and the other transactions contemplated by the Merger Agreement, including the Equity Financing, in each case, to the extent required to be paid on the closing date. Parent and Merger Sub have represented to Anaplan in the Merger Agreement that, when taken together with Anaplan’s cash on hand, the aggregate proceeds from the Equity Financing are sufficient to pay the fees and expenses required to be paid at the closing of the Merger by them under the Merger Agreement.

Parent and Merger Sub have obtained a commitment from Sponsor to provide equity pursuant to the terms of the Equity Commitment Letter. In connection with the Merger Agreement, Parent and Merger Sub have delivered to Anaplan a copy of the Equity Commitment Letter. Notwithstanding anything in the Merger Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the financing contemplated by the Equity Commitment Letter) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement.

Parent has separately obtained debt financing commitments and does not presently anticipate that the entire $10,500,000,000 equity commitment under the Equity Commitment Letter will be funded in equity in connection with the closing.

Equity Financing

Pursuant to the Equity Commitment Letter, Sponsor has committed to contribute or cause to be contributed to Parent at the closing of the Merger certain equity financing for the purpose of funding the Merger Consideration payable for all shares of Anaplan common stock in connection with the transactions contemplated by the Merger Agreement, any other amounts required to be paid at the closing in connection with the consummation of the transactions contemplated by the Merger Agreement (including any and all payments with respect to Company Stock Options or Company RSUs payable under the Merger Agreement at closing) and, together with the Company’s cash on hand as of the closing date, all associated fees, costs and expenses in connection with the Merger and the other transactions contemplated by the Merger Agreement, including that certain equity financing, in each case, to the extent required to be paid on the closing date (collectively, the “Required Amount”). The obligations of Thoma Bravo to provide the equity financing under the Equity Commitment Letter are subject to a number of conditions, including, but not limited to: (i) the satisfaction or written waiver by the parties to the Merger Agreement, as applicable, of each of the conditions to the parties’ obligations to consummate the transactions contemplated by the Merger Agreement set forth in Section 7.1 and

7.2 of the Merger Agreement (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction of such conditions prior to or substantially concurrent with the closing), and (ii) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement. We refer to the equity financing described in the preceding sentence as the “Equity Financing.”

The obligation of Thoma Bravo to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (i) the consummation of the closing of the Merger and the payment of the Merger Consideration and the payment or provision for the other Required Amount in accordance with the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with its terms, and (iii) three (3) months following the Outside Date, unless prior to the end of such period the Company shall have, pursuant to the Equity Commitment Letter, commenced a court proceeding against Parent or Merger Sub seeking specific performance to cause the Merger to be consummated, in which case the Equity Commitment Letter and such funding obligation shall remain in full force and effect until such funding obligation is fully performed according to a final and non-appealable order of a chosen court or there is a final and non-appealable order of a chosen court to the effect that no such funding is required.

Anaplan is an express third-party beneficiary of the Equity Commitment Letter solely with respect to enforcing Parent’s right to cause the commitment under the Equity Commitment Letter by Thoma Bravo to be funded to Parent in accordance with the Equity Commitment Letter, subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement.

Limited Guaranty

Pursuant to the Guaranty, Sponsor has agreed to guarantee the due, punctual and complete payment and performance of: (1) the aggregate amount of the Parent Termination Fee (as defined in the section of this Proxy Statement captioned “The Merger Agreement—Termination Fee.”) solely if and when any of the Parent Termination Fee is payable pursuant to the Merger Agreement; (2) any enforcement expenses due by Parent pursuant to legal proceedings as a result of certain defaults under the Merger Agreement; (3) the reimbursement obligations of Parent pursuant to the indemnification obligations to Anaplan and its representatives in connection with debt financing; and (4) any and all damages, losses, costs and expenses resulting from Parent or Merger Sub’s willful and material breach of the Merger Agreement, subject to certain limitations. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of Thoma Bravo under the Guaranty are subject to an aggregate cap equal to $591,245,000.

Subject to specified exceptions, the Limited Guaranty will terminate upon the earliest of:

•	funding of the commitment as set forth in the Equity Commitment Letter and the concurrent or subsequent closing;

•

(1) the payment and full discharge of any reimbursement obligations which Anaplan has requested reimbursement for within 90 days following the valid termination of the Merger Agreement (in a situation where Parent does not have liability for any of the other Guaranteed Obligations following such termination) and (2) the valid termination of the Merger Agreement in accordance with its terms, other than a termination pursuant to which Anaplan would be entitled to the Parent Termination Fee pursuant to Section 8.3(b) of the Merger Agreement or Parent has ongoing liability with respect to any of the other Guaranteed Obligations, in which case the Limited Guaranty shall terminate 90 days after such termination unless Anaplan shall have delivered a written notice with respect to the Guaranteed Obligations prior to such 90th day; provided that if the Merger Agreement has been so terminated and such notice has been provided, Sponsor, as the guarantor entity under the Limited Guaranty, shall have no further liability or obligation thereunder from and after the earliest of (x) the consummation of the closing in accordance with the terms of the Merger Agreement, including payment of the aggregate Merger Consideration payable at the closing in accordance with the Merger Agreement and the other Transaction Payments (as defined in the Equity Commitment Letter), (y) a final, non-appealable order of a court of competent jurisdiction in accordance with the Limited Guaranty determining that Sponsor, as the guarantor entity under the Limited Guaranty, does not owe any amount under the Limited Guaranty and (z) a written agreement among Sponsor, as the guarantor entity under the Limited Guaranty, and Anaplan terminating the obligations and liabilities of Sponsor pursuant to the Limited Guaranty; and

•	payment in full of the Guaranteed Obligations by Sponsor, as the guarantor entity under the Limited Guaranty, Parent and/or Merger Sub to Anaplan.

Closing and Effective Time

The closing of the transactions contemplated by the Merger Agreement will take place no later than the third business day following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the transactions contemplated by the Merger Agreement (as described under the section of this Proxy Statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.

Appraisal Rights

If the Merger Agreement is adopted by Anaplan’s stockholders, stockholders who do not vote in favor of the proposal to adopt the Merger Agreement and who properly exercise and perfect their demand for appraisal of their shares in accordance with Section 262 will be entitled to appraisal rights in connection with the Merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Annex D to this Proxy Statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of Anaplan common stock is entitled to demand appraisal for the shares registered in that holder’s name. A person having a beneficial interest in shares of Anaplan common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Anaplan common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee.

Under Section 262, holders of shares of Anaplan common stock who do not vote in favor of the proposal to adopt the Merger Agreement, who continuously are the record holders of such shares through the Effective Time, and who otherwise follow the procedures set forth in Section 262 will be entitled to the appraisal by the Delaware Court of Chancery of the fair value of their shares of Anaplan common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares from the effective date of the Merger, as determined by the Delaware Court of Chancery. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This Proxy Statement constitutes Anaplan’s notice to its stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached as Annex D to this Proxy Statement. In connection with the Merger, any holder of Anaplan common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Anaplan common stock, Anaplan believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Anaplan common stock must do ALL of the following:

•

the stockholder must NOT vote in favor of the proposal to adopt the Merger Agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will be, unless revoked, voted in favor of adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the Merger Agreement, abstain or not vote its shares;

•	the stockholder must deliver to Anaplan a written demand for appraisal before the vote on the proposal to adopt the Merger Agreement at the Special Meeting;

•

the stockholder must continuously hold the shares of Anaplan common stock from the date of making the demand through the Effective Time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time; and

•

the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of Anaplan stockholders to take all necessary action to perfect their appraisal rights in respect of shares of Anaplan common stock within the time prescribed in Section 262.

Filing Written Demand

Any holder of shares of Anaplan common stock wishing to exercise appraisal rights must deliver to Anaplan, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the proposal to adopt the Merger Agreement. A holder of shares of Anaplan common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will be, unless revoked, voted in favor of the proposal to adopt the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement, or abstain from voting on the proposal to adopt the Merger Agreement. A stockholder who wishes to exercise appraisal rights may instead not vote its shares. However, neither voting against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute such a written demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the Special Meeting of Anaplan stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Anaplan common stock is entitled to demand appraisal for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Anaplan common stock should be executed by or on behalf of the holder of record, and must reasonably inform Anaplan of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to Anaplan, Inc., 50 Hawthorne Street, San Francisco, California 94105, Attention: Corporate Secretary, and must be delivered before the vote on the Merger Agreement is taken at the Special Meeting and should be executed by, or on behalf of, the record holder of the shares of Anaplan common stock.

Any holder of Anaplan common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Anaplan a written withdrawal of the demand for appraisal within sixty (60) days after the effective date of the Merger. However, any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is completed, within ten (10) days after the Effective Time, the Surviving Corporation will notify each holder of Anaplan common stock who has complied with Section 262, and who has not voted in favor of the proposal to adopt the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of Anaplan common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of shares of Anaplan common stock. Accordingly, any holders of Anaplan common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Anaplan common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Anaplan common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within one hundred twenty (120) days after the Effective Time, any holder of Anaplan common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the Merger Agreement and with respect to which Anaplan has received demands for appraisal and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Anaplan common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. In addition, because shares of Anaplan common stock are listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent (1%) of the outstanding shares of Anaplan common stock, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to Section 253 or Section 267 of the DGCL (which deal with short-form mergers).

Determination of Fair Value

After determining the holders of Anaplan common stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of the shares of Anaplan common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Anaplan believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Anaplan nor Parent anticipates offering more than the Merger Consideration to any stockholder of Anaplan exercising appraisal rights, and each of Anaplan and Parent reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of Anaplan common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of Anaplan common stock under Section 262 fails to perfect, or loses, his or her appraisal rights, or successfully withdraws such demand for appraisal, the stockholder’s shares of Anaplan common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration applicable to the shares, less applicable withholding taxes. A stockholder will fail to perfect, or lose, his or her appraisal rights, or effectively withdraw a demand for appraisal, if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote Anaplan common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Anaplan common stock, if any, payable to stockholders of Anaplan of record as of a time prior to the Effective Time; provided, however, that, if no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Anaplan without the approval of the Delaware Court of Chancery.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of Anaplan wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that are relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this Proxy Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax consequences arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., estate or gift taxation) or the alternative minimum tax or the Medicare net investment income surtax that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•

holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S-corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	holders holding their shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	holders who hold their shares through individual retirement or other tax-deferred accounts;

•	holders who hold their shares as “qualified small business stock” pursuant to Section 1202 of the Code;

•	holders that received their shares of common stock in a compensatory transaction;

•	holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	holders required to accelerate the recognition of any item of gross income with respect to their shares as a result of such income being recognized on an applicable financial statement; or

•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or any other entity taxable as a corporation for U.S. federal income purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) that is subject to the primary supervision of a court within the United States and one or more United States persons as defined in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person as defined in Section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the completion of the Merger and otherwise will be a short-term capital gain or loss. A reduced tax rate on capital gain currently applies to long-term capital gain of a non-corporate U.S. Holder (including individuals). There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of common stock.

A U.S. Holder may be subject to information reporting and backup withholding in connection with the Merger. Certain U.S. Holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. In order to avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should furnish a correct taxpayer identification number, certify that it is not subject to backup withholding on a properly completed and executed IRS Form W-9 and otherwise comply with backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

In general, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or a fixed base in the United States);

•

such Non-U.S. Holder is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year in which the gain is realized, and certain other specified conditions are met; or

•

Anaplan is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) and certain other requirements are met. Although we can make no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five (5)-year period preceding the Merger.

Payments made to Non-U.S. Holders in the Merger may be subject to information reporting and backup withholding. Non-U.S. Holders generally can avoid backup withholding and information reporting by providing the paying agent with the applicable and properly completed and executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECT OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE TAX ADVICE. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL NON-INCOME TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

Regulatory Approvals Required for the Merger

Anaplan and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include (i) the expiration or early termination of the applicable waiting period under the HSR Act; and (ii) any other required approvals under any foreign or other antitrust law (although the parties do not currently believe any such other required approvals exist).

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until Anaplan and Parent file a notification and report form with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of the waiting period following the parties’ filing of their respective HSR Act notification forms (typically a thirty (30)-day period) or the early termination of that waiting period. Anaplan and Parent made the necessary filings with the FTC and the Antitrust Division of the DOJ on April 1, 2022.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Other Regulatory Approvals

Although the parties believe that approval under the HSR Act is the only regulatory approval required in connection with the Merger, one or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained, and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Legal Proceedings Regarding the Merger

As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to Anaplan, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that the consummation of the Merger is not made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected timeframe.

THE MERGER AGREEMENT

This Section describes the material provisions of the Merger Agreement. The description in this summary section and elsewhere in this Proxy Statement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A and incorporated into this Proxy Statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement. This section is not intended to provide you with any factual information about us. That information can be found elsewhere in this Proxy Statement and in the public filings we make with the SEC, as described in the section captioned “Where You Can Find More Information.” Capitalized terms used in this section but not defined in this Proxy Statement have the meanings ascribed to them in the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Anaplan, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by Anaplan in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among Anaplan, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Anaplan, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Anaplan, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Anaplan, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Anaplan and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions, set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Anaplan, with Anaplan continuing as a wholly owned subsidiary of Parent following the Merger and (2) the separate corporate existence of Merger Sub will cease.

Effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their death, resignation or removal or until their successors are duly elected and qualified, as the case may be. From and after the Effective Time, the officers of Anaplan prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed and qualified, as the case may be.

At the Effective Time, the certificate of incorporation of Anaplan as the Surviving Corporation will be amended to be identical to the certificate set forth in Exhibit A to the Merger Agreement until changed or amended in accordance with applicable law and the applicable provisions of such certificate, and the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Merger Sub.

Following the completion of the Merger, Anaplan common stock will be delisted from NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time

The closing of the transactions contemplated by the Merger Agreement will take place no later than the third (3rd) business day following the satisfaction or (to the extent permitted by law) waiver of all conditions to closing of the transactions contemplated by the Merger Agreement (described below under the section captioned “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the transactions contemplated by the Merger Agreement) or such other time agreed to in writing by Parent and Anaplan. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties and specified in the certificate of merger.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of common stock (other than shares (1) owned by Parent or Merger Sub or any of their respective wholly owned subsidiaries; (2) held by Anaplan as treasury stock; and (3) stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Merger Consideration (which is $66.00 per share, less any applicable withholding taxes). All shares converted into the right to receive the Merger Consideration will automatically be cancelled at the Effective Time. The stockholders exercising appraisal rights will be entitled to receive payment of the appraised value provided under the DGCL as described under the section captioned “Appraisal Rights.”

Outstanding Equity Awards

The Merger Agreement provides that Anaplan’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time, except as otherwise expressly agreed in writing prior to the Effective Time by Parent and the holder of such equity award or as contemplated by the Disclosure Schedule:

•

Options. At the Effective Time, each outstanding Company Stock Option that is outstanding as of the Effective Time, whether or not vested or exercisable, including any Company Stock Options that become vested immediately prior to the Effective Time, and each Company Stock Option that would have vested according to its terms on the date of the Merger agreement, on or prior to January 31, 2023, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to withholding for all required taxes) equal to the product of (1) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of common stock underlying such Company Stock Option; and (2) the total number of shares of common stock subject to such Company Stock Option as of immediately prior to the Effective Time. The cash right with respect to each Unvested Company Stock Option will be subject to the same continuous service-based vesting requirement that otherwise applied to the Unvested Company Stock Option. Each Company Stock Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled without consideration.

•

Performance Options. For any Company Performance Options that are outstanding as of the Effective Time, (A) the performance metrics of such Company Performance Option will be deemed achieved as of immediately prior to the Effective Time at one hundred percent (100%) of the target levels of performance and (B) shall be treated like other Company Stock Options pursuant to the preceding paragraph, it being understood that (x) such Company Performance Option shall be deemed a Vested Company Stock Option with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance Option shall be deemed an Unvested Company Stock Option with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company Stock Option to vest subject to the optionholder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

•

Restricted Stock Units. Each Company RSU that is outstanding as of the Effective Time, whether or not vested, including any Company RSUs that become vested immediately prior to the Effective Time, and each Company RSU that would have vested according to their terms as in effect on the date of the Merger Agreement, on or prior to January 31, 2023, will be cancelled and converted into the right to receive an amount in cash (without interest and subject to withholdings for all required taxes) equal to the product of (1) the Merger Consideration and (2) the total number of shares of common stock subject to such Company RSU immediately prior to the Effective Time. The cash right with respect to each Unvested Company RSU will be subject to the same continuous service-based vesting requirement that otherwise applied to the Unvested Company RSU, and will be payable at the same time as such Unvested Company RSUs would have vested pursuant to its terms.

•

Company Performance RSU. For any Company Performance RSUs that are outstanding as of the Effective Time, (A) the performance metrics of such Company Performance RSU will be deemed achieved as of immediately prior to the Effective Time at one hundred percent (100%) of the target levels of performance and (B) shall be treated like other Company RSUs pursuant to the preceding paragraph, it being understood that (x) such Company Performance RSUs shall be deemed a Vested Company RSU with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance RSU shall be deemed an Unvested Company RSU with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company RSU to vest subject to the RSU holder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

•

ESPP. Prior to the Effective Time, Anaplan shall take all actions necessary such that the current offering period in progress as of the date of the Merger Agreement shall be the final offering period under the Company 2018 Employee Stock Purchase Plan (the “Company ESPP”). If such offering period has not ended prior to the Effective Time, then, prior to the Effective Time, Anaplan (x) shall take all actions necessary to determine a date no later than the Effective Time to be the last day of such offering period and (y) shall make other pro rata adjustments necessary to reflect the shortened and final offering period but otherwise treating the shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP. In addition, effective as of the date of the Merger Agreement, Anaplan shall have taken all actions necessary such that (x) no new participant shall be permitted to join the current offering period in progress under the Company ESPP and (y) no participant in the Company ESPP with respect to the current offering period shall be permitted to increase his or her elections with respect to the current offering period (including making any non-payroll contributions). Unless it has earlier terminated, Anaplan shall take all actions necessary so that the Company ESPP shall terminate immediately prior to and effective as of the Effective Time. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Anaplan common stock at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

Exchange and Payment Procedures

On the closing date, Parent will deposit or cause to be deposited with the paying agent cash constituting an amount equal to the aggregate Merger Consideration to stockholders (but not including any merger consideration in respect of any dissenting shares).

Promptly after the Effective Time, Parent will cause the paying agent to mail to each holder of record of Anaplan common stock as of immediately prior to the Effective Time whose shares were converted into the right to receive Merger Consideration a letter of transmittal together with instructions. Upon receipt of (i) in the case of shares of Anaplan common stock represented by a stock certificate, a surrendered certificate or certificates in respect of such shares together with the signed letter of transmittal or (ii) in the case of shares of Anaplan common stock held in book-entry form, the receipt of an “agent’s message” by the paying agent, and in each case, together with such other documents as may be reasonably required by the paying agent, the holder of such shares will be entitled to receive in exchange the Merger Consideration without interest. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the paying agent remains undistributed to holders of Anaplan common stock six (6) months after the Effective Time, such cash (including any interest received) will be delivered to Parent or one of its affiliates upon demand, and any holder of Anaplan common stock who has not complied with the exchange procedures in the Merger Agreement will look only to the Surviving Corporation and Parent for payment of its claim for the Merger Consideration, without any interest.

If any stock certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting of the person of a bond, in a reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to the stock certificate), the paying agent will, in exchange for the lost, stolen or destroyed stock certificate, pay the Merger Consideration deliverable pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties of Anaplan, Parent and Merger Sub.

Anaplan

Certain of the representations and warranties in the Merger Agreement made by Anaplan are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change, effect (each an “Effect”), individually or when taken together with all other Effects, that is materially adverse to, or has had a material adverse effect on the business, financial condition, operations or results of operations of Anaplan and its subsidiaries, taken as a whole; provided, that none of the following Effects shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:

(i)	changes in the industry in which Anaplan operates;

(ii)	changes in the general economic, business, regulatory, legislative or political conditions within the U.S. or other jurisdictions in the world;

(iii)

general changes in the economy or securities, credit, financial or other capital markets of the U.S. or any other region outside of the U.S. (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels, trading volumes or suspension of trading in securities on any securities exchange or over-the-counter market);

(iv)	the availability or cost of equity, debt or other financing to Parent or Merger Sub;

(v)

earthquakes, fires, floods, hurricanes, tornadoes, natural disasters, or similar catastrophes, acts of God or other comparable events, pandemics or epidemics, including COVID-19, or acts of terrorism, cyberterrorism, war, civil unrest, civil disobedience, sabotage, cybercrime, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof;

(vi)	any change in generally accepted accounting principles or any change in any applicable law (or interpretation or enforcement thereof);

(vii)

any Effect, on the relationships (contractual or otherwise) with customers, suppliers, vendors, licensors, business partners, employees or contractors of Anaplan and its subsidiaries, as a result of the execution, delivery or performance of the Merger Agreement or the announcement or pendency or consummation of the transactions contemplated by the Merger Agreement (provided that this clause does not apply to the representations and warranties in the Merger Agreement that expressly address consequences resulting from the execution of the Merger Agreement or the pendency or consummation of the transactions contemplated by the Merger Agreement);

(viii)

any decline in the market price, or change in price or trading volume, of the capital stock of Anaplan or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period or any change in the credit rating of Anaplan or any of its securities (provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect to the extent not otherwise excluded by the definition thereof);

(ix)

the compliance by any party with the terms of the Merger Agreement, including any action expressly required to be taken or refrained from being taken pursuant to or in accordance with the Merger Agreement, including the failure of Anaplan to take any action that Anaplan is specifically prohibited by the terms of the Merger Agreement from taking to the extent Parent or Merger Sub fails to give its consent thereto after a written request therefor pursuant to the interim operating covenants set forth in Section 5.1 of the Merger Agreement;

(x)

any actions taken, or failure to take any action after the date of the Merger Agreement, in each case, to which Parent or Merger Sub has expressly approved, consented or requested or that is required or prohibited by the Merger Agreement in writing;

(xi)

any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to the Merger Agreement and the transactions contemplated thereby, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure or any demand, action, claim or proceeding for appraisal of any shares of Anaplan common stock pursuant to the DGCL in connection with the Merger Agreement and the transactions contemplated thereby;

(xii)	the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates;

(xiii)	any matter set forth in the Disclosure Schedule of the Company accompanying the Merger Agreement; and

(xiv)	any COVID-19 measures promulgated by a governmental authority.

However, an Effect described in any of clauses (i)-(iii), (v), (vi) and (xiv) above may be taken into account to the extent Anaplan and its subsidiaries are materially disproportionately affected thereby relative to their peers in the same industries in which they operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) (provided that in the case of clause (v), such comparison shall be limited to such industry peers located in the same geographic area as the applicable effect and with similar scale of operations as Anaplan and its subsidiaries).

In the Merger Agreement, Anaplan has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger

Agreement or attached confidential Disclosure Schedule (the “Disclosure Schedule”). These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Anaplan and its subsidiaries;

•	compliance with the organizational documents of Anaplan and its subsidiaries;

•	the capital structure of Anaplan and Anaplan’s ownership of its subsidiaries;

•	Anaplan’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the absence of conflicts with laws, Anaplan’s organizational documents and Anaplan’s material contracts as a result of the Merger;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	possession of required governmental permits and compliance with applicable laws;

•	the accuracy of Anaplan’s SEC filings and financial statements and the absence of certain specified undisclosed liabilities;

•	Anaplan’s internal controls and disclosure controls and procedures;

•	the absence of any Material Adverse Effect since January 31, 2021;

•	the conduct of the business of Anaplan and its subsidiaries in the ordinary course of business in all material respects since the date of the Company Balance Sheet;

•	litigation and investigation matters;

•	employee benefit plans;

•	labor and employment matters;

•	properties and leases;

•	intellectual property matters;

•	tax matters;

•	environmental matters;

•	the existence, status and enforceability of specified categories of Anaplan’s material contracts;

•	insurance matters;

•	compliance with anti-corruption and anti-money laundering laws;

•	privacy and data protection matters;

•	top customers and suppliers;

•	compliance with export controls laws and the economic sanctions laws;

•	related party transactions;

•	the inapplicability of anti-takeover statutes;

•	payment of fees to brokers, investment bankers or other advisors in connection with the Merger Agreement;

•	receipt of Goldman Sachs’ fairness opinion (the “Goldman Fairness Opinion”); and

•	receipt of Qatalyst Partners’ fairness opinion (the “Qatalyst Fairness Opinion”).

Parent and Merger Sub

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Anaplan that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate power and authority to enter into and perform the Merger Agreement and the enforceability of the Merger Agreement;

•	the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts as a result of the Merger;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	matters with respect to Parent’s financing (as more fully described below under “Financing Efforts”) and sufficiency of funds;

•	the absence of litigation;

•	the ownership and capital structure of Merger Sub;

•	Parent’s and Merger Sub’s lack of any ownership interest in Anaplan;

•	enforceability of the Limited Guaranty provided by Sponsor;

•	the absence of any fee or commission to broker, finder or investment banker;

•

absence of contracts, undertakings, commitments, agreements, obligations or understandings between Parent or Merger Sub, Thoma Bravo or any of their affiliates, on the one hand, and any beneficial owner of five percent (5%) or more of the outstanding shares of Anaplan common stock or any member of the Company’s management or the Anaplan Board, on the other hand; and

•	Parent’s solvency following the closing.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as (v) contemplated or permitted by the Merger Agreement, (w) as required by applicable laws or any governmental authority (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any material contract of Anaplan in effect on the date of the Merger Agreement, or (z) as set forth in Section 5.1 of the Disclosure Schedule, Anaplan shall, and shall cause each of its subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice (except as otherwise required by the Merger Agreement or by applicable COVID-19 measures promulgated by a governmental authority or such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to sanctions imposed in connection with the current dispute between the Russian Federation and Ukraine), and (ii) use its commercially reasonable efforts to preserve business organizations of Anaplan and each of its subsidiaries intact and to maintain existing relationships and goodwill with customers, suppliers, and other persons with whom Anaplan or its subsidiaries has material business relationships.

In addition, from the date of the Merger Agreement until the earlier of (1) the Effective Time or (2) termination of the Merger Agreement, except (v) as contemplated or permitted by the Merger Agreement or the Disclosure Schedule, (w) as required by applicable law or any governmental authority or such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to sanctions imposed in connection with the current dispute between the Russian Federation and Ukraine, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any material contracts of Anaplan in effect on the date of the Merger Agreement, or (z) as set forth in Section 5.1 of the Disclosure Schedule, Anaplan will not and will not permit any of its subsidiaries to, directly or indirectly:

•	amend or otherwise change its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or equivalent organizational documents;

•

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Company securities, except (A) for the issuance of shares of Anaplan common stock pursuant to exercises of the Company Stock Options or vesting of Company RSUs outstanding on the date of the Merger Agreement and any sales by the Company of shares of Anaplan common stock in connection with tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs (in each case, in accordance with the terms of the Company stock plans and applicable award agreements thereunder as in effect on the date of the Merger Agreement), (B) for any permitted liens, and (C) for in transactions solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries; transfer, lease, sell, pledge, license, dispose of, abandon, allow to lapse, encumber, guarantee or exchange any assets, tangible or intangible (including any Company intellectual property) or properties of Anaplan or any of its subsidiaries, except (i) for the transfer, lease, sale, license or disposal of assets or properties with a fair market value not in excess of $10,000,000 individually or $25,000,000 in the aggregate, (ii) for licenses that are permitted liens, (iii) in transactions solely among Anaplan and its wholly owned subsidiaries or among Anaplan’s wholly owned subsidiaries, (iv) the acquisition, assignment or abandonment of immaterial intellectual property in connection with the exercise of the reasonable business judgment of Anaplan in the ordinary course of business, (v) the abandonment of trade secrets and intellectual property in the ordinary course of business and to the extent that not economically desirable to maintain for the conduct of the business of Anaplan, or (vi) acquisitions of inventory, raw materials and other property or services in the ordinary course of business;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its, or any of its subsidiaries’ capital stock (other than dividends or distributions made by a subsidiary of Anaplan to Anaplan or another subsidiary);

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company, except (i) in accordance with agreements evidencing Company Stock Options or Company RSUs outstanding as of the date of the Merger Agreement or (ii) tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs outstanding as of the date of the Merger Agreement;

•

acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any of its divisions thereof or any other business, or any equity interest in any person;

•

incur any indebtedness or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, other than (i) draw downs on Anaplan’s credit facility in the ordinary course of business; (ii) indebtedness solely among Anaplan and its wholly owned subsidiaries or among Anaplan’s wholly owned subsidiaries, (iii) guarantees or credit support provided by Anaplan or any of its subsidiaries for indebtedness of Anaplan or any of its subsidiaries, (iv) indebtedness incurred pursuant to agreements in effect prior to the execution of the Merger Agreement and (v) indebtedness in an aggregate principal amount outstanding at any time incurred by Anaplan or any of its subsidiaries that does not exceed $25,000,000;

•

make any loans, advances or capital contributions to any person, except for (i) employee loans or advances for business expenses and extended payment terms for customers, in each case subject to applicable law and only in the ordinary course of business; or (ii) loans, advances or capital contributions, or investment in, direct or indirect, wholly-owned subsidiaries of Anaplan;

•

make or change any material tax election, adopt or change any accounting period or any accounting method with respect to taxes, file any amended tax return, enter into any closing agreement with respect to any material amount of taxes, settle any material tax claim or assessment or claims to a material tax refund relating to Anaplan or any of its subsidiaries, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to Anaplan or any of its subsidiaries (other than pursuant to an automatic extension of time to file a tax return obtained in the ordinary course of business), or surrender any right to claim a material tax refund;

•

settle any material claim, arbitration or other litigation, suit, action, hearing, proceeding, arbitration or mediation by or before a governmental authority, arbitrator or mediator of competent jurisdiction (collectively “Actions”), other than any Action that involves only the payment of monetary damages not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

•

except as required by law, or in the ordinary course of business, enter into any contract or amendment that would be a material contract under the terms of the Merger Agreement if in effect on the date of the Merger Agreement, or amend or modify in any material respect in a manner that is materially adverse to Anaplan or any of its subsidiaries, or consent to the termination of, any such material contract, or waive or consent to the termination of Anaplan’s or any of its subsidiaries’ material rights under those contracts, in each case other than the termination or expiration of any such material contract in accordance with its terms or renewal of such material contract of Anaplan on substantially similar terms;

•	enter into any new line of business outside of the businesses being conducted by Anaplan or any of its subsidiaries on the date of the Merger Agreement;

•

commence any material Action, except (i) for collections of accounts receivable, (ii) in such cases where Anaplan in good faith determines that failure to commence such Action would result in the material impairment of a valuable aspect of its business, (iii) as otherwise permitted or required by the Merger Agreement or (iv) to enforce the Merger Agreement;

•

(i) delay the payment of any trade payables to vendors and other third parties, (ii) accelerate the collection of trade receivables and other receivables or (iii) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor in amounts that are not in excess of $2,000,000 individually or $10,000,000 in the aggregate, with respect to the foregoing (i)—(iii), in each case outside the ordinary course of business consistent with past practices;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization, recapitalization or other reorganization of, Anaplan (other than the transactions contemplated by the Merger Agreement);

•

terminate, cancel, amend or modify any material insurance policy of Anaplan in a manner inconsistent with past practice in any material respect or that is not simultaneously replaced by a substantially comparable amount of insurance coverage;

•

except as required by any benefit plan of Anaplan set forth on Section 3.10(a) of the Disclosure Schedule or as otherwise required by applicable law, (i) except in the ordinary course of business consistent with past practice for employees of Anaplan or any of its subsidiaries who have an annual base salary below $250,000 (“Non-Management Employees”), increase the compensation or other benefits payable or provided to any employee, director or independent contractor of the Company or any of the Company subsidiaries, (ii) enter into any change of control, severance, retention or similar arrangement with any employee or independent contractor of Anaplan or any of its subsidiaries,

(iii) hire or terminate (other than terminations for “cause”) any employees other than (x) Non-Management Employees, or (y) hire to fill a position having a title below vice president that is open as of the date of the Merger Agreement or that becomes open in the ordinary course of business after the date of the Merger Agreement due to the termination or resignation of an employee or individual independent contractor, in each case, with the newly hired individual having substantially the same compensation and benefit terms as the individual being replaced, (iv) make or grant any bonus or any incentive compensation other than annual bonuses payable with respect to the 2022 fiscal year in the ordinary course of business consistent with past practice and in accordance with the terms of the annual bonus plan in effect as of the date of the Merger Agreement, (v) accelerate the vesting or payment of any cash or equity award or (vi) establish, adopt, enter into, amend or terminate any benefit plan of Anaplan (or any plan, trust, fund, policy or arrangement that would be a benefit plan of Anaplan if it were in existence as of the date of the Merger Agreement) except for routine amendments or renewals to health and welfare plans (other than severance or separation plans) that would not result in a material increase in benefits or in cost to Anaplan or any of its subsidiaries;

•

make any capital commitment or incur any capital expenditures or any obligations or liabilities in respect thereof in excess of twenty percent (20%) of the aggregate budget set forth on Schedule 5.1(b)(xviii) of the Disclosure Schedule;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of Anaplan or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

•

(i) negotiate, modify, extend, or enter into any Labor Agreement, (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any Company subsidiary, or (iii) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other layoff event (including any furloughs, salary or wage reductions or material schedule changes triggering WARN requirements) affecting in whole or in part any site of employment, facility, operating unit or employee;

•

apply for or receive any relief under (A) the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020, the Consolidated Appropriations Act of 2021 and the Taxpayer Certainty and Disaster Tax Relief Act, in each case, together with all rules and regulations and guidance issued by any governmental authority with respect thereto or any other applicable law or governmental program designed to provide relief related to COVID-19 or (B) any payroll tax executive order;

•

knowingly disclose any material trade secrets (other than pursuant to a written and appropriate confidentiality and non-disclosure agreement entered into in the ordinary course of business with reasonable protections of such trade secrets), or disclose, license, release, deliver, escrow or make available any source code; or

•	otherwise make a legally binding commitment to do any of the foregoing.

Acquisition Proposals

From and after the date of the Merger Agreement and until earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms (the “No-Shop Period”), Anaplan has agreed not to, and to cause its subsidiaries (and instruct and cause its and their respective officers and directors not to and instruct their respective Representatives not to), directly or indirectly, among other things:

•	solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or the making thereof to Anaplan or its stockholders;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, or otherwise cooperate in any way with, any person (other than Parent, Merger Sub and their representatives) with respect to any Acquisition Proposal; or

•

take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in Anaplan’s organizational documents, in each case inapplicable to any person (other than Parent, Merger Sub or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, Anaplan shall promptly take all steps necessary to terminate any waiver that may have been granted to any such person or Acquisition Proposal under any such provisions).

Notwithstanding these restrictions, prior to the time that adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Anaplan common stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”) is obtained, in response to an Acquisition Proposal that was not solicited in material breach of the foregoing restrictions, Anaplan may provide information to, and engage or participate in negotiations or discussions with, a person regarding an Acquisition Proposal if the Board of Directors determines in good faith after consultation with its financial advisors and its outside legal counsel that such proposal is a Superior Proposal (as defined below) or would reasonably likely lead to a Superior Proposal and not to do so would be inconsistent with the directors’ fiduciary duties under applicable law; provided, that all such information has previously been made available to Parent or is made available to Parent prior to or promptly following the time it is provided to such person. In addition, notwithstanding the foregoing, prior to the time the Requisite Company Vote is obtained, Anaplan may, solely to the extent the Anaplan Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable law, not enforce any confidentiality, standstill or similar agreement to which Anaplan or any of its subsidiary is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal that will constitute, or would reasonably likely lead to, a Superior Proposal, that did not, in each case, result from a material breach by Anaplan of the previous restrictions.

For purposes of this Proxy Statement and the Merger Agreement:

•

“Acceptable Confidentiality Agreement” means customary confidentiality agreement between Anaplan and any person making an Acquisition Proposal, the terms of which are not materially less favorable in the aggregate to Anaplan than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission to Anaplan of Acquisition Proposals and such confidentiality agreement shall permit Anaplan to comply with its obligations under the Merger Agreement);

•

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar contract constituting or related to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

•

“Acquisition Proposal” means any bona fide proposal, offer or indication of interest from a third party (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any of Anaplan’s subsidiaries) or businesses that constitute twenty-five percent (25%) or more of the revenues, net income or assets of Anaplan and its subsidiaries, taken as a whole, or (B) beneficial ownership of equity securities representing twenty-five percent (25%) or more of the total outstanding voting power of Anaplan; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of Anaplan or any of its subsidiaries that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty-five percent (25%) or more of the total voting power of Anaplan; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving Anaplan, as a result of which the owners of the equity securities of Anaplan immediately prior to such event beneficially own equity securities representing less than seventy-five percent (75%) of the total voting power of the surviving entity immediately following such event; or (iv) any liquidation or dissolution of Anaplan, in each case other than the transactions otherwise permitted by the interim operating covenants described above;

•	“Confidentiality Agreement” means the non-disclosure agreement entered into prior to the date of the Merger Agreement between Anaplan and an affiliate of Parent;

•

“Intervening Event” means a material event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of Anaplan or any of its subsidiaries that was not known to or reasonably foreseeable by the Board of Directors as of the date of the Merger Agreement (or, if known or reasonably foreseeable, the consequences of which are not known to or understood by the Board of Directors as of the date of the Merger Agreement), becomes known by the Board of Directors after the date of the Merger Agreement or the material consequences thereof become known to or understood by the Board of Directors after the date of the Merger Agreement and prior to the time of the adoption of the Merger Agreement by Anaplan’s stockholders; provided, that the mere fact, in and of itself, that Anaplan meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price of the Anaplan common stock or the credit rating of Anaplan shall not constitute an Intervening Event (it being understood that the underlying cause of any of the foregoing may be considered and taken into account in determining whether an Intervening Event has occurred and/or constitute an Intervening Event); and

•

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that, if consummated, would result in such third party’s (or its stockholders’) owning, directly or indirectly, greater than 80% of the equity securities of Anaplan (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or greater than 80% of the assets of Anaplan and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Board of Directors) and that the Board of Directors determines in good faith after consultation with its financial advisors and its outside legal counsel if consummated, is likely to be consummated in accordance with its terms and is to be more favorable to Anaplan’s stockholders (in their capacities as stockholders) than the Merger, taking into account all financial, legal, financing, regulatory and other terms and conditions of such proposal and any changes to the terms of the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or otherwise).

The Board of Directors’ Recommendation; Change in Recommendation

As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board of Directors may not effect a Change in Recommendation except as described below.

Until earlier of the time the Requisite Company Vote is obtained or the termination of the Merger Agreement pursuant to its terms, the Board of Directors may not, by itself or through any of its committees:

•

withhold, withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify, in any manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or any committee thereof of the Merger Agreement, the Merger or the transactions contemplated thereby (the “Anaplan Board Recommendation”);

•	fail to recommend against acceptance of any tender offer or exchange offer for Anaplan’s common stock within ten (10) business days of the commencement of such offer;

•

fail to reconfirm the Anaplan Board Recommendation within ten (10) business days after the commencement of a tender offer or exchange offer or public announcement of an Acquisition Proposal from a third party after written request from Parent to do so;

•	approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal;

•	fail to include the Anaplan Board Recommendation in this Proxy Statement (with any action described in the above being referred to as a “Change in Recommendation”); or

•	adopt, recommend or declare advisable, or publicly propose to adopt, recommend or declare advisable, or allow Anaplan or any of its subsidiaries to execute or enter into, any Acquisition Agreement.

Prior to the adoption of the Merger Agreement by Anaplan’s stockholders and notwithstanding the restrictions described above in the section captioned “The Merger Agreement—Acquisition Proposals,” the Board of Directors is permitted under certain circumstances and subject to Anaplan’s compliance with certain obligations (as summarized below), to (i) make a Change in Recommendation, and (ii) terminate the Merger Agreement and enter into a definitive written agreement providing for a Superior Proposal.

The Board of Directors is permitted to (i) make a Change in Recommendation in the case of a Superior Proposal, or (ii) terminate the Merger Agreement to simultaneously enter into a definitive written agreement providing for a Superior Proposal provided that such Superior Proposal did not result from a material breach of the No-Shop Period restrictions, and if, in each case, the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) (1) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (2) it has complied with the procedure and its obligations as summarized in the following paragraph.

The Board of Directors may not make a Change in Recommendation or terminate the Merger Agreement in the case of a Superior Proposal unless (i) Anaplan shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action (a “Notice of Designated Superior Proposal”), and prior to effecting such Change in Recommendation or termination of the Merger Agreement, Anaplan shall, and shall cause its representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Change in Recommendation is no longer necessary and such Superior Proposal no longer constitutes a Superior Proposal (and in the event of any material change to any of the terms (including any change to the form, amount and timing of payment of consideration) of such Superior Proposal Anaplan shall, in each case, deliver to Parent an additional notice consistent with that described in this clause and a renewed negotiation period under this clause shall commence (except that the five (5) business day period shall instead be equal to two (2) business days; provided that if such additional notice is delivered during the initial five (5) business day negotiation period, the initial negotiation period shall not be reduced by such notice)) and (ii) following such notice period (including any subsequent notice period), the Board of Directors shall have concluded in good faith, after consultation with its outside legal advisor and financial advisors and taking into account Parent’s proposed adjustments (if any) to the terms and conditions of the Merger Agreement, that the failure to effect a Change in Recommendation or terminate the Merger Agreement would be inconsistent with its fiduciary duties under applicable law; provided that, that Anaplan shall not be entitled to terminate the Merger Agreement, and any purported termination shall be void and of no force or effect, unless substantially concurrently with such termination Anaplan pays by wire transfer of immediately available funds a termination fee of $293,122,500.

The Board of Directors is permitted to make a Change in Recommendation in the event of an Intervening Event if the Board of Directors determines in good faith (after consultation with its outside legal counsel) (1) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (2) it has complied with the procedure and its obligations as summarized in the following paragraph.

The Board of Directors may not make a Change in Recommendation in response to an Intervening Event unless (i) Anaplan shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action, and prior to effecting such Change in Recommendation, Anaplan shall, and shall cause its representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Change in Recommendation is no longer necessary (and in the event of any material change to the circumstances related to the Intervening Event, Anaplan shall, in each case, deliver to Parent an additional notice consistent with that described in this clause and a renewed negotiation period under this clause shall commence (except that the five (5) business day period shall instead be equal to two (2) business days; provided that if such additional notice is delivered during the initial five (5) business day negotiation period, the initial negotiation period shall not be reduced by such notice)) and (ii) following such notice period (including any subsequent notice period), the Board of Directors shall have concluded in good faith, after consultation with its outside legal advisor and taking into account Parent’s proposed adjustments (if any) to the terms and conditions of the Merger Agreement, that the failure to effect a Change in Recommendation due to an Intervening Event would be inconsistent with its fiduciary duties under applicable law; and provided, that the Board of Directors shall not be permitted to effect a Change in Recommendation with respect to or in connection with any Acquisition Proposal (which shall be covered by the provisions set forth above regarding a Superior Proposal).

Notwithstanding the restrictions described above, the Merger Agreement does not prohibit Anaplan or the Board of Directors from (i) making any disclosure to Anaplan’s stockholders if the Board of Directors determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law, or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop-look-and-listen” communication to the stockholders); provided, that (A) this exception shall not be deemed to affect whether any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, would otherwise be deemed to be a Change in Recommendation and (B) any such disclosure pursuant to subsection (i) above shall not limit or otherwise affect the obligations of Anaplan or the Board of Directors described above under the sections captioned “The Merger Agreement—Acquisition Proposals” and “The Merger Agreement—The Board of Directors’ Recommendation; Change in Recommendation”. For purposes of clarity and avoidance of doubt, a factually accurate public statement that describes Anaplan’s receipt of an Acquisition Proposal, that the Board of Directors is considering the Acquisition Proposal and that states that no position has been taken by the Board of Directors as to the advisability or desirability of such Acquisition Proposal and the operation of the Merger Agreement with respect thereto will not be deemed a Change in Recommendation.

Stockholders Meeting

Anaplan agreed to take all action necessary to convene a stockholders meeting as promptly as reasonably practicable following the date of mailing of the Proxy Statement (the “Stockholders Meeting”) (provided that, subject to the sentence that follows, the Stockholders Meeting shall not be held later than forty-five (45) days following confirmation from the SEC that it will not review or that it has completed its review of the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified Anaplan prior to the tenth calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement)), for the purpose of obtaining the Requisite Company Vote. Anaplan may postpone or adjourn such meeting (A) to the extent required by applicable law (including to permit the filing and dissemination of any supplement or amendment to the Proxy Statement that the Board of Directors has determined in good faith (after consultation with its outside legal counsel) is required under applicable law), (B) if on a date that is two (2) business days prior to the date the Stockholders Meeting is scheduled (the “Original Meeting Date”), Anaplan has not received proxies representing the Requisite Company Vote, whether or not a quorum is present as long as the date of the Stockholders Meeting is not postponed or adjourned by more than ten (10) days in connection with any one postponement or adjournment or more than an aggregate of forty-five (45) days from the Original Meeting Date in reliance on this clause (B), (C) within the three (3) business days prior to the Original Meeting Date or any date that the Stockholders Meeting is then scheduled to be held, if Anaplan delivers (or has delivered) a notice of an intent to make a Change in Recommendation, as long as the date of the Stockholders Meeting is not postponed or adjourned by more than ten (10) business days, or (D) with the prior written consent of Parent (such consent not be unreasonably withheld, conditioned or delayed).

Once Anaplan has established a record date for the Stockholders Meeting, Anaplan will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or otherwise required by applicable law. Anaplan has agreed that, unless the Merger Agreement is terminated in accordance with its terms, and Anaplan has paid to Parent the Company Termination Fee (as defined below) in accordance with terms of the Merger Agreement, its obligations to hold the Stockholders Meeting and submit the Merger Agreement to Anaplan’s stockholders to obtain the Requisite Company Vote will not be affected in any manner, including in connection with (i) the making of a Change in Recommendation by the Anaplan Board (ii) the commencement of or announcement or disclosure of or communication to Anaplan of any Acquisition Proposal.

Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of the Merger Agreement will be the only matter (other than related procedural matters) that Anaplan will propose to be acted on by its stockholders at the Stockholders Meeting.

Employee Benefits

Following the Effective Time and ending on the first anniversary thereof, Parent shall cause the Surviving Corporation and each of its applicable subsidiaries, to maintain for all employees of Anaplan or its subsidiaries who remain employed by the Surviving Corporation or any affiliate of Parent following the Merger, which we refer to as “Continuing Employees”, during their employment (i) cash compensation levels (which includes salary and wages, target short-term cash bonus opportunities and commission formulas but to exclude long-term cash compensation, any equity or equity-based compensation and severance, separation or change-in-control benefits or features) that are in the aggregate no less favorable than the cash compensation levels provided to them immediately prior to the Effective Time and (ii) employee benefits (other than equity or equity-based benefits, defined benefit pension, retiree welfare or nonqualified deferred compensation) that are substantially comparable in the aggregate to such employee benefits provided to such Continuing Employee immediately prior to the Effective Time.

Further, for purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting or other benefits under any equity incentive plan) under any employee benefits provided to similarly situated employees (such benefits, the “Parent Plans”), Parent will credit each Continuing Employee with his or her years of service with Anaplan or its subsidiaries before the Effective Time, to the same extent and for the same purpose as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar benefit plan of Anaplan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent will, subject in each case to receipt of any required consent of the applicable Parent Plan provider, use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable benefit plans of Anaplan in which such Continuing Employee participated immediately prior to the Effective Time, and (iii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plan.

Financing Efforts

Parent and Merger Sub have represented to Anaplan that:

•

Parent has delivered to Anaplan a true, accurate and complete copy of the fully executed Equity Commitment Letter, pursuant to which, and subject to the terms and conditions thereof, Sponsor has committed to invest the amounts set forth therein.

•	The Equity Commitment Letter provides that Anaplan is a third party beneficiary thereof.

•

As of the date of the Merger Agreement, the Equity Commitment Letter is in full force and effect and are legal, valid and binding obligations of Parent and Merger Sub. As of the date of the Merger Agreement, the Equity Commitment Letter has not been withdrawn, rescinded or terminated. As of the date of the Merger Agreement, the Equity Commitment Letter has not been amended or modified in any respect.

•

The Equity Commitment Letter is the only agreement relating to the Equity Financing as of the date of the Merger Agreement. Other than as expressly set forth in the Equity Commitment Letter, there are no other agreements, side letters, or arrangements, conditions precedent or other contingencies relating to the Equity Commitment Letter that would reasonably be expected to impair the amount, availability or conditionality of the Equity Financing.

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As of the date of the Merger Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, as applicable, under any term of the Equity Commitment Letter or, would (i) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect, (ii) result in any of the conditions in the Equity Commitment Letter not being satisfied or (iii) otherwise result in the Equity Financing not being available on the closing date. Assuming satisfaction of the conditions to each party’s obligation to effect the merger and the conditions to the obligation of Parent and Merger Sub to effect the Merger, as of the date of the Merger Agreement, each of Parent and Merger Sub has no reason to believe that any of the conditions in the Equity Commitment Letter will fail to be satisfied on a timely basis or that the full amount of the Equity Financing will not be available to be funded at the Effective Time.

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The aggregate proceeds from the Equity Financing constitute all of the financing required for the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and are sufficient in amount for Parent or Merger Sub, as applicable, to pay the Merger Consideration payable for all shares of Anaplan common stock in connection with the transactions contemplated by the Merger Agreement, any other amounts required to be paid at the closing in connection with the consummation of the transactions contemplated by the Merger Agreement(including any and all payments with respect to Company Stock Options or Company RSUs payable under the Merger Agreement at closing) and, together with the Company’s cash on hand as of the closing date, all associated fees, costs and expenses in connection with the Merger and the other transactions contemplated by the Merger Agreement, including the Equity Financing, in each case, to the extent required to be paid on the closing date (collectively, the Required Amount, as defined in the section of this Proxy Statement captioned “The Merger—Financing of the Merger—Equity Financing”). The only conditions precedent related to the obligations of Sponsor to fund the full amount of the Equity Financing are expressly set forth in the Equity Commitment Letter.

Each of Parent and Merger Sub has agreed to use its (and has agreed to cause certain affiliates to use their) reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable and obtain the proceeds of the Equity Financing on the terms and conditions, described in the Equity Commitment Letter, including using reasonable best efforts to:

•	comply with and maintain in effect the Equity Financing and the Equity Commitment Letter;

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satisfy, or cause their respective Representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Equity Financing contemplated by the Equity Commitment Letter that are within its control (subject to and without expanding any of Parent’s or Merger Sub’s express obligations under the Merger Agreement);

•	comply with its obligations under the Equity Commitment Letter; and

•	enforce its rights (other than through litigation) under the Equity Commitment Letter.

Parent and Merger Sub shall not agree to or permit any amendment, supplement, termination, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under the Equity Commitment Letter that would impact the amount or timing of the Equity Financing or the availability of the Equity Financing at the closing, in each case, in a manner that would adversely affect Parent’s ability to fund the Required Amount at the closing, without the prior written consent of Anaplan.

Anaplan, at Parent’s sole expense, has agreed to, and has agreed to cause each of its subsidiaries to, use its and their respective reasonable best efforts to provide such cooperation in connection with arranging, obtaining and syndicating the debt financing for the transactions contemplated by the Merger Agreement (the “Debt Financing”) as may be reasonably requested by Parent or Merger Sub, as applicable, as is necessary and customary in connection with the arrangement of debt financings; provided that such requested cooperation is consistent with applicable law and does not unreasonably interfere with the ongoing operations of Anaplan or any of its subsidiaries. Such cooperation shall include:

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preparing and furnishing Parent or Merger Sub, as applicable, and the Lenders (as defined below), not later than a time reasonably sufficient to allow Parent or Merger Sub, as applicable, to satisfy the conditions in any definitive documentation in respect of the Debt Financing (“Debt Financing Documentation”, all Required Information (as defined below) and all other financial and other pertinent information and disclosures regarding Anaplan and its subsidiaries as may be reasonably requested by Parent or Merger Sub, as applicable, for use in connection with the Debt Financing);

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causing Anaplan’s senior officers with appropriate expertise to participate in a reasonable number of lender meetings, rating agency presentations and due diligence meetings at reasonable times and upon reasonable advance notice;

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assisting Parent and Merger Sub, as applicable, and the Lenders in the preparation of (A) debt marketing documents (and any supplements thereto) solely with respect to information relating to Anaplan and its subsidiaries and (B) pro forma financial statements or other pro forma financial information, in each case to the extent reasonably requested by Parent; provided, that (1) any such debt marketing documents (and any supplements thereto), financial statements or other financial information with respect to Anaplan shall only reflect the Surviving Corporation as the obligor(s), (2) Anaplan shall not be responsible for the preparation of such debt marketing documents (and any supplements thereto), pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated by the Merger Agreement and (3) Anaplan’s assistance shall relate solely to the financial information and data derived from Anaplan’s historical books and records (which shall not involve Anaplan itself preparing such pro forma financial information), and providing reasonable cooperation with the due diligence efforts of the Lenders to the extent reasonable and customary;

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reasonably cooperating with the marketing efforts of Parent and the Lenders in connection with the Debt Financing, including direct contact between such management of Anaplan and potential lenders in the Debt Financing;

•	reasonably cooperating with Parent’s legal counsel in connection with customary legal opinions required of Parent in connection with the Debt Financing;

•	reasonably assisting Parent or in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Financing Documentation, including assisting Parent and the

Lenders in the preparation of customary materials for rating agency presentations solely with respect to information relating to Anaplan and its subsidiaries;

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reasonably assisting in the preparation of, and executing and delivering, Debt Financing Documentation and other customary financing documents, including guaranty and collateral documents and other certificates, schedules and documents as may be reasonably requested by Parent or Merger Sub, as applicable;

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facilitating the pledging of, granting security interests in and obtaining performance liens on, collateral for the Debt Financing (including delivery of original stock certificates and original stock powers of Anaplan’s subsidiaries to the extent required on the closing date by the Lenders in connection with the Debt Financing and to the extent available to Anaplan);

•	using reasonable best efforts to assist the Lenders in benefiting from the existing lending relationships of Anaplan;

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taking all ministerial company actions, subject to and only effective upon the occurrence of the Effective time, reasonably requested by Parent or Merger Sub, as applicable, to permit the consummation of the Debt Financing; and

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at least three (3) business days prior to closing, providing all documentation and other information about Anaplan and its subsidiaries, in each case as is reasonably requested in writing by Parent and Merger Sub at least ten (10) business days prior to closing in connection with the Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the requirements of 31 C.F.R. §1010.230.

For purposes of the Merger Agreement, (x) “Required Information” means (i) the audited consolidated balance sheets at the end of, and the related statements of income (or loss) and cash flows of the Company and its consolidated subsidiaries for, the three (3) most recently completed fiscal years ended at least 90 days prior to the closing date, and (ii) the unaudited consolidated balance sheets at the end of, and the related statements of income (or loss) and cash flows of the Company and its consolidated subsidiaries for, each fiscal quarter or three, six or nine month period, as applicable, (but excluding the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the closing date (in the case of this clause (ii), without footnotes) together with the consolidated balance sheet and related statements of income (or loss) and cash flows of the Company and its consolidated subsidiaries for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP, and (y) “Lenders” means the financial institutions, agents, arrangers, and institutional investors that at any time have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing, including such persons who are party to any Debt Financing Documentation entered into pursuant thereto or relating thereto (together with their successors and assigns).

However:

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neither Anaplan nor any of its subsidiaries shall be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other actual or potential liability or obligation in connection with the Debt Financing that is not subject to the occurrence of the closing;

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no director, manager, officer or employee of Anaplan or any of its subsidiaries shall be required to deliver any certificate or take any other action to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee;

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none of Anaplan, any of its subsidiaries, or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing; provided, that this shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the closing date by any persons that shall remain or will become officers or directors of Anaplan or any of its subsidiaries as of the Effective Time; and

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neither Anaplan nor any of its subsidiaries shall be required to take any action that would reasonably be expected, in the reasonable judgment of Anaplan, to conflict with, or result in any violation or material breach of, any applicable law, any material contract of Anaplan or any obligations of confidentiality (not created in contemplation of the Merger Agreement) binding on Anaplan or any of its subsidiaries.

In the event that the closing does not occur, Parent or Merger Sub, as applicable, shall, promptly upon request by Anaplan, reimburse Anaplan for all reasonable and documented out-of-pocket costs and expenses incurred by Anaplan, its subsidiaries and their representatives in connection with their respective obligations to cooperate with the Debt Financing. Parent and Merger Sub shall jointly and severally indemnify and hold harmless Anaplan, its subsidiaries and their respective representatives from and against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements suffered or incurred by any of them in connection with the Debt Financing and any information supplied or provided in connection therewith (other than to the extent suffered or incurred as a result of (i) the gross negligence, willful misconduct or material breach of the Merger Agreement in each case as determined by a court of competent jurisdiction by Anaplan, any subsidiary of Anaplan or any representative thereof or (ii) any inaccuracy (other than any immaterial inaccuracy) in the historical financial information provided by Anaplan to Parent pursuant to the definition of Required Information).

Other Investors

Prior to the Effective Time, without the prior written consent of Anaplan, Parent shall not permit or agree to permit any person, other than Sponsor, to obtain any equity interests (or rights to obtain any equity interests) in Parent or Merger Sub if such acquisition of equity interests or rights to obtain such equity interests would reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period under any antitrust law; (b) materially increase the risk of any governmental authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by the Merger Agreement; (c) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Management

Prior to the Effective Time, without the prior written consent of Anaplan (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not knowingly permit or agree to permit any person (acting at its direction) to, directly or indirectly, enter into any agreement, arrangement or understanding (whether or not binding) with any executive officer of Anaplan relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable in connection with the transactions contemplated by the Merger Agreement or after the Effective Time, (ii) any equity rollover or other similar transaction, or any equity or other investment in Parent, Anaplan or any parent company thereof, or any affiliate of Parent, Anaplan or any parent company thereof, at or prior to the Effective Time or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of Anaplan with Parent, Anaplan or any parent company thereof, or affiliate of Parent, Anaplan or any parent company thereof, from and after the Effective Time.

Efforts to Close the Merger

Parent and Anaplan have agreed to use their respective reasonable best efforts to effect the transactions contemplated by the Merger Agreement and at the reasonable request of another party, shall execute and deliver other instruments and do and perform other acts and things as may be necessary, proper or desirable for effecting the consummation of the Merger Agreement the transactions contemplated by the Merger Agreement. In particular, the Merger Agreement contains certain other additional agreements among Anaplan, Parent and Merger Sub relating to, among other things:

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prompt notification by Anaplan to Parent and Merger Sub regarding any legal action commenced or threatened relating to the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement;

•	cooperation between Anaplan and Parent in connection with public announcements;

•	cooperation among Anaplan, Parent and Merger Sub in using reasonable best efforts to effect all regulatory filings and obtain necessary consents of all third parties and governmental authorities;

•	exercising reasonable best efforts by Anaplan to obtain certain consents from contractual counterparties;

•	the delisting of Anaplan common stock; and

•	notifying the other party of the receipt of certain communications from any governmental authority or third party in connection with the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, if any Action is instituted (or threatened to be instituted) challenging the transactions contemplated by the Merger Agreement as violative of any antitrust law, Parent will use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing on or before the Outside Date, including defending through litigation any claim asserted in any court with respect to the transactions contemplated by the Merger Agreement by the Federal Trade Commission, the Antitrust Division or any other applicable governmental authority or any private party under any antitrust law; and (ii) avoid or eliminate each and every impediment under any antitrust law so as to enable the closing to occur as soon as possible (and in any event no later than the Outside Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing, or disposition of such businesses, product lines, equity holdings, technology, intellectual property, or other assets of Parent or its subsidiaries (including the Company or its subsidiaries after the closing) and (B) otherwise taking or committing to take actions that after the closing would limit Parent’s freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines, equity interests, technology, intellectual property, or other assets of Parent or the Company and/or their respective subsidiaries (each of the impediments set forth in the preceding clauses (A) and (B), an “Antitrust Restraint”); provided, however, that (x) Parent shall not be required to agree to any Antitrust Restraint that, individually or in the aggregate, would, or would reasonably be expected to, result in a Material Adverse Effect, and (y) Parent shall not be required to agree to any Antitrust Restraint that is not conditioned upon the consummation of the transactions contemplated by the Merger Agreement.

During the period beginning on the date of the Merger Agreement through the date on which the condition in the Merger Agreement with respect to obtaining antitrust approvals is satisfied or waived, Parent and Merger Sub shall not, and shall cause their affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period under any antitrust law; (ii) materially increase the risk of any governmental authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by the Merger Agreement; or (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise.

Indemnification and Insurance

From and after the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Anaplan pursuant to the Indemnification Agreements (and all other indemnification agreements of Anaplan that are on terms substantially similar to the Indemnification Agreements) and any indemnification, exculpation or advancement of expenses provisions under the certificate of incorporation or bylaws of Anaplan (or comparable organizational documents of its subsidiaries) in effect as of the date of the Merger Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable law.

Prior to the Effective Time, Anaplan shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide D&O Insurance in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of the Merger Agreement by Anaplan’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 400% of the amount per annum Anaplan paid in its last full fiscal year (provided, that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount). In furtherance of and subject to the foregoing, prior to the Effective Time, Anaplan shall purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to the foregoing; Parent and the Surviving Corporation shall not cancel any D&O Insurance (Including any “tail” directors’ and officers’ liability insurance policy) during its term.

The rights of each Indemnified Person set forth above shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to law, contract or otherwise. The obligations of Parent and the Surviving Corporation shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom the foregoing provisions apply without the consent of such affected Indemnified Person. Parent shall cause the Surviving Corporation to pay all expenses, including reasonable attorneys’ fees, that may be incurred by an Indemnified Person in enforcing the indemnity and other obligations provided pursuant to the foregoing provisions.

If (1) Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or (2) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth above.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by law) waiver by Anaplan and Parent of the following conditions:

•	the adoption of the Merger Agreement by the Requisite Company Vote;

•	the expiration or termination of the applicable waiting period under the HSR Act; and

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent of each of the following additional conditions:

•	The representations and warranties of Anaplan:

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contained in Sections 3.23 (Takeover Laws) and 3.25 (Opinion of Financial Advisor) of the Merger Agreement shall be true and correct in all material respects as of the closing date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period);

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contained in Sections 3.3(a), 3.3(b) and 3.3(c) (Capitalization) of the Merger Agreement shall be true and correct as of the closing date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except for any inaccuracy or combination of inaccuracies in such representations and warranties that do not result, in aggregate, in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $60,000,000;

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contained in Section 3.4 (Authority Relative to this Agreement), clause (i) of the second sentence of Section 3.8 (Absence of Certain Changes or Events) and Section 3.24 (Brokers and Expenses) of the Merger Agreement shall be true and correct in all respects as of the closing date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period); and

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all the representations and warranties other than those in respect of the matters described in the three bullets above, being true and correct as of the closing date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in the Merger Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

•	Anaplan having performed in all material respects the covenants or agreements under the Merger Agreement to be performed or complied with by it as of the closing date;

•	Since the date of the Merger Agreement, neither a Material Adverse Effect nor an Effect that would reasonably be expected to have a Material Adverse Effect, has occurred that is continuing; and

•	Parent’s receipt of a certificate of Anaplan signed on its behalf by a duly authorized executive of Anaplan certifying the matters in the foregoing bullets.

In addition, the obligation of Anaplan to consummate the Merger is subject to the satisfaction or waiver by Anaplan of each of the following additional conditions:

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The representations of Parent and Merger Sub shall have been true and correct in all respects as of the closing date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by the Merger Agreement or perform their respective obligations under the Merger Agreement;

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Parent and Merger Sub each having performed in all material respects the covenants or agreements required under the Merger Agreement to be performed or complied with by them as of the closing date; and

•	Anaplan’s receipt of a certificate signed by a duly authorized executive officer of each of Parent and Merger Sub certifying the matters in the foregoing bullets.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	By mutual written consent of Anaplan and Parent;

•	By either Anaplan or Parent:

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if the Merger is not consummated on or before the Outside Date (except that the right to terminate the Merger Agreement as a result of the occurrence of the Outside Date will not be available to any party whose material failure to fulfill any obligation under the Merger Agreement has been the substantial or primary cause of, or resulted in, the failure of such acceptance to occur on or before the Outside Date);

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if any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or other law that (x) makes the consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and Anaplan from consummating the Merger, and, in each case, such Order or law shall have become final and non-appealable; provided that the right to terminate the Merger Agreement under this bullet shall not be available to any party whose material failure to perform or comply with its obligations pursuant to the Merger Agreement in respect of such Order or law; or

•	if Anaplan’s stockholders fail to approve the proposal to adopt the Merger Agreement at the Special Meeting, or any adjournment or postponement thereof, at which a vote on such proposal is taken;

•	By Anaplan:

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if there is an inaccuracy in Parent’s or Merger Sub’s representations in the Merger Agreement, or a breach by Parent or Merger Sub of its covenants therein, that would, respectively, cause the representations and warranties or Parent or Merger Sub to not be true and correct, except as has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or other transactions contemplated by the Merger Agreement or to be in material breach of their respective obligations under the Merger Agreement as of the Closing; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by Anaplan of such breach, then Anaplan may not terminate the Merger Agreement (x) prior to such date if Parent and Merger Sub are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date (collectively, “Parent’s Inaccuracy in Representation”);

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at any time prior to obtaining the Requisite Company Vote, if the Board of Directors, subject to compliance with the terms of the Merger Agreement, has authorized entry into an Acquisition Agreement with respect to a Superior Proposal, and concurrently with, and as a condition to, such termination, Anaplan pays a termination fee of $293,122,500; or

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if (i) all of the conditions applicable to all parties’ obligations to consummate the Merger and Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived (other than those that, by their nature, are to be satisfied at the closing; provided that those conditions could be satisfied if the closing were to occur), (ii) Anaplan has irrevocably confirmed in writing to Parent that it is prepared, willing and able to effect the consummation of the closing and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof, and (iii) Parent fails to consummate the closing within three (3) business days following the later of (x) the date the closing should have occurred pursuant to the terms of the Merger Agreement and (y) delivery of such confirmation (collectively, “Parent’s Failure to Close”).

•	By Parent or Merger Sub:

•

if there is an inaccuracy in Anaplan’s representations in the Merger Agreement, or a breach by Anaplan of its covenants therein, that would, respectively, cause the condition with respect to Anaplan’s satisfaction of its representations and warranties as of the closing to not be satisfied or to be in material breach of its obligations under the Merger Agreement as of the closing; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Anaplan is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Merger Agreement (x) prior to such date if Anaplan is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date (collectively, “Anaplan’s Inaccuracy in Representation”); or

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if the Board of Directors or any committee thereof shall have made a Change in Recommendation (provided that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate the Merger Agreement); provided, however, that Parent and Merger Sub may not terminate the Merger Agreement pursuant to the preceding sentence if Parent of Merger Sub fails terminate this Agreement pursuant the preceding sentence prior to 11:59 p.m., Pacific Time on the date which is ten (10) business days after Parent is notified in writing that the Anaplan Board has effected a Change in Recommendation.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will become void and without any further liability on the part of any party thereto. However, certain provisions of the Merger Agreement relating to certain confidentiality obligations, certain financing-related indemnification and reimbursement obligations, the effect of termination of the Merger Agreement, termination fees, enforcement costs, expenses, and certain general provisions, will survive any termination of the Merger Agreement. Termination shall not relieve any party of liability and each party shall remain liable for any willful and material breach of its representations, warranties or covenants.

Termination Fees

If the Merger Agreement is terminated in specified circumstances, the terminating party may be required to pay a termination fee. Parent would be entitled to receive a termination fee equal to $293,122,500 from Anaplan (the “Company Termination Fee”) under the following circumstances:

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(A) if the Merger Agreement is terminated (i) by Parent, Merger Sub or Anaplan due to the Merger not having occurred by the Outside Date (and at the time of any such termination the conditions, any applicable waiting period under the HSR Act shall have expired, and no Order or law has the effect of preventing, enjoining, prohibiting or making illegal consummation of the Merger) or (ii) by Parent or Merger Sub as a result of Anaplan’s Inaccuracy in Representation, (B) an Acquisition Proposal by a third party shall have been publicly announced after the date of the Merger Agreement and not withdrawn prior to such termination and (C) within 12 months after such termination (I) Anaplan enters into a definitive agreement with respect to an Acquisition Proposal that is later consummated or (II) an Acquisition Proposal (in the case of each (I) and (II), whether or not involving the same Acquisition Proposal which was made after the date of the Merger Agreement) is consummated (with all references to 25% in the definition thereof being treated as references to 50.1% for purposes of this provision);

•	if the Merger Agreement is terminated by Parent or Merger Sub in connection with a Change in Recommendation; or

•

if the Merger Agreement is terminated by Anaplan due to authorization by its Board of Director to enter into an Acquisition Agreement with respect to a Superior Proposal at any time prior to obtaining the Requisite Company Vote.

Anaplan would be entitled to receive a reverse termination fee equal to $586,245,000 from Parent (the “Parent Termination Fee”) under the following circumstances:

•	if the Merger Agreement is terminated by Anaplan as a result of Parent’s Inaccuracy in Representation or Parent’s Failure to Close; or

•

if the Merger Agreement is terminated by either Parent or Merger Sub in connection with the failure of the Merger to be consummated by the Outside Date, in circumstances in which Anaplan would have been entitled to terminate the Merger Agreement as a result of Parent’s Inaccuracy in Representation or Parent’s Failure to Close.

Each of the parties has expressly acknowledged and agreed on behalf of itself and its respective affiliates that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but rather each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, respectively, in the circumstances in which the Company Termination Fee or the Parent Termination Fee, respectively, is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the transactions contemplated thereby, which amount would otherwise be impossible to calculate with precision.

Specific Performance

Parent and Merger Sub are entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement by Anaplan in the courts described in the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, including Anaplan’s obligation to consummate the Merger.

Anaplan is entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement by Parent and Merger Sub in the courts described in the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

If, prior to the Outside Date, as applicable, any of Parent, Merger Sub or Anaplan brings any Action to enforce specifically the performance of the terms and provisions of the Merger Agreement (other than any such terms and provisions that expressly survive the termination of the Merger Agreement) by any other party thereto, the Outside Date shall automatically be extended to the later of (i) 5:00 p.m. Pacific Time on the twentieth (20th) business day following the resolution of such Action and (ii) such other date and time established by the court presiding over such Action, as the case may be, solely if such later date and time is later than the Outside Date.

The election of Anaplan to pursue an injunction, specific performance or other equitable relief under the Merger agreement and the Equity Commitment Letter shall not restrict, impair or otherwise limit Anaplan from seeking to terminate the Merger Agreement and receiving monetary damages from Parent or Merger Sub pursuant to the Merger agreement in lieu of specific performance. However, under no circumstances is Anaplan permitted or entitled to receive both (x) a grant of specific performance of the obligation to close and (y) any money damages, including all or any portion of the Parent Termination Fee.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Anaplan, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement; provided that all filing fees paid by any party in respect of any and all filings under the antitrust laws shall be borne by Parent.

Waiver

Prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained in the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing by the parties to the Merger Agreement at any time before or after adoption of the Merger Agreement by stockholders; provided that, after receipt of the Requisite Company Vote, if any amendment shall be applicable law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of Anaplan or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. No amendment that is adverse to the interests of any Lenders, together with its related parties, shall be effective as to such Lender, or its related parties, without the prior written consent of such Lender, or its related parties.

Governing Law

The Merger Agreement is governed by Delaware law without regard to any applicable conflicts of law; provided that any disputes involving any Lender, or its related parties, will be governed by and construed and enforced in accordance with New York law without giving regard to any applicable conflicts or choice of law principles that would result in the application of any law other than New York law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our common stock as of April 1, 2022 by:

•	each stockholder, or group of affiliated stockholders, known to us to beneficially own more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The table below is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through April 1, 2022.

The percentage ownership is based upon 150,450,337 shares of common stock outstanding as of April 1, 2022.

For purposes of the table below, we deem shares of common stock subject to options or warrants that are currently exercisable or exercisable within sixty (60) days of April 1, 2022 and common stock subject to restricted stock unit awards that will vest within sixty (60) days of April 1, 2022 to be outstanding and to be beneficially owned by the person holding the options, warrants, or restricted stock unit award for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
FMR LLC (2)	10,170,150	6.8%
The Vanguard Group (3)	13,141,007	8.7%
Named Executive Officers and Directors
Frank Calderoni (4)	3,594,206	2.4%
Ana Pinczuk(5)	166,534	*
David H. Morton, Jr. (6)	1,212	*
Vivie Lee (7)	1,173	*
Robert E. Beauchamp (8)	193,337	*
Susan L. Bostrom (9)	156,337	*
David Conte (10)	261,337	*
Allan Leinwand (11)	6,151	*
Brooke Major-Reid (12)	1,676	*
Sandesh Patnam (13)	2,125,457	1.4%
Suresh Vasudevan (14)	11,731	*
Yvonne Wassenaar (15)	7,822	*
All current directors and executive officers as a group (12 persons)(16)	6,588,090	4.3%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Anaplan, Inc. is 50 Hawthorne Street, San Francisco, California 9410510960 Wilshire Blvd, 23rd Floor, Los Angeles, CA 90024.

(2)

Based solely on the information contained in a Schedule 13G filed with the SEC by FMR LLC (“FMR”) and Abigail P. Johnson on February 9, 2022, FMR and Ms. Johnson are the beneficial owners of 10,170,150 shares of common stock. FMR has sole power to vote or direct the vote with respect to 856,354 shares that it beneficially owns and no shared voting power. It has sole power to dispose or direct the disposition of 10,170,150 shares that it beneficially owns and no shared dispositive power. Ms. Johnson is a director, the Chairman and the Chief Executive Officer of FMR. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for each person and entity listed above is 245 Summer Street, Boston, Massachusetts 02110.

(3)

Based on information provided in a Schedule 13G/A that was filed with the SEC on February 10, 2022, by The Vanguard Group, Inc., The Vanguard Group, Inc. reported sole voting power with respect to 0 shares, sole dispositive power with respect to 12,935,904 shares, shared voting power with respect to 82,667 shares and shared dispositive power with respect to 205,103 shares of our common stock as of December 31, 2021. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of securities reported herein. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Consists of (i) 752,892 shares of common stock held by Mr. Calderoni, (ii) 381,459 shares of common stock held by Frank Calderoni & Brenda Zawatski Living Trust U/A/D 3/11/05, of which Frank Calderoni and his wife are trustees and beneficiaries, and (iii) 2,459,855 shares subject to options exercisable within 60 days of April 1, 2022.

(5)	Consists of (i) 54,867shares of common stock and (ii) 111,667 shares of common stock subject to options exercisable within 60 days of April 1, 2022.
(6)	Consists of 1,212 shares of common stock. Based solely on information provided to the Company by Mr. Morton, a former executive officer, as of March 7, 2022.
(7)	Consists of 1,173 shares of common stock. Based solely on information provided to the Company by Ms. Lee, a former executive officer, as of March 11, 2022.
(8)	Consists of (i) 55,567 shares of common stock and (ii) 137,770 shares of common stock subject to options exercisable within 60 days of April 1, 2022.
(9)	Consists of (i) 8,567 shares of common stock and (ii) 147,770 shares of common stock subject to options exercisable within 60 days of April 1, 2022.
(10)	Consists of (i) 258,567 shares of common stock and (ii) 2,770 shares of common stock subject to options exercisable within 60 days of April 1, 2022.
(11)	Consists of (i) 5,557 shares of common stock and (ii) 594 shares of common stock subject to options exercisable within 60 days of April 1, 2022.
(12)	Consists of 1,676 shares of common stock.
(13)

Consists of (i) 59,283 shares of common stock by Mr. Patnam, (ii) 2,063,404 shares of common stock held by Napean Trading and Investment Company (Singapore) Pte. Ltd., an entity affiliated with Premji Invest, and (iii) 2,770 shares of common stock subject to options exercisable within 60 days of April 1, 2022. Mr. Patnam is affiliated with Premji Invest and as such Mr. Patnam may be deemed to have voting and investment power with respect to shares held by Napean Trading and Investment Co (Singapore) Pte. Ltd.

Mr. Patnam disclaims beneficial ownership of the shares held by Napean Trading and Investment Co (Singapore) Pte. Ltd. except to the extent of any pecuniary interest therein.
(14)	Consists of (i) 8,757 shares of common stock and (ii) 2,974 shares of common stock subject to options exercisable within 60 days of April 1, 2022.
(15)	Consists of (i) 6,480 shares of common stock and (i) 1,342 shares of common stock subject to options exercisable within 60 days of April 1, 2022.
(16)	Consists of (i) 3,720,578 shares of common stock and (ii) 2,867,512 shares of common stock subject to options that are exercisable within 60 days of April 1, 2022.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Anaplan. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

Anaplan will hold an annual meeting in 2022 only if the Merger has not already been completed.

To be submitted for inclusion in the Proxy Statement for any 2022 annual meeting of stockholders, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by our corporate secretary no later than December 22, 2021.

Our bylaws set forth procedures to be followed by stockholders who wish to nominate candidates for election to the Anaplan Board in connection with annual meetings of stockholders or who wish to bring forth other business at the annual meeting of stockholders. All such nominations must be accompanied by certain background and other information specified in our bylaws. A stockholder wishing to nominate a director for the 2022 annual meeting of stockholders must have provided written notice to the corporate secretary of their intention to make such nomination no earlier than February 2, 2022, and no later than March 4, 2022.

A copy of our amended and restated bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary, Anaplan Inc., 50 Hawthorne Street, San Francisco, California 94105. A current copy of our bylaws also is available at our corporate website at www.investors.anaplan.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Anaplan, Inc.

Attn: Corporate Secretary

50 Hawthorne Street

San Francisco, California 94105

Phone: (415) 742-8199

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.anaplan.com. The information included on our website is not incorporated by reference into this Proxy Statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

509 Madison Avenue

Suite 1206

New York, NY 10022

Banks and Brokers Call: (203) 561-6945

Stockholders Call Toll Free: (800) 662-5200

Email: PLAN@investor.morrowsodali.com

MISCELLANEOUS

Anaplan has supplied all information relating to Anaplan, and Parent has supplied, and Anaplan has not independently verified, all of the information relating to Parent and Merger Sub contained in this Proxy Statement.

You should rely only on the information contained in this Proxy Statement, including the annexes to this Proxy Statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated                     , 2022. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement), and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

ALPINE PARENT, LLC,

ALPINE MERGER SUB, INC.

and

ANAPLAN, INC.

Dated as of March 20, 2022

A-i

Index of Exhibits

Exhibit A    Certificate of Incorporation of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2022 (this “Agreement”), among Alpine Parent, LLC, a Delaware limited liability company (“Parent”), Alpine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Anaplan, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (i) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are advisable, fair to, and in the best interests of, the Company and the holders of shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”) (shares of Company Common Stock being hereinafter collectively referred to as “Company Shares”); (ii) approved this Agreement and the Transactions (including the Merger); and (iii) subject to the terms hereof, resolved and agreed to recommend that holders of Company Shares adopt this Agreement and approve the Merger;

WHEREAS, the board of directors of Parent has unanimously adopted and declared advisable this Agreement and the Transactions (including the Merger);

WHEREAS, the board of directors of Merger Sub has unanimously: (i) determined that this Agreement and the Transactions (including the Merger) are advisable, fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub; (ii) approved this Agreement and the Transactions (including the Merger); and (iii) subject to the terms hereof, resolved and agreed to recommend that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, will promptly approve and adopt this Agreement and the Merger following the execution hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any person making an Acquisition Proposal, the terms of which are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission to the Company of Acquisition Proposals and such confidentiality agreement shall permit the Company to comply with its obligations under this Agreement, including Section 6.2 hereof).

“Acquisition Proposal” means any bona fide proposal, offer or indication of interest from a Third Party (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute twenty-five percent (25%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) beneficial ownership of equity securities representing twenty-five percent (25%) or more of the total outstanding voting power of the Company; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty-five percent (25%) or more of the total voting power of the Company; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Company, as a result of which the owners of the equity securities of the Company immediately prior to such event beneficially own equity securities representing less than seventy-five percent (75%) of the total voting power of the surviving entity immediately following such event; or (iv) any liquidation or dissolution of the Company, in each case other than the Transactions and transactions otherwise permitted by the terms of Section 5.1.

“Action” means any litigation, suit, action, hearing, proceeding, claim, charge, complaint, audit, investigation, arbitration or mediation by or before a Governmental Authority or mediator of competent jurisdiction.

“Additional Vesting Company RSUs” means, with respect to each holder of Company RSUs, such Company RSUs that would have vested, in accordance with their terms as in effect on the date hereof, on or prior to January 31, 2023.

“Additional Vesting Company Stock Options” means, with respect to each holder of Company Stock Options, such Company Stock Options that would have vested, in accordance with their terms as in effect on the date hereof, on or prior to January 31, 2023.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” means a person who shall be deemed to be the beneficial owner as determined by Rule 13d-3 of the Exchange Act.

“business day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as amended.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020, the Consolidated Appropriations Act of 2021 and the Taxpayer Certainty and Disaster Tax Relief Act, in each case, together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company.

“Company ESPP” means the Company 2018 Employee Stock Purchase Plan.

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) or licensed to the Company or any Company Subsidiary, or that the

Company or any Company Subsidiary otherwise has the right to use (or that the Company or any Company Subsidiary claims or purports to own or have a license with respect to or otherwise have a right to use).

“Company Performance Award” means any Company Performance Option or Company Performance RSU.

“Company RSU” means an award of any restricted stock units (including any Company Performance RSUs) under any of the Company Stock Plans that provides for payment at a future date of one or more shares of Company Common Stock or value derived therefrom.

“Company Software” means Software in the Owned Company Intellectual Property.

“Company Stock Option” means any option to purchase one or more shares of the Company’s Common Stock granted under any of the Company Stock Plans (including any Company Performance Options).

“Company Stock Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted Company Stock Options or Company RSUs (which as of the date of this Agreement includes only the 2012 Stock Plan, as amended through August 17, 2018, and the 2018 Equity Incentive Plan, as adopted on August 31, 2018).

“Company Termination Fee” shall mean an amount equal to $293,122,500.

“Continuing Employees” mean all employees of the Company or any Company Subsidiary who (i) at the Effective Time, continue their employment with the Company or any Company Subsidiary, or (ii) remain or become, at the Effective Time, employees of the Company, any Company Subsidiary or Parent.

“Contract” means any legally binding contract, subcontract, agreement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, concession, franchise, option, insurance policy, benefit plan or guaranty and any similar legally binding undertaking, commitment or pledge.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyrights” means any and all U.S. and foreign copyrights, mask works, and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means measures, recommendations, directives, guidelines or orders promulgated or issued by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, to address COVID-19, including the CARES Act and the Families First Coronavirus Response Act of 2020.

“Credit Facility” means the Credit Agreement, dated as of April 30, 2018, by and among the Company, the financial institutions listed therein as lenders, Wells Fargo Bank, N.A. as administrative agent and issuing lender for the lenders named therein, Comerica Bank as issuing lender and Wells Fargo Securities, LLC, as sole lead arranger and sole book runner, as amended to date.

“Debt Financing Documentation” means any definitive documentation in respect of the Debt Financing.

“Debt Marketing Documents” means reasonable and customary bank books and syndication documents and materials, including confidential information memoranda, lender presentations, rating agency materials and presentations, and similar reasonable and customary documents and materials in connection with the Debt Financing.

“Delaware Law” means the DGCL and any other applicable Law (including common law) of the State of Delaware.

“Environmental Laws” means any Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, including the exposure of any individual to Hazardous Substances, (ii) the manufacture, handling, transport, transfer, use, recycling, treatment, storage, investigation, removal, remediation, exposure of others to, distribution or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution, regulation or protection of the indoor or outdoor environment or natural resources or human health and safety as it relates to environmental protection, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and their state and local counterparts; or (iv) any Laws governing or applicable to any product content including, without limitation, the European Union Directives 2012/19/EU (Waste Electrical and Electronic Equipment Directive) and 2011/65/EU (Restriction on the Use of Hazardous Substances).

“ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, national, supranational, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court, arbitral body (public or private) or other tribunal); or (iv) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or similar power of any nature (including stock exchanges).

“Hazardous Substances” means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, or radioactive by any Governmental Authority of competent jurisdiction pursuant to any Environmental Law; provided, that Hazardous Substances shall not include office and janitorial supplies that are safely maintained.

“Indebtedness” means any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) indebtedness for borrowed money (including any capital lease obligations) of the Company or any Company Subsidiary; (ii) obligations of the Company or any Company Subsidiary evidenced by any note, bond, debenture or other debt security; (iii) the deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) obligations under any bankers’ acceptances or letters of credit (to the extent drawn upon), performance bonds or similar obligations; (v) obligations in respect of any interest rate, currency, swap or other hedging agreements; (vi) obligations of another person secured by a Lien on any asset of the Company or any Company Subsidiary; and (vii) obligations of other persons of the nature of those referred to in clauses (i) through (vi) that are guaranteed by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary is otherwise liable.

“Indemnified Person” means each person who is now or was prior to the Effective Time an officer or director of the Company or any Company Subsidiary and each person who is now or was prior to the Effective Time an officer or director of the Company or any Company Subsidiary who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA).

“Intellectual Property” means any and all (i) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (iii) databases and other compilations and collections of data or information (“Databases”); (iv) trademarks, service marks, logos and design marks, and trade dress, together with all goodwill associated with any of the foregoing (“Trademarks”); (v) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”) and (vi) confidential and proprietary information and other intangible materials not generally known to the public that that derive independent economic value from not being generally known or readily ascertainable, including (to the extent maintained as a trade secret) (A) any technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, and other information and other intangible materials; (B) customer, vendor, and distributor lists, contact and registration information, and correspondence; and (C) any specifications, designs, prototypes, and schematics (this clause (vi), collectively, “Trade Secrets”).

“Intellectual Property Rights” means any and all rights recognized by any Governmental Authority anywhere in the world in the Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to Domain Names, including registrations thereof and applications therefor; (vi) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; and (vii) rights with respect to Databases, including registrations thereof and applications therefor.

“knowledge of the Company” means the actual knowledge, as of the date of this Agreement, of each of Chief Executive Officer, Chief Financial Officer, Chief Product Officer, Chief Revenue Officer, Chief Culture Officer and General Counsel, including in each case the knowledge that such person would have obtained in the reasonable conduct of his or her duties after familiarizing himself or herself with the terms and conditions of this Agreement (including Article 3) and the Disclosure Schedule. With respect to Intellectual Property and Intellectual Property Rights, the “reasonable conduct of his or her duties” does not require the Company or any of the individuals named in the previous sentence to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any clearance searches, and no knowledge of any third-party Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company or any such individual.

“Lenders” means the financial institutions, agents, arrangers, and institutional investors that at any time have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing, including such persons who are party to any Debt Financing Documentation entered into pursuant thereto or relating thereto (together with their successors and assigns).

“Lender Related Parties” means the Lenders, together with their respective affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Lien” means any liens, mortgages, encumbrances, pledges, security interests, options, rights of first refusal, or other similar restrictions of any kind or nature whatsoever.

“Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change, effect (each an “Effect”), individually or when taken together with all other Effects, that is materially adverse to, or has had a material adverse effect on, the business, financial condition, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that none of the following Effects shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in the industry in which the Company operates; (ii) changes in the general economic, business, regulatory, legislative or political conditions within the U.S. or other jurisdictions in the world; (iii) general changes in the economy or securities, credit, financial or other capital markets of the U.S. or any other region outside of the U.S. (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels, trading volumes or suspension of trading in securities on any securities exchange or over-the-counter market); (iv) the availability or cost of equity, debt or other financing to Parent or Merger Sub, (v) earthquakes, fires, floods, hurricanes, tornadoes natural disasters, or similar catastrophes, acts of God or other comparable events, pandemics or epidemics, including COVID-19, or acts of terrorism, cyberterrorism, war, civil unrest, civil disobedience, sabotage, cybercrime, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof; (vi) any change in GAAP or any change in Laws (or interpretation or enforcement thereof); (vii) any Effect on the relationships (contractual or otherwise) with customers, suppliers, vendors, licensors, business partners, employees or contractors of the Company and the Company Subsidiaries (including the loss of such relationships), as a result of the execution, delivery or performance of this Agreement or the announcement or pendency or consummation of the Transactions (provided that this clause (vii) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the pendency or consummation of the Transactions); (viii) any decline in the market price, or change in price or trading volume, of the capital stock of Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period or any change in the credit rating of the Company or any of its securities; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect to the extent not otherwise excluded by the definition thereof; (ix) the compliance by any party with the terms of this Agreement, including any action expressly required to be taken or refrained from being taken pursuant to or in accordance with this Agreement, including the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent or Merger Sub fails to give its consent thereto after a written request therefor pursuant to Section 5.1; (x) any actions taken, or failure to take any action after the date of this Agreement, in each case, to which Parent or Merger Sub has expressly approved, consented or requested or that is required or prohibited by this Agreement in writing; (xi) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the Transactions, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure or any demand, action, claim or proceeding for appraisal of any Company Shares pursuant to the DGCL in connection with this Agreement and the Transactions; (xii) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates; (xiii) any matter set forth in the Disclosure Schedule; and (xiv) any COVID-19 Measures; provided, that an Effect described in any of clauses (i)-(iii), (v),(vi) and (xiv) may be taken into account to the extent the Company and the Company Subsidiaries are materially disproportionately affected thereby relative to other peers of the Company and the Company Subsidiaries in the same industries (and in the case of clause (v), in the same geography as the applicable Effect and with similar scale of operations in such geography as the Company and the Company Subsidiaries) in which the Company and the Company Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

“NYSE” means the New York Stock Exchange.

“Open Source” means Software that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, and (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof).

“Optionholders” means the holders of the Company Stock Options.

“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) the Company or any Company Subsidiary (or that Company or any Company Subsidiary claims or purports to own), including all Registered Company Intellectual Property set forth on Section 3.13(a) of the Disclosure Schedule.

“Parent Termination Fee” shall mean an amount equal to $586,245,000.

“Patents” means any and all U.S. and foreign patent rights, including without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that although delinquent may thereafter be paid without interest or penalty or that are being contested in good faith by appropriate proceedings and for which reserves have been established on the appropriate books and records in accordance with GAAP to the extent required thereunder, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business or that are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) any obligations in respect of letters of credit and performance and construction bonds issued in the ordinary course of business, (iv) purchase money security interests for the purchase or lease of office equipment, computers, vehicles and other items of tangible personal property, (v) zoning, building, subdivision, environmental, entitlement or other similar codes and regulations, (vi) Liens (other than Liens securing Indebtedness), defects or irregularities in title, easements, quasi-easements, rights-of-way, covenants, restrictions, conditions and other charge, instrument or encumbrance with respect to real estate or the underlying fee interest of any Company Leased Real Property, (vii) statutory or contractual Liens in favor of lessors arising in connection with any lease, (viii) non-exclusive licenses granted in the ordinary course of business, (ix) any Lien created under federal, state or foreign securities Laws, (x) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith, (xi) any Lien that is disclosed on the Company Balance Sheet or notes thereto (or securing liabilities reflected on such balance sheet), (xii) any Lien that will be released at or prior to the Closing, and (xiii) any other Liens, that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, enterprise, society, estate, firm, joint venture, organization, entity or Governmental Authority.

“Registered Company Intellectual Property” means all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Owned Company Intellectual Property that are currently registered, recorded, or filed by, for, or in the name of Company or any Company Subsidiary.

“Representatives” means the directors, officers, employees, agents (including financial and legal advisors) and other advisors and representatives of a person.

“Required Information” means (i) the audited consolidated balance sheets at the end of, and the related statements of income (or loss) and cash flows of the Company and its consolidated subsidiaries for, the three (3) most recently completed fiscal years ended at least 90 days prior to the Closing Date, and (ii) the unaudited consolidated balance sheets at the end of, and the related statements of income (or loss) and cash flows of the Company and its consolidated subsidiaries for, each fiscal quarter or three, six or nine month period, as applicable, (but excluding the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the Closing Date (in the case of this clause (ii), without footnotes) together with the consolidated balance sheet and related statements of income (or loss) and cash flows of the Company and its consolidated subsidiaries for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP.

“RSU Holders” means the holders of the Company RSUs.

“Sanctioned Person” means any person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any person located, organized, or resident in or a national of any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine) (a “Sanctioned Country”).

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Software” means all computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof.

“Sponsor” means Thoma Bravo Fund XV, L.P., a Delaware limited partnership.

“subsidiary” or “subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tax” or “Taxes” means all U.S. federal, state, local, and non-U.S. taxes, charges, fees, levies or and other assessments, including any net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, social security (or similar, including FICA), employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, escheat, abandoned and unclaimed property, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, any penalties or additions to tax with respect thereto or additional amount imposed by any Governmental Authority of competent jurisdiction.

“Tax Returns” means returns, reports, Tax elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, supplied or required to be supplied to a Governmental Authority of competent jurisdiction (or any agent thereof) relating to Taxes.

“Third Party” means any person other than Parent and its subsidiaries (including Merger Sub) and the respective Representatives of Parent and its subsidiaries.

“U.S.” means United States of America.

“Unvested Company RSU” means each Company RSU that is outstanding as of immediately prior to the Effective Time and that is not a Vested Company RSU or an Additional Vesting Company RSU (which Unvested Company RSUs shall include, for the avoidance of doubt, any Company RSUs which may vest upon the occurrence of an RSU Holder’s qualifying termination of employment on or following the Effective Time).

“Unvested Company Stock Option” means each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time and that is not a Vested Company Stock Option or an Additional Vesting Company Stock Option (which Unvested Company Stock Options shall include, for the avoidance of doubt, any Company Stock Options which may vest upon the occurrence of an Optionholder’s qualifying termination of employment on or following the Effective Time).

“Vested Company RSU” means a Company RSU that is outstanding and vested as of immediately prior to the Effective Time.

“Vested Company Stock Option” means a Company Stock Option that is outstanding, vested and unexercised as of immediately prior to the Effective Time.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law, regulation or ordinance.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	6.2(b)(i)
Agreement	Preamble
Anticorruption Laws	3.18
Antitrust Division	6.9(a)
Antitrust Laws	3.5(a)
Antitrust Restraints	6.9(d)
ARR	3.20(b)
Audited Company Financial Statements	3.7(b)
Blue Sky Laws	3.5(b)
Book-Entry Shares	2.9(b)
Cash Replacement Company RSU Amount	2.7(b)(ii)
Cash Replacement Option Amount	2.7(a)(ii)
Certificate of Merger	2.2
Certificates	2.9(b)

Defined Term	Location of Definition
Change in Recommendation	6.2(b)(i)
Closing	2.2
Closing Date	2.2
Code	2.10
Company	Preamble
Company Balance Sheet	3.7(c)
Company Benefit Plans	3.10(a)
Company Board	Recitals
Company Board Recommendation	6.2(b)(i)
Company Common Stock	Recitals
Company Financial Reports	3.7(b)
Company Intellectual Property Agreements	3.13(k)(iii)
Company Leased Real Property	3.12(c)
Company Material Contract	3.16(a)
Company Performance RSU	2.7(b)(iii)
Company Performance Option	2.7(a)(iii)
Company Preferred Stock	3.3(a)
Company Products	3.13(n)
Company Related Parties	8.3(d)
Company Required Approvals	3.5(b)
Company Securities	3.3(c)
Company Shares	Recitals
Company Subsidiary	3.1(b)
Confidentiality Agreement	6.1(b)
Contaminants	3.13(o)
Debt Financing	6.19(a)
D&O Insurance	6.4(b)
Delaware Courts	9.7(b)
DGCL	Recitals
Disclosure Schedule	Article 3
Dissenting Company Shares	2.8(a)
EEOC	3.11(e)
Effective Time	2.2
Employee IP Agreement	3.13(f)
Enforceability Limitations	3.4(a)
Enforcement Costs	8.3(e)
Equity Commitment Letter	4.4(a)
Equity Financing	4.4(a)
ERISA	3.10(a)
Exchange Fund	2.9(a)
Fair Value	4.11
FCPA	3.18
Foreign Plan	3.10(d)
FTC	6.9(a)
GAAP	3.7(b)
Government Official	3.18
HSR Act	3.5(a)
Indemnification Agreements	6.4(a)
Intervening Event	6.2(b)(ii)
IRS	3.10(b)
Labor Agreement	3.11(b)

Defined Term	Location of Definition
Law	3.5(a)
Limited Guaranty	4.8
Measurement Date	3.3(b)
Merger	Recitals
Merger Consideration	2.6(a)
Merger Sub	Preamble
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Non-Management Employees	5.1(b)(xvii)
Notice of Designated Superior Proposal	6.2(b)(iii)
Order	7.1(c)
Original Meeting Date	6.2(f)(i)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Material Adverse Effect	4.1
Parent Liability Limitation	8.3(e)
Parent Plans	6.3(c)
Parent Related Parties	8.3(d)
Paying Agent	2.9(a)
Permits	3.6
Proxy Statement	6.2(e)(i)
Required Amount	4.4(d)
Requisite Company Vote	3.4(a)
SEC Reports	3.7(a)
Securities Act	3.7(a)
SOX	3.7(a)
Stockholders Meeting	6.2(f)(i)
Superior Proposal	6.2(a)(iii)
Surviving Corporation	2.1
Top Customer	3.20(b)
Top Supplier	3.20(a)
Trade Controls	3.21
Transactions	Recitals
Vested Company RSU Consideration	2.7(b)(i)
Vested Company Stock Option Consideration	2.7(a)(i)

Article 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent and the Company shall consummate the Merger and Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and, from and after the Merger, the Company shall be a wholly owned subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

2.2 Effective Time; Closing. Unless this Agreement shall have been terminated in accordance with Article 8, upon the terms and conditions set forth herein, the closing of the Merger (the “Closing”) will take place by exchange of documents (with signatures) by electronic transmission (a) no later than the third (3rd)

business day after the day on which the last of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) has been satisfied or waived (and all such conditions remain satisfied or waived on such business day) in accordance with this Agreement or (b) at such other time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form attached hereto as Exhibit A, until thereafter amended as provided by law and such certificate of incorporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Company Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash, without interest, equal to $66.00 (the “Merger Consideration”) payable to the holder of such Company Share, upon surrender, in the manner provided in Section 2.9. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate (taking into account any prior adjustments applicable pursuant to this Section 2.6(a)) for all purposes of this Article 2.

(b) Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.7 Company Stock Options; Company RSUs; Company ESPP.

(a) Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company Stock Options or as contemplated by Section 2.7 of the Disclosure Schedule, at the Effective Time, each Company Stock Option outstanding and unexercised as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Vested Company Stock Option and each Additional Vesting Company Stock Option will be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration (less the exercise price per share attributable to such Vested Company Stock Option or Additional Vesting Company Stock Option) by (B) the total number of shares of Company Common Stock issuable upon exercise in full of such Vested Company Stock Option or Additional Vesting Company Stock Option as of immediately prior to the Effective Time (the “Vested Company Stock Option Consideration”). Notwithstanding the foregoing, with respect to any Vested Company Stock Options or Additional Vesting Company Stock Option for which the exercise price per share attributable to such Vested Company Stock Option or Additional Vesting Company Stock Option is equal to or greater than the Merger Consideration, such Vested Company Stock Option or Additional Vesting Company Stock Option will be cancelled without any cash payment being made in respect thereof. The payment of the Vested Company Stock Option Consideration will be subject to withholding for all required Taxes.

(ii) Each Unvested Company Stock Option shall be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration (less the exercise price per share attributable to such Unvested Company Stock Option) by (B) the total number of shares of Company Common Stock issuable upon exercise in full of such Unvested Company Stock Option as of immediately prior to the Effective Time (the “Cash Replacement Option Amount”), which Cash Replacement Option Amount will, subject to the Optionholder’s continued service with Parent or its subsidiaries through the applicable vesting date(s), vest and be payable at the same time as the Unvested Company Stock Option for which such Cash Replacement Option Amount was exchanged would have vested pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Company Benefit Plan as in effect on the date hereof and set forth on Section 3.10(a) of the Disclosure Schedule). Except as provided in the prior sentence, all Cash Replacement Option Amounts will have the same terms and conditions as applied to the award of Unvested Company Stock Options for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Option Amounts. Notwithstanding the foregoing, with respect to any Unvested Company Stock Options for which the exercise price per share attributable to such Unvested Company Stock Options is equal to or greater than the Merger Consideration, such Unvested Company Stock Options will be cancelled without any Cash Replacement Option Amount being paid in respect thereof.

(iii) For purposes of determining the Vested Company Stock Options and Unvested Company Stock Options that are outstanding as of immediately prior to the Effective Time, any Company Stock Option that is outstanding and is subject to such performance vesting conditions as of immediately prior to the Effective Time (each a “Company Performance Option”), (A) the performance metrics of such Company Performance Option will be deemed achieved as of immediately prior to the Effective Time at 100% of the target levels of performance and (B) after giving effect to such deemed achievement of the applicable performance metrics, such Company Performance Option shall be treated like other Company Stock Options pursuant to Sections 2.7(a)(i)-(ii) of this Agreement, it being understood that (x) such Company Performance Option shall be deemed a Vested Company Stock Option with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance Option shall be deemed an Unvested Company Stock Option with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company Stock Option to vest subject to the Optionholder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

(b) Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company RSUs or as contemplated by Section 2.7 of the Disclosure Schedule, at the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Vested Company RSU and each Additional Vesting Company RSU shall be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration by (B) the total number of shares of Company Common Stock subject to such Vested Company RSU or Additional Vesting Company RSU immediately prior to the Effective Time (the “Vested Company RSU Consideration”). The payment of the Vested Company RSU Consideration will be subject to withholding for all required Taxes.

(ii) Each Unvested Company RSU shall be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration by (B) the total number of shares of Company Common Stock subject to such Vested Company RSU immediately prior to the Effective Time (the “Cash Replacement Company RSU Amount”), which Cash Replacement Company RSU Amounts will, subject to the RSU Holder’s continued service with Parent or its subsidiaries through the applicable vesting date(s), vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement Company RSU Amounts were exchanged would have vested pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Company Benefit Plan as in effect on the date hereof and set forth on Section 3.10(a) of the Disclosure Schedule). Except as otherwise provided in this Section 2.7(b)(ii), all Cash Replacement Company RSU Amounts will have the same terms and conditions as applied to the Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

(iii) Notwithstanding the foregoing, with respect to each Company RSU subject to performance vesting based on the achievement of performance metrics (each a “Company Performance RSU”) that remains outstanding and subject to such performance vesting conditions as of immediately prior to the Effective Time, (A) the performance metrics of such Company Performance RSU will be deemed achieved as of immediately prior to the Effective Time at 100% of the target levels of performance and (B) after giving effect to such deemed achievement of the applicable performance metrics, such Company Performance RSU shall be treated like other Company RSUs pursuant to Sections 2.7(b)(i)-(ii) of this Agreement, it being understood that (x) such Company Performance RSU shall be deemed a Vested Company RSU with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance RSU shall be deemed an Unvested Company RSU with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company RSU to vest subject to the RSU Holder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

(c) On or prior to the Closing Date, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (A) Vested Company Stock Option Consideration owed to all applicable Optionholders, and (B) Vested Company RSU Consideration owed to all applicable RSU Holders. Promptly following the Closing Date (and in no event more than five (5) business days thereafter), the applicable Optionholders of Vested Company Stock Options and the applicable RSU Holders of Vested Company RSU Awards will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Vested Company Stock Options or Vested Company RSU that are cancelled and converted pursuant to Section 2.7(a)(i) or Section 2.7(b)(i), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Vested Company Stock Options or Vested Company RSUs pursuant to 2.7(a)(i) or Section 2.7(b)(i), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five (5) business days thereafter).

(d) Prior to the Effective Time, the Company shall to the extent and in the manner required by the applicable Company Stock Plan provide notice (in a form reasonably satisfactory to Parent) to each holder of a Company Stock Option or Company RSU describing the treatment of such award in accordance with this Section 2.7 and the Company Stock Plans. Prior to the Effective Time, the Company shall take (or cause there to be taken, as the case may be) such actions, shall obtain such consents, adopt (or cause there to be adopted) any amendments of any Company Stock Plan and any awards thereunder, as may be necessary to effect the transactions contemplated by this Section 2.7. Subject to obtaining any required consents from the holders thereof, all Company Stock Options and Company RSUs, and all Company Stock Plans, will terminate as of the Effective Time.

(e) Company ESPP.

(i) Prior to the Effective Time, the Company shall take all actions necessary such that the current offering period in progress as of the date of this Agreement shall be the final offering period under the Company ESPP. If such offering period has not ended prior to the Effective Time, then, prior to the Effective Time, the Company (x) shall take all actions necessary such that a date to be determined by the Company (but in no event later than the Effective Time) shall be the last day of such offering period and (y) shall make such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP. In addition, effective as of the date of this Agreement, the Company shall have taken all actions necessary such that (x) no new participant shall be permitted to join the current offering period in progress under the Company ESPP and (y) no participant in the Company ESPP with respect to the current offering period shall be permitted to increase his or her elections with respect to the current offering period (including making any non-payroll contributions).

(ii) Unless it has earlier terminated, the Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to and effective as of the Effective Time. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Company Common Stock at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(iii) The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.7(e) including making any determinations and/or resolutions of the Company Board or a committee thereof.

2.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by the stockholders of the Company who are entitled to demand appraisal and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders of the Company shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by the stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 2.9.

(b) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

2.9 Surrender of Company Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment by the Paying Agent of the amounts payable under Section 2.6(a) in accordance with the terms of this Section 2.9. On the Closing Date, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 2.6(a); provided that Parent shall not be required to make available to the Paying Agent any Merger Consideration for Dissenting Company Shares until such time as any holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article 2, and to the extent that there are net losses with respect to any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Company Common Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Exchange Fund. No investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent. The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.

(b) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of certificates representing shares of Company Common Stock (the “Certificates”) and to each holder of record (as of immediately prior to the Effective Time) of book-entry shares representing shares of Company Common Stock (the “Book-Entry Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the

Merger Consideration payable with respect thereto. Upon surrender to the Paying Agent of a Certificate for cancellation, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificate or Book-Entry Shares shall receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate or book-entry entitle such holder to receive pursuant to the provisions of this Article 2 and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 2. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred, and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal and reasonable exchange practices.

(c) The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by applicable law.

(d) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered to Parent or one of its affiliates, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or similar laws, as general creditors thereof) for payment of their claim for Merger Consideration, without any interest thereon.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the earlier of (i) two years after the Effective Time and (ii) immediately prior to the date on which the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate or Book-Entry Shares pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct (consistent with the policies and practices of the Paying Agent) as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, subject to such person’s compliance with the exchange procedures set forth in Section 2.9(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate in accordance with this Article 2.

2.10 Withholding Rights. Notwithstanding anything herein to the contrary, each of Merger Sub, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Company RSUs and Company Stock Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, and properly paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to person in respect of which such deduction and withholding was made.

2.11 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, proper or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by Section number to the representations and warranties in this Agreement (the “Disclosure Schedule”) (provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other section of this Agreement is reasonably apparent from the text of such disclosure), and except as disclosed in the reports, schedules, forms, statements and other documents (including any exhibits referred to therein) filed by the Company with, or furnished by the Company to, the SEC after January 1, 2020 and publicly available prior to the date of this Agreement (but excluding any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements”) (provided that nothing disclosed in any such Company filing with the SEC shall be deemed to be a qualification or modification of the representations and warranties set forth in Section 3.3 or clause (i) of the last sentence of Section 3.8), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to do so, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect.

(b) Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the name, and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”) as well as the ownership interest, whether direct or indirect, of the Company in each such Company Subsidiary and the ownership interest of any other third party in each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing or in good standing or to have such requisite power and authority, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect.

(c) Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. There are no outstanding contractual obligations of the Company to make any investment (in the form of a loan, capital contribution or otherwise) in any such person.

3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to date, of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or any equivalent organizational documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 1,750,000,000 Company Shares, par value of one ten thousandth of one cent ($0.0001) each, and 25,000,000 shares of preferred stock, par value of one ten thousandth of one cent ($0.0001) each (“Company Preferred Stock”).

(b) As of the close of business on March 18, 2022 (the “Measurement Date”),

(i) 150,209,652 Company Shares were issued and outstanding:

(ii) no Company Shares were held in the treasury of the Company;

(iii) no Company Shares were held by any Company Subsidiary;

(iv) 4,678,723 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 4,203,682 shares of Company Common Stock were vested and exercisable (including 80,066 Company Shares that were subject to Company Performance Options, of which no shares of Company Common Stock were vested and exercisable);

(v) 7,083,309 Company RSUs were outstanding (other than Company Performance RSUs);

(vi) 365,039 Company Performance RSUs were outstanding (assuming achievement of applicable metrics at target levels of performance);

(vii) no shares of Company Preferred Stock were issued or outstanding; and

(viii) all outstanding Company Shares are validly issued, fully paid and non-assessable and are issued free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party.

(c) Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Company Stock Options or vesting of Company RSUs outstanding on such date, as of the date of this Agreement, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) shares of capital stock of or other voting securities or ownership interests in the Company or any Company Subsidiary, or (iii) restricted shares, restricted share units, performance share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other Indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There is no liability for dividends accrued and unpaid by the Company or any Company Subsidiary other than intercompany dividends.

(d) All Company Shares subject to issuance pursuant to outstanding Company Stock Options, Company RSUs or the Company ESPP, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party. Except as set forth on Section 3.3(d) of the Disclosure Schedule, there are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting or registration rights of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.

(e) Section 3.3(e) of the Disclosure Schedule sets forth a listing, as of the Measurement Date, of (i) all equity plans of the Company (including all Company Stock Plans); (ii) all outstanding Company Stock Options and Company RSUs (with a separate designation of (x) the applicable Company Stock Plan under which such awards are outstanding, and (y) with respect to each Company RSU, whether such award constitutes a Company Performance Award); (iii) the date of grant and name of the holder of each Company Stock Option and each Company RSU; (iv) with respect to each Company Stock Option, the exercise price thereof; and (v) with respect to each Company Stock Option, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each Company Stock Option and each Company RSU was granted in accordance with the terms of the applicable Company Stock Plan and award agreements thereunder and all other applicable Law.

3.4 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). Except for the Requisite Company Vote, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses, general equitable principles and to the discretion of the court before which any proceeding therefor may be brought (such enforceability limitations set forth in the preceding clauses (i) and (ii), the “Enforceability Limitations”).

(b) The Company Board, at a meeting duly called and held on March 20, 2022, unanimously (i) determined that this Agreement and the Transactions (including the Merger), are advisable, fair to, and in the best interests of the Company and holders of Company Shares, (ii) based on written representations and warranties made by Parent and Merger Sub, determined that neither Parent nor Merger Sub is an “interested stockholder” as defined in Section 203(c) of the DGCL; (iii) approved this Agreement and the Transactions (including the Merger), and (iv) subject to the terms hereof, resolved and agreed to recommend that the holders of Company Shares adopt this Agreement and approve the Merger.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the consents listed in Section 3.5(a) of the Disclosure Schedule and assuming the receipt of the Requisite Company Vote and the making of all filings or notifications as may be required in connection with the transactions described herein under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (A) any foreign or other antitrust or related Law governing competition or prohibiting, restricting or regulating actions with the purpose or effect of monopolization, restraint of trade, or lessening of competition, (B) foreign investment Laws or (C) Laws that provide for review of national security matters (the foregoing clauses (A) through (C), together with the HSR Act, collectively, the “Antitrust Laws”), and the receipt of all clearances, authorizations, approvals, consents, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Law, conflict with or violate any U.S. or non-U.S. law, including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, ruling, award, writ or other order of a Governmental Authority of competent jurisdiction (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or (except with respect to Company Stock Options and Company RSU’s in connection with the treatment of such awards under Section 2.7 of this Agreement) give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under any Company Material Contract or material Permit to which the Company or any Company Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to (x) prevent or materially delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority of competent jurisdiction, except (i) for (v) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (w) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”) and the rules and regulations of the NYSE, (x) any required pre-merger notification under the HSR Act, and similar pre-closing or post-closing requirements under any other Antitrust Laws and any associated consents, approvals, authorizations, waiting period expirations or terminations, or permits, and (z) the filing of the Certificate of Merger (the foregoing clauses (v) through (z) collectively, the “Company Required Approvals”), and (ii) subject to obtaining the Requisite Company Vote, where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to (x) prevent or delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.

3.6 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Authority of competent jurisdiction, including with respect to any Environmental Laws, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancelation of, any of the Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No suspension, modification or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the suspension, modification or cancellation of any such Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From January 1, 2020 to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice that the Company or any Company Subsidiary is in conflict with, or in default, breach or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any material Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority of competent jurisdiction alleging that it is not in compliance in all respects with any Law, except where such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports, schedules and other documents required to be filed by it with the SEC since January 1, 2020 (such documents filed since January 1, 2020, and those filed by the Company with the SEC subsequent to the date hereof, if any, including any amendments thereof, the “SEC Reports”). Each SEC Report (x) as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (y) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain, or if filed after the date hereof at the time of the filing will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Except as disclosed in the SEC Reports, (i) each of the audited consolidated financial statements contained in the SEC Reports (collectively, the “Audited Company Financial Statements”) (A) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (B) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (C) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, and (ii) the unaudited financial information contained in the SEC Reports (such unaudited financial information together with the Audited Company Financial Statements, the “Company Financial Reports”) (A) was, or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (B) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position and results of operations of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of October 31, 2021, including the notes thereto (the “Company Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of a nature required by GAAP to be disclosed on a consolidated balance sheet of the Company, except for (w) executory performance obligations which arise in the ordinary course of business under Contracts to which the Company or any Company Subsidiary is a party, (x) liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (y) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (z) liabilities and obligations incurred in connection with the Transactions or as required by this Agreement.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made, or will make, as the case may be, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(e) Except as have been described in the SEC Reports, there are no unconsolidated subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(f) The Company maintains a system of internal controls over financial reporting and accounting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(h) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2020 to the date of this Agreement, relating to the Company’s SEC Reports and all responses of the Company thereto. As of the date of this Agreement, there are no outstanding unresolved issues with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and there are no pending (i) formal or, to the knowledge of the Company, informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. As of the date of this Agreement, there has been no material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

3.8 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date of this Agreement, except as contemplated by this Agreement and except as has not, and would not reasonably be expected to have, a Material Adverse Effect, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice. Since (a) January 31, 2021 to the date of this Agreement, there has not been any event, condition, circumstance, development, change or effect, having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that is continuing, and (b) the date of the Company Balance Sheet to the date of this Agreement, none of the Company or any of the Company Subsidiaries has taken any action that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1 (other than subsections (i)—(iii), (xi), (xvi), (xvii), (xviii), (xix) and (xxiii) (to the extent related to the foregoing subsections) of Section 5.1(b)).

3.9 Absence of Litigation. As of the date of the Agreement, there is (a) no Action pending, or (b) to the knowledge of the Company, no inquiry or investigation pending or Action threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary that, in each case, has had, or would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any consent decree, settlement agreement or similar written agreement between the Company and any Governmental Authority of competent jurisdiction that is materially adverse to the Company, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction, in each case, that would reasonably be expected to have a Material Adverse Effect.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists, as of the date of this Agreement, all material Company Benefit Plans (including all Foreign Plans, as are reasonably available to the Company and other than those required by applicable Law). The term “Company Benefit Plans” shall mean: (A) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock appreciation right, restricted stock unit, performance stock unit, or other equity-based award (including Company Stock Options and Company RSUs), commission, termination pay, change in control, “stay” bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, fringe benefit, or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts or similar plans, programs, agreements or arrangements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has or could have any material obligation or liability or that are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, independent contractor, officer or director of the Company or any ERISA Affiliate, (B) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (C) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (D) any material consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any natural person consultant of the Company or any Company Subsidiary.

(b) The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such material Company Benefit Plan (except for individual Company Stock Option and Company RSU agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) the most recent annual report on Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Company Benefit Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than under existing Company Benefit Plans in the ordinary course of business, or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(c) No Company Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or, except as set forth on Section 3.10(c) of the Disclosure Schedule, a plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d) Except as set forth in Section 3.10(d) of the Disclosure Schedule, none of the Company Benefit Plans (other than, with respect to the Company Benefit Plans governed by the Laws of a foreign Governmental Authority (each, a “Foreign Plan”), to the extent required by applicable Laws and in the amounts required by such applicable Laws) (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, or (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Transactions. None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state law. Except as provided in this Agreement or as set forth in Section 3.10(d) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions (either alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) would not (A) increase the amount payable or result in any other material obligation pursuant to any Company Benefit Plan, or limit or restrict the right of the Company or its subsidiaries to merge, amend or terminate any Company Benefit Plan, (B) entitle any person to any forgiveness of indebtedness, or increase in severance or separation pay or benefits under or with respect to any Company Benefit Plan, or (C) result in the acceleration of the time of payment or vesting or trigger any payment or obligation to fund (through a grantor trust or otherwise) any Company Benefit Plan. No current or former director, employee, or consultant of the Company is entitled to receive a gross-up payment from the Company with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, (ii) the Company and the Company Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the knowledge of the Company, there is no material default or material violation by any party to, any Company Benefit Plan, (iii) as of the date of this Agreement, no Action is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business), and (iv) neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur (whether or not assessed) a Tax or penalty under Sections 4980B, 4980D, 4980H, 6055 or 6056 of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and has timely received a favorable determination, notification or advisory letter from the IRS covering all of the provisions applicable to such Company Benefit Plan for which such letters are currently available that such Company Benefit Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan, and each trust established in connection with any such Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan. No Company capital stock is used as a funding vehicle or otherwise permitted as an investment option with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) or breach of fiduciary duty with respect to any Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could give rise to any such liability. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, the United States Department of Labor, or other Governmental Authority of competent jurisdiction with respect to any Company Benefit Plan. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, except as would not result in material liability to the Company or its subsidiaries.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied at all times with Section 409A of the Code with respect to its form and operation unless otherwise exempt.

(i) No amount paid or payable by the Company or any subsidiary of the Company in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event to the knowledge of the Company as of the date of this Agreement), will or is reasonably likely to occur is reasonably likely to be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Foreign Plan: (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (ii) each Foreign Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (iii) no Foreign Plan is a defined benefit plan, and (iv) no Foreign Plan has any unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

3.11 Labor and Employment Matters.

(a) As of the date of this Agreement, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors that have had, or would reasonably be expected to have, a Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with any labor union, labor organization or work council (each a “Labor

Agreement”) applicable to the Company or any Company Subsidiary; and, to the knowledge of the Company none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization. To the knowledge of the Company, since January 1, 2020, there have been no labor organizing activities with respect to any employees or independent contractors of the Company or any Company Subsidiary.

(c) As of the date of this Agreement, there are no labor grievances filed pursuant to any Labor Agreement pending against the Company or any Company Subsidiary. Since January 1, 2020, there have been no unfair labor practice complaints pending, or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary that have had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Since January 1, 2020, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, picketing, handbilling, lockout or any other material labor dispute, or, to the knowledge of the Company, threat thereof, against or affecting the Company or any Company Subsidiary that has had, or would reasonably be expected to have, a Material Adverse Effect. No consent of any labor or trade union is required to consummate any of the Transactions. There is no obligation to inform, consult or obtain consent in advance of or simultaneously with the Transactions of any works council, employee representatives or other representative bodies in order to consummate the Transactions, except as set forth on Section 3.11(d) of the Disclosure Schedule.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no charge or other Action pending or, to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Section 3.11(e) of the Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2020, neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the knowledge of the Company, no such investigation or inquiry is in progress.

3.12 Property and Leases.

(a) The Company or one of the Company Subsidiaries owns, and has good and marketable title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the Company Balance Sheet (except for tangible assets sold or disposed of since that date in the ordinary course of business and sales after the date of the Company Balance Sheet of assets no longer required for the conduct of their respective businesses as presently conducted) in all material respects, free of any Liens (other than Permitted Liens); provided, that no representation is made under this Section 3.12 with respect to Intellectual Property Rights. The Company and the Company Subsidiaries have good and marketable title to all their tangible personal properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. All of the tangible personal property and assets owned or used by the Company and the Company Subsidiaries are in the condition and repair sufficient to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary owns, or has ever owned, any real property.

(c) Section 3.12(c) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material leases of real property (“Company Leased Real Property”) to which the Company or any Company Subsidiary is a party. All such material leases of real property to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. Except as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect, neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to the Company Leased Real Property that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable lease term. As of the date of this Agreement and except as would not have, or be reasonably expected to have, a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Company Leased Real Property or any portion thereof or interest therein, and to the knowledge of the Company, no such proceedings are threatened or (ii) to the knowledge of the Company, the Company Leased Real Property is not subject to any special assessment nor zoning or other land-use regulation proceeding, nor any change in any Law or Permit that seeks to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated prior to the date of this Agreement with respect to the Company Leased Real Property. Except as would not have, or be reasonably expected to have, a Material Adverse Effect: (A) except as set forth in Section 3.12(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted to any other person any rights to use, occupy or possess any part of the Company Leased Real Property and (B) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other Lien in the Company Leased Real Property.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of all Registered Company Intellectual Property, in each case listing, as applicable, (i) the jurisdiction where the application/registration is located (if applicable), (ii) the application or registration number, and (iii) the filing date or issuance/registration/grant date.

(b) The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property, except in each case as the Company has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that requires the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Owned Company Intellectual Property.

(d) Since January 1, 2020 to the date of this Agreement, no Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding regarding invalidity or unenforceability, in the United States or any foreign jurisdiction, and, to the knowledge of the Company, no such action has been threatened in any written communication delivered to the Company or any Company Subsidiary.

(e) The Company and Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken reasonable steps consistent with industry standards to protect their rights in and to their Trade Secrets included in the Owned Company Intellectual Property, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any material Trade Secret included in the Owned Company Intellectual Property. The Company and Company Subsidiaries are in compliance in all material respects with and have not breached in any material respect any contractual obligations to protect the Trade Secrets of Third Parties in accordance with the terms of any Contracts relating to such Trade Secrets of Third Parties.

(f) Since January 1, 2020, the Company and Company Subsidiaries have had and enforced policies requiring each employee and consultant involved in the development of any material Owned Company Intellectual Property to execute proprietary information, confidentiality and assignment agreements that, to extent permitted by applicable Law, assign to the Company and/or a Company Subsidiary all Intellectual Property and Intellectual Property Rights that are developed by the employees in the course of their employment, and, with respect to consultants, all Intellectual Property and Intellectual Property Rights that are developed for the Company or any Company Subsidiary by such consultants in the course of performing services for the Company or any Company Subsidiaries (each, an “Employee IP Agreement”).

(g) To the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to render invalid or unenforceable any of the Intellectual Property Rights included in the Owned Company Intellectual Property. Since January 1, 2020 to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the validity or enforceability of any of the Intellectual Property Rights included in the Owned Company Intellectual Property, or containing any threat on the part of any person to bring an Action that any of the Intellectual Property Rights included in the Owned Company Intellectual Property are unenforceable or have been misused, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) To the knowledge of the Company as of the date of this Agreement, no Third Party is infringing or otherwise violating any Intellectual Property Rights included in the Owned Company Intellectual Property. Since January 1, 2020, neither Company nor any Company Subsidiary has commenced any Action with respect to infringement or misappropriation of any Intellectual Property Rights included in the Owned Company Intellectual Property against any Third Party. Since January 1, 2020 to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the Company’s or any Company Subsidiary’s exclusive ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or claiming that any other person has any claim of legal or beneficial ownership with respect thereto.

(i) Neither the Company and the Company Subsidiaries, nor the conduct of their respective businesses, infringes, misappropriates, or otherwise violates, or has infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any third party. Since January 1, 2020 to the date of this Agreement, Company and the Company Subsidiaries have not received any written notice of any Action alleging that the Company or any Company Subsidiary has infringed or otherwise violated any Intellectual Property Rights of any person in any material respect, or that any Company Product infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any person in any material respect. Except as expressly set forth in Section 3.13(i), no provision of this Agreement is, or will be construed to be, a representation or warranty by the Company or its subsidiaries with respect to the infringement or other violation of any of the intellectual property rights of any third party.

(j) The Company and the Company Subsidiaries exclusively own the Owned Company Intellectual Property, except for any moral rights of any Third Party existing therein, free and clear of all Liens (except for non-exclusive licenses or other Permitted Liens), and have not exclusively licensed (under any Contract in effect as of the date of this Agreement) any such Owned Company Intellectual Property to any Third Party. The Company and Company Subsidiaries have sufficient rights to all Intellectual Property Rights used in or necessary for the operation of their respective businesses.

(k) Section 3.13(k) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of:

(i) all material Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which the Company or any Company Subsidiary has granted or agreed to grant to any Third Party any license or other right with respect to any Owned Company Intellectual Property, other than (1) any licenses or other rights granted under any nondisclosure agreement, (2) any non-exclusive licenses or other non-exclusive rights with respect to any Company Intellectual Property granted (A) in connection with the licensing, sale or other disposition of the Company Products in the ordinary course of business, or (B) under any independent contractor services agreement, and (3) any non-exclusive licenses or other non-exclusive rights to use the Company’s or any Company’s (x) feedback related to such a Third Party supplier or vendor’s products or services, (y) information, data, and other materials for limited purposes of a Third Party supplier or vendor providing products or services to the Company or any Company Subsidiary, and (z) Trademarks for limited publicity purposes or in connection with the Company’s or any Company Subsidiary’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement;

(ii) all material Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which any Third Party has granted or agreed to grant to Company or any Company Subsidiary any license or other right with respect to any Company Intellectual Property (other than (1) generally available commercial Software (including Software provided as a service) that is licensed on standard or non-negotiable terms or pursuant to Open Source, “shrinkwrap” or “clickwrap” license agreements, (2) any licenses or other rights granted under any nondisclosure agreement, (3) any non-exclusive licenses or other non-exclusive rights with respect to any Company Intellectual Property granted under any independent contractor services agreement or Employee IP Agreement, and (4) any non-exclusive licenses or other non-exclusive rights to use a Third Party’s (x) feedback related to the Company Products, (y) customer information, data, and other materials for limited purposes of Company or any Company Subsidiary providing the Company Products, and (z) Trademarks for limited publicity purposes or in connection with the Company’s or any Company Subsidiary’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement); and

(iii) the material Contracts to which the Company or any Company Subsidiary is a party included in subsection (i) or (ii) above are, collectively, the “Company Intellectual Property Agreements.” All Company Intellectual Property Agreements that have not expired or terminated in accordance with their terms are in full force and effect and are enforceable in accordance with their terms (subject to applicable Enforceability Limitations). The Company and each Company Subsidiary is in material compliance with, and has not materially breached any term of, any such Company Intellectual Property Agreements (other than any material breaches that the Company or a Company Subsidiary has cured, or that would not reasonably be expected to have a Material Adverse Effect) and, to the knowledge of Company, as of the date of this Agreement, all other parties to such Company Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, such Company Intellectual Property Agreements (other than any material breaches that any other party has cured, or that would not reasonably be expected to have a Material Adverse Effect). As of the date of this Agreement, the Company is not involved in any pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith, except for disputes that would not reasonably be expected to have a Material Adverse Effect. Correct and complete copies of all Company Intellectual Property Agreements have been made available to Parent.

(l) Subject to obtaining the consents that are required to be listed in Section 3.5(a) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, loss of any material rights or acceleration of any payments under the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing), except for any such breaches, modifications, cancellations, terminations, suspensions, losses, or payment accelerations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Immediately following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties under the Company Intellectual Property Agreements) to the same extent that Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement not been entered into, and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company and Company Subsidiaries would otherwise have been required to pay anyway pursuant to the Company Intellectual Property Agreements. No Contract to which the Company or any Company Subsidiary is a party will cause or require (or purports to cause or require) the Surviving Corporation or Parent to (i) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or the Surviving Corporation; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (except, in each of (i) and (ii), with respect to Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that Company or Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Transactions not been consummated).

(m) The Company has at all times complied with the licenses applicable to each item of Open Source contained or embedded in, or distributed or made available with, any of the Company Products. No Company Product or Software within the Owned Company Intellectual Property that is made available to other persons, contains, is derived from, is distributed with or is being or was developed using Open Source in a manner that: (i) imposes a requirement or condition that any Company Product or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge.

(n) For purposes of this Agreement, “Company Products” means all products and services of the Company or Company Subsidiaries that the Company or Company Subsidiaries currently make publicly or commercially available, and “IT Systems” means information technology and computer systems (including software, telecommunication hardware, network and other equipment) relating to the transmission and storage of data and information that are used by or on behalf of the Company or Company Subsidiaries.

(o) The Company and Company Subsidiaries have taken steps in accordance with generally adopted industry standards designed to protect the integrity, security, continuous operation and redundancy of the IT Systems and to identify (and, as deemed appropriate by the Company or Company Subsidiaries, to address) material defects, bugs, and errors in the Company Software included within the Company Products and the IT Systems. To the knowledge of the Company as of the date of this Agreement, the Company Software included in the Company Products and the material IT Systems do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines intentionally designed by a Third Party to permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”). The IT Systems used by the Company and Company Subsidiaries are sufficient to operate their businesses as currently conducted.

(p) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Owned Company Intellectual Property. To the Company’s

knowledge, no person who contributed to the creation or development of any Owned Company Intellectual Property, was, at the time of such contribution, performing services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Owned Company Intellectual Property.

3.14 Taxes.

(a) Each of the Company and the Company Subsidiaries has filed, or caused to be filed, all income and other material Tax Returns that it was required to file under applicable laws and regulations, and all income and other material Tax Returns filed by the Company and the Company Subsidiaries are true, correct and complete in all material respects. Each of the Company and the Company Subsidiaries have timely paid all Taxes required to be paid by it, other than where the failure to file such Tax Returns or the non-payment of such Taxes would not reasonably be expected to have a Material Adverse Effect. There are no Liens for material Taxes (other than Permitted Liens) upon any assets of the Company or any of the Company Subsidiaries.

(b) Other than audits, examinations, disputes or claims that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no material audit, examination, dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either claimed or raised by any Governmental Authority responsible for the imposition of Taxes in writing which remains unpaid or unresolved.

(c) Neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of any material Taxes which waiver remains in effect or agreed to any extension of time with respect to a material Tax assessment or deficiency which assessment or deficiency has not been paid.

(d) None of the Company or the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns for which the Company is the common parent) provided for under the laws of the U.S., any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year and neither the Company nor any Company Subsidiary has any liability for any material Tax of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

(e) During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two (2)-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign law).

(f) None of the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, sharing or indemnity agreement (other than indemnification provisions for Taxes contained in credit agreements, leases or other commercial agreements the primary purposes of which do not relate to Taxes).

(g) Neither the Company nor any Company Subsidiary has engaged in a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).

(h) None of the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued outside of the ordinary course of business on or prior to the Closing Date.

(i) Neither the Company nor any of the Company Subsidiaries (i) is, nor has been, subject to Tax in a country outside of the country in which it is organized or (ii) currently has nor has had a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(j) The Company and each of the Company Subsidiaries has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not sought (nor has any affiliate that would be aggregated with the Company or any Company Subsidiary and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

3.15 Environmental Matters. Except as set forth on Section 3.15 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each Company Subsidiary and their respective products are and have been since January 1, 2020 in compliance in all material respects with all applicable Environmental Laws; (b) (i) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) have at any time been used by the Company or any Company Subsidiary or, to the knowledge of the Company, any other person to make, store, handle, treat, dispose of, generate or transport Hazardous Substances in violation of any applicable Environmental Law, and (ii) to the knowledge of the Company, none of such properties are contaminated with any Hazardous Substance for which the Company or a Company Subsidiary is legally responsible for any unperformed investigation or remediation required by applicable law or any Contract; and (c) as of the date of this Agreement, no Action has been brought or is pending against the Company or any Company Subsidiary, arising under or related to any Environmental Law or related to any environmental condition, including with respect to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary since January 1, 2020. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has made available to Parent all material assessments, reports, data, results of investigations or audits, and other similar information that is in the possession of the Company or the Company Subsidiaries as of the date of this Agreement regarding the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary, including the compliance (or noncompliance) by the Company and the Company Subsidiaries with any Environmental Laws.

3.16 Material Contracts.

(a) Except for this Agreement and agreements filed as exhibits to the SEC Reports or as set forth in Section 3.16(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to the following Contracts as of the date of this Agreement (each Contract of the type described in the following clauses of this Section 3.16(a) is referred to herein as a “Company Material Contract”):

(i) each Contract that is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), other than those agreements and arrangements described in Item 601(b)(10)(iii)(C) with respect to the Company or any Company Subsidiary;

(ii) all Contracts (A) evidencing Indebtedness in excess of $10,000,000 (other than indebtedness among the Company and/or any Company Subsidiaries) or (B) granting a Lien (other than a Permitted Lien) on any material assets of the Company and the Company Subsidiaries;

(iii) all Contracts that (A) grant to a Third Party any right of first refusal or first offer or similar right, (B) limit in material respects, or purport to limit in any material respects, the right of the Company or any Company Subsidiary or, upon the consummation of the Merger or any other Transaction, Parent or any of its subsidiaries to compete in respect of Company Products with any person or entity or in any geographic area or during any period of time or to acquire any entity, (C) materially limit or propose to materially limit the ability of the Company or any of the Company Subsidiaries or affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses or (D) would require the disposition of any material assets or line of business of the Company and any Company Subsidiary;

(iv) any Labor Agreement;

(v) any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any such Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;

(vi) all Contracts that contain “non-solicitation,” “no hire” or similar provision that restricts the Company or any Company Subsidiary from soliciting, hiring, engaging, retaining or employing any person’s current or former employees or from soliciting any client or customer of any person;

(vii) all Contracts that prohibit or restricts (A) the payment of dividends or distributions in respect of the capital stock or other ownership interests of the Company or any Company Subsidiary, (B) the pledging of the capital stock or other ownership interests of the Company or any Company Subsidiary or (C) the issuance of guaranties by any Company Subsidiary;

(viii) all Contracts with a Governmental Authority involving payments to or from the Company in excess of $1,000,000 in the Company’s fiscal year ended January 31, 2022 (other than Contracts with a Governmental Authority, the existence or content of which may not be disclosed pursuant to the terms of such Contract);

(ix) any Contract that provides for the settlement or conciliation of any Action against the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any existing material obligation in excess of $500,000 or which provides for a settlement of any Action by the granting of injunctive or other equitable relief;

(x) any Contract that is a partnership, joint venture, limited liability or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture with a third party material to the Company or any Company Subsidiary, unless immaterial to the Company and the Company Subsidiaries;

(xi) any Contract that provides for the acquisition or disposition of ownership of any assets (other than acquisitions or dispositions in the ordinary course of business) or any business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any person, that contains material continuing rights or obligations of the Company or any Company Subsidiary, including any indemnification, guaranty, “earn-out” or other contingent payment obligations;

(xii) any Contract that pertains to the Company or any Company Subsidiary as a lessor or lessee of any personal property involving payments in excess of $5,000,000 per annum;

(xiii) any Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company or any Company Subsidiary);

(xiv) all Contracts under which the Company or any Company Subsidiary, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any Company Subsidiary), in any such case which, individually, is in excess of $1,000,000, other than advancement of business expenses to employees in the ordinary course of business consistent with past practice; and

(xv) any Contract with a Top Supplier or Top Customer.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable Enforceability Limitations); (ii) the Company or any Company Subsidiary, as applicable, is not in default under any Company Material Contract, and no event has occurred that, with or without notice, lapse of time, or both, would constitute a default by the Company or a Company Subsidiary under the Company Material Contract; (iii) as of the date of this Agreement, to the knowledge of the Company, none of the Company Material Contracts has been canceled by the other party; (iv) as of the date of this Agreement, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract; and (v) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any written claim of default under any Company Material Contract, which has not been cured in accordance with the cure provisions such Contract. The Company has made available to Parent or its Representatives true and complete copies of all Company Material Contracts (other than Contracts with a Governmental Authority if prohibited by the terms thereof), including any amendments thereto.

3.17 Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, the Company has all policies of insurance covering the Company and any of its employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by persons conducting business similar to that of the Company. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have a Material Adverse Effect.

3.18 Certain Business Practices. Neither the Company, any Company Subsidiary nor any director, officer, employee or, to the knowledge of the Company, any agent or other representative of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) directly or indirectly, used funds, given, offered, promised, accepted, received, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to or from any foreign government official or to any foreign political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any Company Subsidiary. The Company and each Company Subsidiary are in compliance with all applicable statutory and regulatory requirements under the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. §§ 78dd-1 et seq.), and the U.K. Bribery Act and applicable international anti-bribery conventions and local anti-corruption, anti-money laundering, and anti-bribery Laws in all jurisdictions in which the Company and the Company Subsidiaries do business (collectively, “Anticorruption Laws”), except where any failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2017, no investigation, inquiry or Action regarding actual or alleged violations of any applicable Anticorruption

Laws has been or is pending or, to the knowledge of the Company, threatened nor has the Company or any Company Subsidiary made any voluntary or involuntary disclosure to a Governmental Authority relating to Anticorruption Laws.

3.19 Data Protection. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2020, the Company and the Company Subsidiaries have (i) materially complied with their respective published privacy policies and all applicable Laws relating to protection of personal data and the privacy and security of personally identifiable information, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and Third Parties who have provided information to the Company or the Company Subsidiaries) in the Company’s and the Company Subsidiaries’ control; and (ii) taken commercially reasonable measures to protect personally identifiable information in Company’s and the Company Subsidiaries’ control against loss, damage, and unauthorized access, use, and modification. Since January 1, 2020 to the date of this Agreement, to the knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, or modification of any such information, whether or not by the Company or any Company Subsidiary (or any of their respective employees or contractors), except as would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2020 to the date of this Agreement, to the knowledge of the Company, no person (including any Governmental Authority of competent jurisdiction) has commenced any Action with respect to loss, damage, or unauthorized access, use, or modification of any such personally identifiable information in Company’s and the Company Subsidiaries’ control, whether or not by the Company or any Company Subsidiary (or any of their respective employees or contractors), except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the execution, delivery and performance of this Agreement and the consummation of the Transactions complies with Company’s and the Company Subsidiaries’ applicable privacy policies and in all material respects with all applicable Laws relating to privacy and data security.

3.20 Top Customers and Suppliers.

(a) Section 3.20(a) of the Disclosure Schedule contains a true, complete and accurate list of (i) the 10 largest suppliers to the Company and its subsidiaries (excluding utilities) on a consolidated basis, by the aggregate dollar value of purchases by the Company and its subsidiaries during the 12 month period ended January 31, 2022 (each, a “Top Supplier”) and (ii) with respect to each Top Supplier, such aggregate dollar value of purchases during such period. From February 1, 2021 until the date of this Agreement, the Company has not received written notice from any such Top Supplier that such Top Supplier intends to terminate or materially and adversely modify the amount, frequency or terms of the business such Top Supplier conducts with the Company and its subsidiaries.

(b) Section 3.20(b) of the Disclosure Schedule contains a true, complete and accurate list of (i) the 10 largest customers (consolidating into a single customer all known affiliated customers) of the Company and its subsidiaries by annual recurring revenue (“ARR”) as of January 31, 2022 of the Company and its subsidiaries, taken as a whole (each a “Top Customer”) and (ii) with respect to each Top Customer, its ARR value as of January 31, 2022. From February 1, 2021 until the date of this Agreement, the Company has not received written notice from any such Top Customer that such Top Customer intends to terminate or materially and adversely modify the amount, frequency or terms of the business such Top Customer conducts with the Company and its subsidiaries.

3.21 Export Control and Economic Sanctions Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2017, the Company and each of the Company Subsidiaries has conducted its business in accordance with applicable provisions of U.S. economic and trade sanctions and export and import controls, and U.S. antiboycott laws, statutes, rules, orders and regulations, including, without limitation, the Arms Export Control Act, the International Traffic in Arms

Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Export Administration Regulations, and regulations administered by the Office of Foreign Assets Control (31 CFR Part V), and other applicable economic or trade sanctions and export and import control laws, statutes, rules, regulations, and orders of the countries where it conducts business (collectively, “Trade Controls”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and without limiting the foregoing:

(a) since January 1, 2017, the Company and each of the Company Subsidiaries has obtained all export licenses, registrations and other approvals required for its exports of products, software and technology from the United States and re-exports of products, software and technology subject to U.S. law;

(b) since January 1, 2017, the Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses, registrations or other approvals;

(c) since January 1, 2017, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of the Company Subsidiaries has been (i) a Sanctioned Person; or (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; and

(d) since January 1, 2017 to the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims against, or audits or investigations by a Governmental Authority of, the Company or any Company Subsidiary, nor has the Company or any Company Subsidiaries received any written notice, inquiry, allegation, or made any voluntary or involuntary disclosure to a Governmental Authority with respect to such export licenses, registrations or other approvals or Trade Controls.

3.22 Related Party Transactions. Except for compensation, employee benefits or other employment arrangements or arrangements with directors and officers in the ordinary course of business, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated under the Securities Act.

3.23 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.7 are true and correct (a) the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the Transactions and (b) no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation and Bylaws is, or at the Effective Time will be, applicable to the shares of Company Shares, the Merger or the other Transactions.

3.24 Brokers and Expenses. No broker, finder or investment banker (other than Goldman Sachs & Co. LLC and Qatalyst Partners LP) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

3.25 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from (a) Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth in the written opinion of Goldman Sachs & Co. LLC, the Merger Consideration to be received by holders of Company Common Stock (other than Parent and its affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders and (b) Qatalyst Partners LP to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions and conditions set forth therein, the Merger Consideration to be received by holders of Company Common Stock (other than Parent and its affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will deliver a written copy of each such opinion to Parent solely for informational purposes as soon as reasonably practicable following the date hereof (it being understood and agreed that each such opinion is for the benefit of the Company Board only).

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

4.1 Corporate Organization. Parent is a limited liability company and Merger Sub is a corporation, in each case, duly organized, validly existing and, to the extent applicable, in good standing under the laws of the State of Delaware, and has the requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Merger Sub from performing in all material respects any of their material obligations under this Agreement (a “Parent Material Adverse Effect”).

4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent subject to applicable Enforceability Limitations.

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Merger Sub, (ii) subject to obtaining the consents that are described in Section 4.3(b), and assuming the making of all filings or notifications as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Laws, and the receipt of all clearances, authorizations, approvals, consents, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Law, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, or result in the loss of a material benefit under any Contract, franchise, grant, authorization, licenses, permit, easement, variance, exception, consent, certificate, certification, approval, order or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of (w) the Exchange Act and Blue Sky Laws, (x) the HSR Act and other Antitrust Laws where a merger filing will be necessary, and (z) the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Financing.

(a) Parent has delivered to the Company a true, accurate and complete copy of an executed equity commitment letter, dated as of the date of this Agreement, by and among Parent and Sponsor, including all exhibits, schedules, annexes and amendments thereto (the “Equity Commitment Letter”), pursuant to which, and subject to the terms and conditions of which, Sponsor has committed to provide the amounts set forth therein to Parent for the purpose of funding the Required Amount (such committed equity financing, the “Equity Financing”).

(b) (i) As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and (ii) the Equity Commitment Letter, in the form so delivered, constitutes a legal, valid and binding obligation of Parent or Merger Sub, as applicable, and Sponsor, enforceable against the parties thereto in accordance with its terms except as enforceability may be affected by applicable Enforceability Limitations. The Equity Commitment Letter is the only agreement relating to the Equity Financing as of the date of this Agreement. Other than as expressly set forth in the Equity Commitment Letter, there are no other agreements, side letters, or arrangements, conditions precedent or other contingencies relating to the Equity Commitment Letter that would reasonably be expected to impair the amount, availability or conditionality of the Equity Financing. The Equity Commitment Letter provides that the Company is an express third-party beneficiary of the Equity Commitment Letter in connection with Company’s exercise of its rights under Section 9.6.

(c) As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, as applicable, under any term of the Equity Commitment Letter or, would (i) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect, (ii) result in any of the conditions in the Equity Commitment Letter not being satisfied or (iii) otherwise result in the Equity Financing not being available on the Closing Date. Assuming satisfaction of the conditions set forth in Sections 7.1 and 7.2, as of the date of this Agreement, each of Parent and Merger Sub has no reason to believe that any of the conditions in the Equity Commitment Letter will fail to be satisfied on a timely basis or that the full amount of the Equity Financing will not be available to be funded at the Effective Time.

(d) The aggregate proceeds from the Equity Financing constitute all of the financing required for the consummation of the Merger and the other Transactions, and are sufficient in amount for Parent or Merger Sub, as applicable, to pay the Merger Consideration payable for all Company Shares in connection with the Transaction, any other amounts required to be paid at Closing in connection with the consummation of the Transactions (including any and all payments with respect to Company Stock Options or Company RSUs payable under this Agreement at Closing) and, together with the Company’s cash on hand as of the Closing Date, all associated fees, costs and expenses in connection with the Merger and the other Transactions, including the Equity Financing, in each case, to the extent required to be paid on the Closing Date (collectively, the “Required Amount”). The only conditions precedent related to the obligations of Sponsor to fund the full amount of the Equity Financing are expressly set forth in the Equity Commitment Letter.

4.5 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, any subsidiary of Parent, or any property or asset of Parent or any subsidiary of Parent, before any Governmental Authority of competent jurisdiction that is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any material continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent or Merger Sub, continuing investigation by, any Governmental Authority of competent jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction that is reasonably likely to have a Parent Material Adverse Effect.

4.6 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person or entity.

4.7 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years ending on the date of this Agreement has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Prior to the date hereof, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their affiliates own any Company Shares.

4.8 Limited Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, accurate and complete copy of the executed limited guaranty, dated as of the date of this Agreement, from Sponsor in favor of the Company in respect of certain matters on the terms specified therein (the “Limited Guaranty”). As of the date of this Agreement, the Limited Guaranty is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect. The Limited Guaranty, in the form so delivered, constitutes a legal, valid and binding obligation of Sponsor, enforceable against it in accordance with its terms except to the extent subject to applicable Enforceability Limitations. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Sponsor under any term or condition of the Limited Guaranty. Sponsor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Limited Guaranty as and when due.

4.9 Brokers and Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

4.10 Certain Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, Sponsor or any of their affiliates, on the one hand, and any beneficial owner of five percent (5%) or more of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the Transactions or to the operations of the Surviving Corporation after the Effective Time.

4.11 Solvency. Immediately after giving effect to the consummation of the Transactions (including any financings being entered into in connection therewith), assuming the accuracy of the representations and warranties set forth in Article 3 in all material respects: (a) the Fair Value of the assets of

Parent and its subsidiaries, on a consolidated basis, shall be greater than the total amount of Parent’s and its subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), on a consolidated basis; (b) Parent and its subsidiaries, on a consolidated basis, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) Parent and its subsidiaries, on a consolidated basis, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage. For the purposes of this Section 4.11, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Article 5

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of the Business Pending the Merger.

(a) The Company covenants and agrees that from the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except (v) as contemplated or permitted by this Agreement, (w) as required by applicable Laws or any Governmental Authority, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any Company Material Contract in effect on the date hereof, or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice (except as otherwise required by this Agreement or by applicable COVID-19 Measures or such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to sanctions imposed in connection with the current dispute between the Russian Federation and Ukraine) and (ii) use its commercially reasonable efforts to preserve business organizations of the Company and each of Company Subsidiary intact and to maintain existing relationships and goodwill with customers, suppliers and other persons with whom the Company or any Company Subsidiary has material business relationships; provided, however, that no action taken by the Company or Company Subsidiaries that is expressly permitted by any provision of Section 5.1(b) (including any qualification or exception to any of the restrictions set forth in Section 5.1(b)) shall be deemed to be a breach of this Section 5.1(a).

(b) From the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except (v) as contemplated or permitted by this Agreement, (w) as required by applicable Law or any Governmental Authority or such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to sanctions imposed in connection with the current dispute between the Russian Federation and Ukraine, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any Company Material Contract in effect on the date hereof, or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company will not and will not permit any Company Subsidiary to, directly or indirectly:

(i) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Company Securities, except (A) for the issuance of Company Shares pursuant to exercises of the Company Stock Options or vesting of Company RSUs outstanding on the date hereof and any sales by the Company of Company Shares in connection with Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs (in each case, in accordance with the terms of the Company Stock Plans and applicable award agreements thereunder as in effect on the date hereof), (B) for any Permitted Liens, and (C) for in transactions solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;

(iii) transfer, lease, sell, pledge, license, dispose of, abandon, allow to lapse, encumber, guarantee or exchange any assets, tangible or intangible (including any Company Intellectual Property) or properties of the Company or any of the Company Subsidiaries, except (A) for the transfer, lease, sale, license or disposal of assets or properties with a fair market value not in excess of $10,000,000 individually or $25,000,000 in the aggregate, (C) for licenses that are Permitted Liens, (D) in transactions solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, (E) the acquisition, assignment or abandonment of immaterial Company Intellectual Property in connection with the exercise of the reasonable business judgment of the Company in the ordinary course of business, (F) the abandonment of Trade Secrets and Company Intellectual Property in the ordinary course of business and to the extent that not economically desirable to maintain for the conduct of the business of the Company, or (G) acquisitions of inventory, raw materials and other property or services in the ordinary course of business.

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its, or any of the Company Subsidiaries’, capital stock (other than dividends or distributions made by a Company Subsidiary to the Company or another Company Subsidiary);

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company, except (i) in accordance with agreements evidencing Company Stock Options or Company RSUs outstanding as of the date hereof or (ii) Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs outstanding as of the date hereof;

(vi) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person;

(vii) incur any Indebtedness or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, other than (A) draw downs on the Credit Facility in the ordinary course of business, (B) Indebtedness solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, (C) guarantees or credit support provided by the Company or any Company Subsidiary for Indebtedness of the Company or any Company Subsidiary, (D) Indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) Indebtedness in an aggregate principal amount outstanding at any time incurred by the Company or any of the Company Subsidiaries that does not exceed $25,000,000;

(viii) make any loans, advances or capital contributions to any person, except for (A) employee loans or advances for business expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business or (B) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned subsidiaries of the Company;

(ix) make or change any material Tax election, adopt or change any accounting period or any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement with respect to any material amount of Taxes, settle any material Tax claim or assessment or claim to a material Tax refund relating to the Company or any of the Company Subsidiaries, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries (other than pursuant to an automatic extension of time to file a Tax Return obtained in the ordinary course of business), or surrender any right to claim a material Tax refund;

(x) settle any material claim, arbitration or other Action, other than any Action that involves only the payment of monetary damages not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(xi) except as required by Law, or in the ordinary course of business, enter into any Contract or amendment that would be a Company Material Contract if in effect on the date of this Agreement, or amend or modify in any material respect in a manner that is materially adverse to the Company or any Company Subsidiary, or consent to the termination of, any Company Material Contract, or waive or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, in each case other than the termination or expiration of a Company Material Contract in accordance with its terms or a renewal of such Company Material Contract on substantially similar terms;

(xii) enter into any new line of business outside of the businesses being conducted by the Company or any Company Subsidiary on the date of this Agreement;

(xiii) commence any material Action, except (i) for collections of accounts receivable, (ii) in such cases where the Company in good faith determines that failure to commence such Action would result in the material impairment of a valuable aspect of its business, (iii) as otherwise permitted or required by this Agreement or (iv) to enforce this Agreement;

(xiv) (A) delay the payment of any trade payables to vendors and other third parties, (B) accelerate the collection of trade receivables and other receivables or (C) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor in amounts that are not in excess of $2,000,000 individually or $10,000,000 in the aggregate, with respect to the foregoing clauses (A)-(C), in each case outside the ordinary course of business;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization, recapitalization or other reorganization of the Company (other than the Transactions);

(xvi) terminate, cancel, amend or modify any material insurance policy of the Company in a manner inconsistent with past practice in any material respect or that is not simultaneously replaced by a substantially comparable amount of insurance coverage;

(xvii) except as required by any Company Benefit Plan set forth on Section 3.10(a) of the Disclosure Schedule or as otherwise required by applicable Law, (A) except in the ordinary course of business consistent with past practice for employees of the Company or any of the Company Subsidiaries who have an annual base salary below $250,000 (“Non-Management Employees”), increase the compensation or other benefits payable or provided to any employee, director or independent contractor of the Company or any of the Company Subsidiaries, (B) enter into any change of control, severance, retention or similar arrangement with any employee or independent contractor of the Company or any of the Company Subsidiaries, (C) hire or terminate (other than terminations for “cause”) any employees other than (x) Non-Management Employees, or (y) any hire to fill a position having a title below vice president that is open as of the date of this Agreement or that becomes open in the ordinary course of business after the date of this Agreement due to the termination or resignation of an employee or individual independent contractor, in each case, with the newly hired individual having substantially the same compensation and benefit terms as the individual being replaced, (D) make or grant any bonus or any incentive compensation other than annual bonuses payable with respect to the 2022 fiscal year in the ordinary course of business consistent with past practice and in accordance with the terms of the annual bonus plan in effect as of the date of this Agreement, (E) accelerate the vesting or payment of any cash or equity award or (F) establish, adopt, enter into, amend or terminate any Company Benefit Plan (or any plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof) except for routine amendments or renewals to health and welfare plans (other than severance or separation plans) that would not result in a material increase in benefits or in cost to the Company or any of the Company Subsidiaries;

(xviii) make any capital commitment or incur any capital expenditures or any obligations or liabilities in respect thereof in excess of twenty percent (20%) of the aggregate budget set forth on Schedule 5.1(b)(xviii);

(xix) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xx) (i) negotiate, modify, extend, or enter into any Labor Agreement, (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any Company Subsidiary, or (iii) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other layoff event (including any furloughs, salary or wage reductions or material schedule changes triggering WARN requirements) affecting in whole or in part any site of employment, facility, operating unit or employee;

(xxi) apply for or receive any relief under (A) the CARES Act or any other applicable Law or governmental program designed to provide relief related to COVID-19 or (B) any Payroll Tax Executive Order;

(xxii) knowingly disclose any material Trade Secrets (other than pursuant to a written and appropriate confidentiality and non-disclosure agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets), or disclose, license, release, deliver, escrow or make available any source code; or

(xxiii) otherwise make a legally-binding commitment to do any of the foregoing.

5.2 No Control of the Company’s Business. Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

Article 6

ADDITIONAL AGREEMENTS

6.1 Access to Information; Confidentiality.

(a) Upon reasonable prior notice, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall, and shall cause the Company Subsidiaries to, afford Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Company Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through their officers, employees and other Representatives, may reasonably request as long as these actions are in compliance with all applicable Laws (including data privacy/protection Laws, Antitrust Laws and applicable COVID-19 Measures); provided, that such disclosure shall not be required to include (i) any (A) such privileged material that relates to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or (B) Acquisition Proposal or Superior Proposal (without limiting the Company’s obligations under Section 6.2) or (ii) any information that is subject to a statutory non-disclosure or similar provision, or that is subject to an attorney-client privilege or other legal privilege, or that is subject to a non-disclosure agreement with a third party or to protection as a trade secret. If requested by Parent, the Company agrees to use its commercially reasonable efforts to secure the consent of the appropriate third parties to permit disclosure of such information protected under clause (ii) above to Parent and Merger Sub or to redact such protected information to the extent necessary to address privilege and confidentiality concerns.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.1 shall be held confidential in accordance with the non-disclosure agreement entered into prior to the date hereof between the Company and an affiliate of Parent (the “Confidentiality Agreement”); provided, that the definition of “Representatives” in the paragraph 15 of the Confidentiality Agreement shall be deemed to include any potential debt or equity financing sources or co-investors of Parent or Merger Sub (it being understood that notwithstanding anything in the Confidentiality Agreement to the contrary, Parent, Merger Sub and their respective Representatives may disclose any information to such potential debt or equity financing sources or co-investors, subject to receipt of customary confidentiality undertakings from such potential debt or equity financing sources or co-investors).

(c) The Company may, as it deems advisable and necessary in its reasonable judgment, designate any competitively sensitive materials provided under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of Parent and will not be disclosed by such outside counsel to employees, officers, or directors of Parent or Merger Sub without the advance written consent of the Company.

6.2 Solicitation of Transactions; Proxy Filing & Stockholders Meeting.

(a) Non-Solicitation.

(i) From and after the date of this Agreement and continuing until the Effective Time or if earlier, the termination of this Agreement in accordance with Section 8.1, the Company and the Company Subsidiaries shall not, and shall (y) instruct and cause their respective officers and directors not to and (z) instruct their respective Representatives not to, and shall not authorize or knowingly permit any of their respective Representatives to, directly or indirectly, except as otherwise permitted by this Section 6.2, (a) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or the making thereof to the Company or its stockholders; (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, or otherwise cooperate in any way with, any person (other than Parent, Merger Sub and their Representatives) with respect to any Acquisition Proposal; or (c) take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents, in each case inapplicable to any person (other than Parent, Merger Sub or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions). Any violation of the restrictions on the Company or any Company Subsidiary set forth in this Section 6.2(a)(i) by any officer or director, or any other Representative (solely to the extent authorized, sanctioned or caused by the Company or any Company Subsidiary), of the Company or any Company Subsidiary shall be deemed a breach of this Section 6.2(a)(i) by the Company.

(ii) Notwithstanding anything to the contrary herein, if at any time following the date hereof and prior to the time the Requisite Company Vote is obtained, in response to a bona fide written Acquisition Proposal that was not solicited in material breach of Section 6.2(a)(i) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or would reasonably likely lead to, a Superior Proposal, the Company may, subject to compliance with this Section 6.2(a)(ii), (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition

Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that all such information has previously been made available to Parent or is made available to Parent prior to or promptly following the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (x) and (y), the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In addition, notwithstanding the foregoing, prior to the time the Requisite Company Vote is obtained, the Company may, solely to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, not enforce any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal that will constitute, or would reasonably likely lead to, a Superior Proposal, that did not, in each case, result from a material breach by the Company of Section 6.2(a)(i).

(iii) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal made by a Third Party that, if consummated, would result in such Third Party’s (or its stockholders’) owning, directly or indirectly, greater than 80% of the equity securities of the Company (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or greater than 80% of the assets of the Company and Company Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Company Board) and that the Company Board determines in good faith after consultation with its financial advisor and its outside legal counsel if consummated, is likely to be consummated in accordance with its terms and is more favorable to the Company’s stockholders (in their capacities as stockholders) than the Merger, taking into account all financial, legal, financing, regulatory and other terms and conditions of such proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise).

(b) (i) Except as set forth in this Section 6.2, until the earlier of the time the Requisite Company Vote is obtained and the termination of this Agreement in accordance with Section 8.1, neither the Company Board nor any committee thereof shall: (x) (A) withhold, withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify, in any manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or the Transactions (the “Company Board Recommendation”), (B) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) business days of the commencement of such offer, (C) fail to reconfirm the Company Board Recommendation within ten (10) business days after the commencement of a tender offer or exchange offer or public announcement of an Acquisition Proposal from a Third Party after written request from Parent to do so, (D) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal, or (E) fail to include the Company Board Recommendation in the Proxy Statement (any of the foregoing in clauses (A)-(E), a “Change in Recommendation”), or (y) adopt, recommend or declare advisable, or publicly propose to adopt, recommend or declare advisable, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract constituting or related to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (any of the foregoing, an “Acquisition Agreement”).

(ii) Notwithstanding anything to the contrary contained in this Agreement, if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board may at any time prior to the time the Requisite Company Vote is obtained if a material event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of the Company or any Company Subsidiary that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which are not known to or understood by the Company Board as of the date of this Agreement) becomes known by the Company Board after the date of this Agreement or the material consequences thereof become known to or understood by the Company Board after the date of this Agreement and prior to the time the Requisite Company Vote is obtained (an “Intervening Event”) (provided that the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price of the Company Common Stock or the credit rating of the Company shall not constitute an Intervening Event (it being understood that the underlying cause of any of the foregoing may be considered and taken into account in determining whether an Intervening Event has occurred and/or constitute an Intervening Event)), effect a Change in Recommendation; provided, however, that the Company Board may not effect a Change in Recommendation due to an Intervening Event unless (y) the Company shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action, and prior to effecting such Change in Recommendation, the Company shall, and shall cause its Representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary (and in the event of any material change to the circumstances related to the Intervening Event, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in this proviso and a renewed negotiation period under this proviso shall commence (except that the five (5) business day period shall instead be equal to two (2) business days; provided that if such additional notice is delivered during the initial five (5) business day negotiation period, the initial negotiation period shall not be reduced by such notice)), and (z) following such notice period (including any subsequent notice period), the Company Board shall have concluded in good faith, after consultation with its outside legal advisor and taking into account Parent’s proposed adjustments (if any) to the terms and conditions of this Agreement, that the failure to effect a Change in Recommendation due to an Intervening Event would be inconsistent with its fiduciary duties under applicable Law; and provided, further, that the Company Board shall not be permitted to effect a Change in Recommendation pursuant to this Section 6.2(b)(ii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 6.2(b)(iii)).

(iii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the time the Requisite Company Vote is obtained, the Company Board may in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal and that was made after the date of this Agreement and did not result from a material breach of Section 6.2(a)(i), (A) make a Change in Recommendation if the Company Board has concluded in good faith (after consultation with its outside legal counsel and financial advisor) that, in light of the receipt of such Superior Proposal, that failure to make such Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(f) and concurrently with such termination enter into an Acquisition Agreement if the Company Board has concluded in good faith, after consultation with its outside legal counsel and financial advisor, that, in light of the receipt of such Superior Proposal, that failure to so terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board may not effect a Change in Recommendation or terminate this Agreement unless (y) the Company shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action (a “Notice of Designated Superior Proposal”), and prior to effecting such Change in Recommendation or termination of this Agreement, the Company shall, and shall cause its Representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary and such Superior Proposal no longer constitutes a Superior Proposal (and in the event of any material change to any of the terms (including any change to the form, amount and timing of payment of consideration) of such Superior Proposal, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in this proviso and a renewed negotiation period under this proviso shall commence (except that the five (5) business day period shall instead be equal to two (2) business days; provided that if such additional notice is delivered during the initial five (5) business day negotiation period, the initial negotiation period shall not be reduced by such notice)), and (z) following such notice period (including any subsequent notice period), the Company Board shall have concluded in good faith, after consultation with its outside legal advisor and financial advisor and taking into account Parent’s proposed adjustments (if any) to the terms and conditions of this Agreement, that the failure to effect a Change in Recommendation or terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless substantially concurrently with such termination the Company pays by wire transfer of immediately available funds the Company Termination Fee in accordance with subclause (z) of Section 8.3(a).

(c) The Company shall promptly (and in any event within forty-eight (48) hours) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company would reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal and any related agreements, documents or other written materials submitted in connection therewith that are material to such Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company or its Representatives, the Company shall summarize in writing the terms of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry), except (and solely to the extent) such notification and/or disclosure is prohibited by the terms of a confidentiality agreement to which the Company is a party as of the date of this Agreement, and thereafter shall (i) keep Parent fully informed, on a current basis (and in any event within forty-eight (48) hours) of any material developments regarding any Acquisition Proposals or any material change to the terms and status of any such Acquisition Proposal or the process associated with such proposals or offers and (ii) provide to Parent as soon as reasonably practicable (and in any event within forty-eight (48) hours) after receipt or delivery thereof copies of all material correspondence and other substantive written material sent or provided to the Company or any of the Company Subsidiaries or their respective Representatives from any person that described any of the terms or conditions of any Acquisition Proposal.

(d) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law, or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop-look-and-listen” communication to the stockholders); provided, that (A) this Section 6.2(d) shall not be deemed to affect whether any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, would otherwise be deemed to be a Change in Recommendation and (B) any such disclosure pursuant to clause (i) of this Section 6.2(d) shall not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 6.2. For clarity, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, that the Company Board is considering the Acquisition Proposal, that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a Change in Recommendation.

(e) Proxy Filing; Information Supplied.

(i) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after, and in any event within twenty (20) business days after, the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Except to the extent expressly permitted by Section 6.2(b), the Proxy Statement shall include the Company Board Recommendation and, unless there has been a Change in

Recommendation in accordance with Section 6.2(b), the Company will continue to use its reasonable best efforts to obtain the Requisite Company Vote including the solicitation of proxies therefor.

(ii) The Company will provide Parent and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents related to the Stockholders Meeting (as defined below) prior to filing such documents with the applicable Governmental Authority and mailing such documents to the Company’s stockholders. The Company will consider in good faith for inclusion in the Proxy Statement and such other documents related to the Stockholders Meeting all comments reasonably and promptly proposed by Parent or its legal counsel and the Company agrees that all information relating to Parent and its subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. The Company shall ensure that the Proxy Statement (A) will not on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting or filed with the SEC (as applicable) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (B) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (1) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub or their affiliates for inclusion or incorporation by reference in the Proxy Statement (which Parent shall ensure satisfies the requirements of clauses (A)-(B) of the preceding sentence) and (2) Parent, Merger Sub and their respective affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its affiliates for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law.

(iii) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and without limiting the generality of the undertakings pursuant to this Section 6.2(e), will (i) promptly provide to Parent copies of all correspondence between the Company and the SEC with respect to the Proxy Statement, (ii) provide Parent, its financial advisors and legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) consider in good faith any comments proposed by Parent, its financial advisors and legal counsel and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement). The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(iv) Subject to compliance with the terms of Section 6.2, in connection with any disclosure regarding a Change in Recommendation relating to a Superior Proposal, the Company shall not be required to provide to Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in), or permit Parent or Merger Sub to participate in any discussions with the SEC regarding, the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, in each case, solely with respect to such disclosure.

(f) Stockholders Meeting.

(i) The Company will take, in accordance with applicable Law and the Certificate of Incorporation and Bylaws, all action necessary to convene a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as reasonably practicable following the date of mailing of the definitive Proxy Statement (provided that, subject to the sentence that follows, the Stockholders Meeting shall not be held later than forty-five (45) days following confirmation from the SEC that it will not review or that it has completed its review of the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement)), for the purposes of obtaining the Requisite Company Vote. The Company may postpone or adjourn such meeting (A) to the extent required by applicable Law (including to permit the filing and dissemination of any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required under applicable Law), (B) if on a date that is two (2) business days prior to the date the Stockholders Meeting is scheduled (the “Original Meeting Date”), the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present as long as the date of the Stockholders Meeting is not postponed or adjourned by more than ten (10) business days in connection with any one postponement or adjournment or by more than an aggregate of forty-five (45) days from the Original Meeting Date in reliance on this clause (B), (C) within the three (3) business days prior to the Original Meeting Date or any date that the Stockholders Meeting is then scheduled to be held, if the Company delivers (or has delivered) a notice of an intent to make a Change in Recommendation, as long as the date of the Stockholders Meeting is not postponed or adjourned by more than ten (10) business days, or (D) with the prior written consent of Parent (such consent not be unreasonably withheld, conditioned or delayed).

(ii) Once the Company has established a record date for the Stockholders Meeting, the Company will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable Law. The Company agrees that, unless this Agreement is terminated in accordance with Section 8.1, and, to the extent required by the terms of this Agreement, the Company has paid to Parent the Company Termination Fee in accordance with Section 8.3, its obligations to hold the Stockholders Meeting pursuant to this Section 6.2 and submit this Agreement to the Company’s stockholders for purposes of obtaining the Requisite Company Vote shall not be affected in any manner, including in connection with (i) the making of a Change in Recommendation by the Company Board or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal.

(iii) Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement will be the only matter (other than related procedural matters) that the Company will propose to be acted on by the Company’s stockholders at the Stockholders Meeting.

6.3 Employee Benefits Matters.

(a) If so directed by Parent in writing at least ten (10) days prior to the Effective Time, the Company Board will adopt (and will cause any other sponsor of the applicable Company Benefit Plan to adopt), at least five (5) business days prior to the Effective Time, resolutions terminating any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) or group of trades or businesses under common control (as defined in Section 414(c) of the Code) as Parent. The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries or any other applicable Company Benefit Plan sponsor, as applicable. The Company shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.

(b) Without limiting any additional rights that any Continuing Employee may have under any Company Benefit Plan and subject to Section 6.3(d), Parent shall cause the Surviving Corporation and each of its applicable subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Continuing Employee during his or her employment (i) cash compensation levels (such term to include salary and wages, target short-term cash bonus opportunities and commission formulas but to exclude long-term cash compensation, any equity or equity-based compensation and severance, separation or change-in-control benefits or features) that are in the aggregate no less favorable than the cash compensation levels provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (other than equity or equity-based benefits, defined benefit pension, retiree welfare or nonqualified deferred compensation) that are substantially comparable in the aggregate to such employee benefits provided to such Continuing Employee immediately prior to the Effective Time.

(c) For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting or other benefits under any equity incentive plan) under any employee benefits provided to similarly-situated employees (such benefits, the “Parent Plans”), Parent will credit each Continuing Employee with his or her years of service with the Company before the Effective Time, to the same extent and for the same purpose as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent will, subject in each case to receipt of any required consent of the applicable Parent Plan provider, us commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Benefit Plans in which such Continuing Employee participated immediately prior to the Effective Time, and (iii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plan.

(d) Parent will, and Parent will cause the Surviving Corporation to, honor, in accordance with their terms the executive agreements listed on Section 6.3(d) of the Disclosure Schedule following the Effective Time.

(e) Nothing in this Agreement shall (x) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any plan or any employee or service provider program or arrangement of Parent or any of its subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time), or (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time).

6.4 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, exculpation or advance of expense or similar agreement by the Company or any Company Subsidiary in favor of any Indemnified Person (the “Indemnification Agreements”) (and all other indemnification agreements of the Company that are on terms substantially similar to the Indemnification Agreements) and any indemnification, exculpation or advancement of expenses provisions under the Certificate of Incorporation or Bylaws (or comparable organizational documents) as in effect on the date of this Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law.

(b) Prior to the Effective Time, the Company shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, in satisfying its obligation under this Section 6.4(b), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 400% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth on Section 6.4(b) of the Disclosure Schedule (provided that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount). In furtherance of and subject to the foregoing, prior to the Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 6.4(b) shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to this Section 6.4(b); Parent and the Surviving Corporation shall not cancel any D&O Insurance (including any “tail” directors’ and officers’ liability insurance policy) during its term.

(c) The rights of each Indemnified Person under this Section 6.4 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.4 applies without the consent of such affected Indemnified Person. Parent shall cause the Surviving Corporation to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.4.

(d) If (1) Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or (2) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.

6.5 Anti-Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the Transactions, the Company and Company Board shall grant such reasonable approval and take such reasonable action as necessary so that such Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.

6.6 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub in writing of: (i) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 7.2(a) would not be satisfied or (x) any failure of the Company to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in Section 7.2(b) would not be satisfied; and (ii) the occurrence or existence of any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Parent shall give prompt notice to the Company in writing of any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with any covenant or agreement to be complied with by it under this Agreement, in each case, such that the failure to so comply or the becoming untrue or incorrect would reasonably be expected to have a Parent Material Adverse Effect. For clarity, unintentional failure to give notice under this Section 6.6 shall not be deemed to be a breach of covenant under this Section 6.6 and shall constitute only a breach of the underlying representation, warranty, covenant or agreement, as the case may be.

6.7 Litigation. Until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, each party hereto shall promptly notify the other parties of any Action that shall be instituted or threatened in writing against such party to restrain, prohibit or otherwise challenge the legality of or seek damages in connection with this Agreement or any Transaction. Each party hereto shall promptly notify the others of any new Action that is instituted or threatened in writing against the Company, any of the Company Subsidiaries, Merger Sub or Parent, as the case may be, that would have been listed in Section 3.9 of the Disclosure Schedule or would constitute an exception to Section 4.5, as the case may be, if such Action had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in (but not control and to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) the defense or settlement of any stockholder litigation or claims against the Company or any of its directors relating to the Merger, in each case which seek to prohibit or restrain the Transactions. The Company shall not settle or make an offer to settle any litigation by any Company stockholder (or purported Company stockholder) against the Company or any director relating to this Agreement or the Merger, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.8 Consents and Approvals.

(a) The parties hereto shall cooperate with each other and, subject to the terms and conditions of this Agreement, each use its reasonable best efforts to promptly (x) prepare and file all necessary documentation and (y) effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act). The Company shall also use its commercially reasonable efforts to obtain all consents required to be listed on Section 3.5(a) of the Disclosure Schedule (for clarity, the Company will not be required to pay any monies or make any other concession to any third party in connection therewith, except to the extent expressly required by the terms of any Contract with such third party). The parties hereto shall consult with each other with respect to the obtaining of all such permits, consents, approvals, waiting period expirations or terminations and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the Transactions. With respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transactions, Parent shall use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(b) Parent and the Company shall promptly advise each other upon receiving any material communication from any Governmental Authority whose consent or approval is required for consummation of any of the Transactions relating to any such consent or approval.

(c) This Section 6.8 is subject to, in all respects, the provisions of Section 6.9(b) below.

6.9 HSR Act Filing and International Antitrust Notifications.

(a) As promptly as possible after the date of this Agreement (and with respect to the pre-merger notification pursuant to the HSR Act, no later than ten (10) business days after the date of this Agreement, unless otherwise agreed by the parties hereto), if required, each of Parent and the Company shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act and its implementing regulations to, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement. Each of Parent and the Company shall promptly make an appropriate response to any request by the FTC, the Antitrust Division and any other requesting Governmental Authority pursuant to the HSR Act or any other Antitrust Law in connection with the Transactions. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses. In addition, except as may be prohibited by any Governmental Authority or by any applicable law, each party hereto will reasonably consult with the other party in advance of participating in or attending any meeting or conference or engaging in any material communication, with any Governmental Authority or any official, representative or staff thereof or such other person in respect of the Transactions and give the other party a reasonable opportunity to attend and participate therein, and in the event one party is prohibited or unable to participate, attend or engage in any such meeting, conference or material written communication, keep such party apprised with respect thereto.

(b) Subject to applicable confidentiality restrictions or restrictions required by Law, Parent and the Company will notify the other promptly upon the receipt of (i) any material comments, questions, or requests for information or documents from any Governmental Authority in connection with any filings made pursuant to Section 6.9(a) or the Transactions and (ii) any material request by any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws relating to an investigation of the Transactions and shall keep each other reasonably appraised of the status of the matters addressed in this Section 6.9. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.9, or whenever a Governmental Authority requests material information or documents related to the Transactions, each party hereto will promptly inform the other of such occurrence or request and cooperate in filing or producing promptly with the applicable Governmental Authority such amendment, supplement, information or documents. Without limiting the generality of the foregoing, each party hereto shall provide to the other (or the other’s respective advisors) copies of all correspondence between such party and any Governmental Authority relating to the Transactions. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.9 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all material discussions, telephone calls, and meetings with a Governmental Authority regarding the Transactions shall include representatives of both parties. Subject to applicable Law, the parties hereto will reasonably consult in advance and cooperate with each other, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Authority regarding the Transactions by or on behalf of any party hereto.

(c) Each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective subsidiaries to use) its reasonable best efforts to obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations, waiting period expirations or terminations, or orders required to be obtained or made by Parent, Merger Sub or the Company or any Company Subsidiary, or avoid any Action or Order by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions. Each of Parent and the Company shall use its reasonable best efforts to resolve by or before the Outside Date such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under any applicable Antitrust Laws.

(d) If any Action is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, Parent will use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Outside Date, including defending through litigation any claim asserted in any court with respect to the Transactions by the FTC, the Antitrust Division or any other applicable Governmental Authority or any private party under any Antitrust Law; and (ii) avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Outside Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing, or disposition of such businesses, product lines, equity holdings, technology, intellectual property, or other assets of Parent or its subsidiaries (including the Company or its subsidiaries after the Closing) and (B) otherwise taking or committing to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines, equity interests, technology, intellectual property, or other assets of Parent or the Company and/or their respective subsidiaries (each of the impediments set forth in the preceding clauses (A) and (B), an “Antitrust Restraint”); provided, however, that (x) Parent shall not be required to agree to any Antitrust Restraint that, individually or in the aggregate, would, or would reasonably be expected to, result in a Material Adverse Effect, and (y) Parent shall not be required to agree to any Antitrust Restraint that is not conditioned upon the consummation of the Transactions.

(e) During the period beginning on the date hereof through the date on which the condition set forth in Section 7.1(b) is satisfied or waived, Parent and Merger Sub shall not, and shall cause their affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under any Antitrust Law; (ii) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the Transactions; or (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise.

6.10 Rule 16b-3. Prior to the time the Requisite Company Vote is obtained, the Company shall take such actions as may be required to cause the transactions contemplated by Section 2.7 and any other dispositions of equity securities of the Company by each individual who is a director or officer of the Company to be exempt under Rule  16b-3 promulgated under the Exchange Act.

6.11 Delisting. Each party hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Common Stock from the New York Stock Exchange and (ii) terminate the registration of the Company Common Stock under the Exchange Act; provided, that such delisting or termination shall not be effective until after the Effective Time.

6.12 Further Assurances. Subject to the other terms and conditions of this Agreement, (a) each of the parties to this Agreement shall use its reasonable best efforts to effect the Transactions and (b)each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary, proper or desirable for effecting the consummation of this Agreement and the Transactions.

6.13 Public Announcements. No press release or public announcement, statement or disclosure concerning the Merger or any other Transaction shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except (x) as such release or announcement may be required by Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, (y) in connection with any actions by the Company or the Company Board permitted by Section 6.2(b) (but subject to the terms thereof), and (z) as such press release, public announcement, statement or disclosure is required or advisable in connection with the making of any notification or filing required in connection with the Merger or any other Transaction under any Antitrust Law or in responding to any request for information or documents made by a Governmental Authority in connection with its investigation of the Merger or any other Transaction under any Antitrust Law. Notwithstanding the foregoing, Parent, Merger Sub and their affiliates may, without such consultation or consent, make customary disclosures and communications to existing or prospective direct or indirect general and limited partners, equity holders, members, managers, investors and financing sources of such person or any affiliates of such person, in each case, who are subject to customary confidentiality restrictions.

6.14 Fees and Expenses. Except as provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided that all filing fees paid by any party in respect of any and all filings under the Antitrust Laws shall be borne by Parent.

6.15 Other Investors. Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any person, other than the Sponsor, to obtain any equity interests (or rights to obtain any equity interests) in Parent or Merger Sub if such acquisition of equity interests or rights to obtain such equity interests would reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under any Antitrust Law; (b) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the Transactions; (c) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) materially delay or prevent the consummation of the Transactions.

6.16 Management. Prior to the Effective Time, without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not knowingly permit or agree to permit any person (acting at its direction) to, directly or indirectly, enter into any agreement, arrangement or understanding (whether or not binding) with any executive officer of the Company relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable in connection with the transactions contemplated hereby or after the Effective Time, (ii) any equity rollover or other similar transaction, or any equity or other investment in Parent, the Company or any parent company thereof, or any affiliate of Parent, the Company or any parent company thereof, at or prior to the Effective Time or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company with Parent, the Company or any parent company thereof, or affiliate of Parent, the Company or any parent company thereof, from and after the Effective Time.

6.17 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions on the terms and conditions set forth in this Agreement.

6.18 Financing.

(a) Parent and Merger Sub, as applicable, shall use, and shall cause its subsidiaries and its and their respective officers, directors and employees to use, their respective reasonable best efforts to take, or cause to be taken, and shall use reasonable best efforts to direct its and their respective accountants, legal counsel and other representatives to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Equity Financing on the terms and as described in the Equity Commitment Letter on or prior to the Closing Date, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing its subsidiaries to use) their respective reasonable best efforts to:

(i) comply with and maintain in effect the Equity Financing and the Equity Commitment Letter;

(ii) satisfy, or cause their respective Representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Equity Financing contemplated by the Equity Commitment Letter that are within its control (subject to and without expanding any of Parent’s or Merger Sub’s express obligations under this Agreement);

(iii) comply with its obligations under the Equity Commitment Letter; and

(iv) enforce its rights under the Equity Commitment Letter.

(b) Parent and Merger Sub shall not agree to or permit any amendment, supplement, termination, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under the Equity Commitment Letter that would impact the amount or timing of the Equity Financing or the availability of the Equity Financing at the Closing, in each case, in a manner that would adversely affect Parent’s ability to fund the Required Amount at Closing, without the prior written consent of the Company, and if such prior written consent is granted, Parent shall promptly deliver a copy thereof to the Company and references herein to “Equity Commitment Letter” shall include and mean such document as amended, supplemented, modified, replaced or waived in compliance with this Section 6.18(b), and references to “Equity Financing” shall include and mean the financing contemplated by the Equity Commitment Letter as amended, supplemented, modified, replaced or waived in compliance with this Section 6.18(b), as applicable.

6.19 Financing Cooperation.

(a) The Company shall and shall cause each Company Subsidiary to, at Parent’s sole expense, use its and their respective reasonable best efforts to provide such cooperation in connection with arranging, obtaining and syndicating the debt financing for the Transactions (the “Debt Financing”) as may be reasonably requested by Parent or Merger Sub, as applicable, as is necessary and customary in connection with the arrangement of debt financings; provided that such requested cooperation is consistent with applicable Law and does not unreasonably interfere with the ongoing operations of the Company or any Company Subsidiary. Such cooperation by the Company and the Company Subsidiaries shall include, in each case at the reasonable request of Parent:

(i) preparing and furnishing Parent or Merger Sub, as applicable, and the Lenders, not later than a time reasonably sufficient to allow Parent or Merger Sub, as applicable, to satisfy the conditions in the Debt Financing Documentation, all Required Information and all other financial and other pertinent information and disclosures regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent or Merger Sub, as applicable, for use in connection with the Debt Financing,

(ii) causing the Company’s senior officers with appropriate expertise to participate in a reasonable number of lender meetings, rating agency presentations and due diligence meetings at reasonable times and upon reasonable advance notice,

(iii) assisting Parent and Merger Sub, as applicable, and the Lenders in the preparation of (A) Debt Marketing Documents (and any supplements thereto) solely with respect to information relating to the

Company and the Company Subsidiaries and (B) pro forma financial statements or other pro forma financial information, in each case to the extent reasonably requested by Parent; provided, that (w) any such Debt Marketing Documents (and any supplements thereto), financial statements or other financial information with respect to the Company shall only reflect the Surviving Corporation as the obligor(s), (x) the Company shall not be responsible for the preparation of such Debt Marketing Documents (and any supplements thereto), pro forma financial statements and any pro forma adjustments giving effect to the Transactions contemplated herein and (y) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records (which shall not involve the Company itself preparing such pro forma financial information), and providing reasonable cooperation with the due diligence efforts of the Lenders to the extent reasonable and customary,

(iv) reasonably cooperating with the marketing efforts of Parent and the Lenders in connection with the Debt Financing, including direct contact between such management of the Company and potential lenders in the Debt Financing,

(v) reasonably cooperating with Parent’s legal counsel in connection with customary legal opinions required of Parent in connection with the Debt Financing,

(vi) reasonably assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Financing Documentation, including assisting Parent and the Lenders in the preparation of customary materials for rating agency presentations solely with respect to information relating to the Company and the Company Subsidiaries,

(vii) reasonably assisting in the preparation of, and executing and delivering, Debt Financing Documentation and other customary financing documents, including guaranty and collateral documents and other certificates, schedules and documents as may be reasonably requested by Parent or Merger Sub, as applicable,

(viii) facilitating the pledging of, granting security interests in and obtaining performance liens on, collateral for the Debt Financing (including delivery of original stock certificates and original stock powers of the Company Subsidiaries to the extent required on the Closing Date by the Lenders in connection with the Debt Financing and to the extent available to the Company),

(ix) using reasonable best efforts to assist the Lenders in benefiting from the existing lending relationships of the Company,

(x) taking all ministerial company actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent or Merger Sub, as applicable, to permit the consummation of the Debt Financing, and

(xi) at least three (3) business days prior to the Closing Date, providing all documentation and other information about the Company and the Company Subsidiaries as is reasonably requested in writing by Parent or Merger Sub, as applicable, at least ten (10) business days prior to the Closing in connection with the Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act and the requirements of 31 C.F.R. §1010.230.

(b) The Company shall and shall cause each Company Subsidiary to use reasonable best efforts to (x) obtain customary payoff letters and lien terminations, if applicable, to the extent necessary to allow for the payoff, discharge and termination in full of all obligations under the Credit Facility, in each case in form and substance customary for transactions of this type, (y) provide Parent with a copy of any such payoff letters and lien terminations at least two (2) business days prior to the Closing Date and (z) give (by the date required under the Credit Facility) any necessary notices (including notices of prepayment) to allow for the prepayment, payoff, discharge and termination in full of the Credit Facility at the Closing.

(c) Notwithstanding anything in this Agreement to the contrary, (A) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other actual or potential liability or obligation in connection with the Debt Financing that is not subject to the occurrence of the Closing, (B) no director, manager, officer or employee of the Company or any Company Subsidiary shall be required to deliver any certificate or take any other action pursuant to Section 6.19(a) to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee, (C) none of the Company, any of the Company Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing, provided that this clause (C) shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Closing Date by any persons that shall remain or will become officers or directors of the Company or any of the Company Subsidiaries as of the Effective Time, and (D) neither the Company nor any Company Subsidiary shall be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any applicable Law, any Company Material Contract or any obligations of confidentiality (not created in contemplation hereof) binding on the Company or the Company Subsidiaries. The Company hereby consents to the use of the Company’s and the Company Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in an manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company or the reputation or goodwill of the Company or its subsidiaries.

(d) In the event that the Closing does not occur, Parent or Merger Sub, as applicable, shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, the Company Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to Section 6.19(a). Parent and Merger Sub shall jointly and severally indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives, from and against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements suffered or incurred by any of them in connection with the Debt Financing and any information supplied or provided in connection therewith (except to the extent suffered or incurred as a result of (i) the gross negligence, willful misconduct or material breach of this Agreement by the Company, any Company Subsidiary or any Representative thereof, in each case as determined by a court of competent jurisdiction, or (ii) any inaccuracy (other than any immaterial inaccuracy) in the historical financial information provided by the Company to Parent pursuant to clause (i)  in the definition of “Required Information”).

Article 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) This Agreement shall have been duly adopted by holders of Company Shares constituting the Requisite Company Vote in accordance with applicable Law and the Certificate of Incorporation and Bylaws.

(b) Any applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or been terminated.

(c) No Governmental Authority of competent jurisdiction shall have enacted, issued, amended, promulgated, enforced or entered any executive order, decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”) or Law, that is then in effect and has the effect of preventing, enjoining, prohibiting or making illegal consummation of the Merger.

7.2 Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) (i) the representations and warranties of the Company set forth in this Agreement, other than Sections 3.3(a), 3.3(b), 3.3(c), 3.4, clause (i) of the second sentence of Section 3.8, and Sections 3.23, 3.24 and 3.25, shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.23 and 3.25 shall be true and correct in all material respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (iii) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(b) and 3.3(c) shall be true and correct as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except for any inaccuracy or combination of inaccuracies in such representations and warranties that do not result, in aggregate, in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $60,000,000), and (iv) the representations and warranties of the Company set forth in Section 3.4, clause (i) of the second sentence of Section 3.8 and Section 3.24 shall be true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period).

(b) The Company shall have performed in all material respects the covenants or agreements of the Company under this Agreement to be performed or complied with by it as of such time.

(c) Since the date of the Agreement, neither a Material Adverse Effect nor an Effect that would reasonably be expected to have a Material Adverse Effect, has occurred that is continuing.

(d) The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by a duly authorized executive of the Company to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) shall have been satisfied.

7.3 Conditions to the Obligation of the Company the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Article 4 shall have been true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions or perform their respective obligations hereunder.

(b) Each of Parent and Merger Sub shall have performed in all material respects the covenants or agreements required under this Agreement to be performed or complied with by it as of such time.

(c) Parent and Merger Sub shall have furnished the Company with a certificate dated as of the Closing Date signed on their respective behalves by a duly authorized officer of such party to the effect that the conditions set forth in Sections 7.3(a) and (b) shall have been satisfied.

Article 8

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) By mutual written consent of Parent and the Company by action of the board of managers of Parent and the Company Board, respectively; or

(b) By either Parent, Merger Sub or the Company, if:

(i) the Merger shall not have occurred on or before September 20, 2022 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or

(ii) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or other Law that (x) makes the consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and the Company from consummating the Merger, and, in each case, such Order or Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, such Order or other Law; or

(iii) the Requisite Company Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting at which a vote on adoption of this Agreement is taken in accordance with this Agreement; or

(c) By either Parent or Merger Sub, if there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date the Company is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Agreement pursuant to this Section 8.1(c) (x) prior to such date if the Company is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date; or

(d) By either Parent or Merger Sub, if the Company Board or any committee thereof shall have made a Change in Recommendation (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate this Agreement pursuant to this Section 8.1(d)); provided, however, that Parent and Merger Sub may not terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub fails to terminate this Agreement pursuant to this Section 8.1(d) prior to 11:59 p.m., Pacific Time on the date which is ten (10) Business Days after Parent is notified in writing that the Company Board has effected a Change in Recommendation; or

(e) By the Company, if there is an inaccuracy in Parent’s or Merger Sub’s representations herein, or a breach by Parent or Merger Sub of its covenants herein, in either case such that any of the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by the Company of such breach, the Company may not terminate the Agreement pursuant to this Section 8.1(e) (x) prior to such date if Parent and Merger Sub are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date; or

(f) By the Company, at any time prior to obtaining the Requisite Company Vote, if the Company Board, subject to compliance with the terms of this Agreement, has authorized entry into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.2, and concurrently with, and as a condition to, such termination, the Company pays the Company Termination Fee in accordance with Section 8.3(a); or

(g) By the Company, if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided that those conditions could be satisfied if the Closing were to occur), (ii) the Company has irrevocably confirmed in writing to Parent that the Company is prepared, willing and able to effect the consummation of the Closing and the other transactions contemplated hereby in accordance with the terms of this Agreement, and (iii) Parent fails to consummate the Closing within three (3) business days following the later of (x) the date the Closing should have occurred pursuant to Section 2.2 and (y) delivery of such confirmation.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders, or affiliates; provided, that, (a) Section 6.1(b) (Confidentiality), Section 6.13 (Public Announcements), Section 6.14 (Fees and Expenses), Section 6.19(d) (Financing Cooperation), Section 8.3 (Termination Fees), Article 9 (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, (b) such termination shall not relieve any party from its obligation to pay the Company Termination Fee, Parent Termination Fee and/or Enforcement Costs and any amounts payable pursuant to Section 6.19(d) if and to the extent required pursuant to Section 8.3, and (c) subject to Section 8.3(d) and Section 8.3(e), such termination shall not relieve any party from liability for any willful and material breach of its representations or warranties or covenants hereunder. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties (except as set forth in any such agreement).

8.3 Termination Fees.

(a) In the event that this Agreement is terminated:

(i) (A) (x) by Parent, Merger Sub or the Company pursuant to Section 8.1(b)(i) (and at the time of any such termination the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied), or (y) by Parent or Merger Sub pursuant to Section 8.1(c), and (B) (x) an Acquisition Proposal by a Third Party shall have been publicly announced after the date of this Agreement and not withdrawn prior to such termination and (y) within 12 months after such termination (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal that is later consummated or (2) an Acquisition Proposal (in the case of each of clauses (1) and (2), whether or not involving the same Acquisition Proposal which was made after the date of this Agreement) is consummated (with all references to 25% in the definition thereof being treated as references to 50.1% for purposes of this Section 8.3(a));

(ii) by Parent or Merger Sub pursuant to Section 8.1(d); or

(iii) by the Company pursuant to Section 8.1(f);

then, in any such event, the Company shall pay Parent the Company Termination Fee, which amount shall be payable by wire transfer of immediately available funds to an account designated in writing by Parent. The Company Termination Fee shall be paid (x) in the circumstances described in clause (i) above, promptly (but in no event later than three (3) business days) following the consummation of such Acquisition Proposal, (y) in the circumstances described in clause (ii) above, within three (3) business days of the termination, and (z) in the circumstance described in clause (iii) above, substantially concurrently with and as a condition to the termination.

(b) In the event that this Agreement is terminated:

(i) by the Company pursuant to Section 8.1(e) or Section 8.1(g); or

(ii) by Parent or Merger Sub pursuant to Section 8.1(b)(i), and at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(e) or Section 8.1(g);

then, in any such event, Parent shall pay the Company the Parent Termination Fee, which amount shall be payable by wire transfer of immediately available funds, (x) in the case of any such termination by Parent or Merger Sub, concurrently with and as a condition to the termination by Parent and (y) in the case of any such termination by the Company within three (3) business days of the termination, in each case to an account designated in writing by the Company.

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto expressly acknowledges and agrees on behalf of itself and its respective affiliates that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but rather each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, respectively, in the circumstances in which the Company Termination Fee or the Parent Termination Fee, respectively, is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each of the parties hereto expressly acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, neither Parent, Merger Sub nor the Company would have entered into this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 8.3, in circumstances in which the Company Termination Fee is payable, plus, if applicable, the Enforcement Costs, shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise) of Parent, Merger Sub, the Sponsor and their respective affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, trustees, officers, employees, agents or affiliates or any sources of Equity Financing or Debt Financing, or any lead arranger, arranger, agent or Representative of, or to, Parent, Merger Sub or the Sponsor (collectively, the “Parent Related Parties”) against the Company and the Company Subsidiaries and their respective affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or affiliates (collectively, the “Company Related Parties”) and any person who pays the Company Termination Fee on the Company’s behalf for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement or any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful or intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances, and upon payment of the Company Termination Fee, if due, to Parent pursuant to this Section 8.3, none of the Company Related Parties shall have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. No Parent Related Party shall be entitled to, and Parent shall not and shall cause any Parent Related Party not to, bring or maintain any Action for money damages against any Company Related Party (other than the Company solely for payment of the Company Termination Fee and if applicable, Enforcement Costs) arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and Parent shall use its reasonable best efforts to cause any Action pending in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby, to the extent maintained by Parent or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly following the payment of the Company Termination Fee, if due, or the final and non-appealable determination that no such payment is due. For the avoidance of doubt, each of the parties hereto expressly acknowledges and agrees that none of the foregoing nor anything else contained in this Agreement is intended to limit Parent and Merger Sub’s right to seek monetary damages from the Company in the event of the Company’s willful and material breach of this Agreement in circumstances in which the Company Termination Fee is not payable; provided, that for the avoidance of doubt, in no event shall the Company’s aggregate liability under this Agreement exceed the Company Termination Fee, plus Enforcement Costs (if any).

(e) Notwithstanding anything to the contrary set forth in this Agreement and subject to Section 9.6 prior to the termination of this Agreement, each of the parties hereto expressly acknowledges and agrees that the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 8.3, in circumstances in which the Parent Termination Fee is payable, plus, if applicable, the Enforcement Costs and any amounts payable pursuant to Section 6.19(d) shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise) of the Company Related Parties against the Parent Related Parties and any person who pays the Parent Termination Fee on Parent’s behalf for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement or any contract or agreement executed in connection herewith (including with respect to the Equity Commitment Letter and the Limited Guaranty) and the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful or intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances, and upon payment of the Parent Termination Fee, if due, to the Company pursuant to this Section 8.3, none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. No Company Related Party shall be entitled to, and the Company shall not and shall cause any Company Related Party not to, bring or maintain any Action for money damages against any Parent Related Party (other than Parent, Merger Sub or Sponsor solely to the extent set forth in the Limited Guaranty for payment of the Parent Termination Fee and if applicable, Enforcement Costs and any amounts payable pursuant to Section 6.19(d), or for any breaches of such person for any breaches of the Confidentiality Agreement) arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith (including with respect to the Equity Commitment Letter and the Limited Guaranty) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and the Company shall use its reasonable best efforts to cause any Action pending in connection with this Agreement, any contract or agreement executed in connection herewith (including with respect to the Equity Commitment Letter and the Limited Guaranty) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or any Company Related Party against Parent or any Parent Related Party to be dismissed with prejudice promptly following the payment of any such amounts, if due, or the final and non-appealable determination that no such payment is due. For the avoidance of doubt, the maximum aggregate monetary liability of any Parent Related Party, if any, shall be limited to the amount of the Parent Termination Fee, plus Enforcement Costs (if any) and any amounts payable pursuant to Section 6.19(d) (the “Parent Liability Limitation”). Notwithstanding the foregoing, each of the parties hereto expressly acknowledges and agrees that (i) none of the foregoing nor anything else contained in this Agreement is intended to limit the Company’s right to seek monetary damages from Parent or Merger Sub in the event of Parent’s or Merger Sub’s willful and material breach of this Agreement in circumstances in which the Parent Termination Fee is not payable; provided, that for the avoidance of doubt, in no event shall Parent’s or Merger Sub’s aggregate liability under this Agreement exceed the Parent Liability Limitation, and (ii) this Section 8.3(e) will not limit the rights of the Company under the Confidentiality Agreement or relieve Parent, Merger Sub or any Sponsor from liability for any breaches of the Confidentiality Agreement (to the extent such persons are party to the Confidentiality Agreement). Notwithstanding anything to the contrary in this Agreement, the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.6 prior to the termination of this Agreement, except that, although the Company, in its sole discretion, may determine its choice of remedies under this Agreement, including by pursuing specific performance in accordance with Section 9.6 (and, if the Company elects, doing so concurrently with seeking monetary damages and/or payment of the Parent Termination Fee), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 9.6 and any money damages, including all or any portion of the Parent Termination Fee. The Lenders and their respective affiliates and any Parent Related Party are express third party beneficiaries of the provisions of this Section 8.3(e), may enforce this Section 8.3(e) directly, and this Section 8.3(e) may not be amended, modified or supplemented by the parties hereto in any manner adverse to the Lenders or their respective affiliates without the prior express written consent of the Lenders.

(f) If (i) the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 8.3(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee (or a portion thereof) set forth in Section 8.3(a), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder or (ii) Parent fails to pay in a timely manner the Parent Termination Fee due pursuant to Section 8.3(b), and, in order to obtain such payment, the Company makes a claim that results in a judgment for the Parent Termination Fee (or a portion thereof) set forth in Section 8.3(b), Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Parent Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder (as applicable, the “Enforcement Costs”).

(g) Any fee or other amount payable pursuant to this Section 8.3 shall be paid free and clear of all deductions and withholdings.

Article 9

GENERAL PROVISIONS

9.1 No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), sent by electronic transmission (notice deemed given upon electronic confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub or Sponsor:

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 9411

Attention:         Holden Spaht

                          Tara Gadgil

Email:               hspaht@thomabravo.com; tgadgil@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention:         Bradley C. Reed, P.C.

                         Kristen Molloy

E-mail:             breed@kirkland.com; kristen.molloy@kirkland.com

if to the Company:

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

Attention:         Frank Calderoni

                         Gary Spiegel

Email:              frank.calderoni@anaplan.com; gary.spiegel@anaplan.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Bush Plaza, Suite 1200

San Francisco, California 94104

Attention:         Brooks Stough, Andrew Luh and David Moore

Email:               bstough@gunder.com; aluh@gunder.com; dmoore@gunder.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:         Amr Razzak; Richard J. Grossman

Email:               amr.razzak@skadden.com; richard.grossman@skadden.com

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.4 Entire Agreement; Assignment; No Other Representations or Warranties. This Agreement and the Confidentiality Agreement (including Section 7 thereof) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including Section 7 of the Confidentiality Agreement). This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that (a) Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary of Parent so long as Parent and Merger Sub remain liable for all of the obligations contemplated under this Agreement and (b) Parent and Merger Sub (and following the Closing Date, the Company) may at any time, and without the consent of any other person or party, unilaterally grant a security interest in, and assign for collateral security purposes, its rights and interests hereunder to the Lenders (or their agent) providing Debt Financing under the Debt Financing Documentation. Except for the representations and warranties contained in Article 3, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes, and neither Parent nor Merger Sub nor any person on their behalf relies upon, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or any of the Company Subsidiaries, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of the Company Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as may be expressly set forth in Article 3 of this Agreement.

9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, (i) following the Effective Time, the rights of holders of Company Shares to receive payment for the Company Shares converted into cash pursuant to the Merger and the rights of holders of Company Stock Options and Company RSUs and other convertible securities to receive payment pursuant to Section 2.7, (ii) Section 6.4 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (iii) Section 8.3(d) (which is intended to be for the benefit of the Parent Related Parties and may be enforced by such persons), (iv) Section 8.3(e) (which is intended to be for the benefit of the Company Related Parties and may be enforced by such persons), and (v) the provisions of Section 8.3(e), this Section 9.5, Section 9.6(c), Section 9.7 (the provisos regarding New York law as governing law and New York as the forum, with respect to Lender Related Parties), Section 9.8 and the final sentence of Section 9.10 are intended to be for the benefit of, may be relied upon and shall be enforceable by, the Lender Related Parties.

9.6 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity, and nothing herein shall be deemed a waiver by any party of any right to injunctive relief or specific performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.

(b) The right to specific enforcement hereunder shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the parties to this Agreement further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.6, and each of the parties to this Agreement irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties to this Agreement agrees not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand, and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, Parent and Merger Sub pursuant to this Agreement, in each case, on the basis that (x) either party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at equity or Law, or any similar grounds. For the avoidance of doubt, the remedies available to the Company under this Section 9.6 of the Merger Agreement and under the Equity Commitment Letter shall be in addition to any other remedy to which the Company is entitled, and the election to pursue any injunction or specific performance under this Section 9.6 and/or the Equity Commitment Letter shall not restrict, impair or otherwise limit the Company from receiving monetary damages from Parent or Merger Sub pursuant to this Agreement in lieu of specific performance (to the extent permitted hereby); provided, however, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by this Section 9.6 and any money damages, including all or any portion of the Parent Termination Fee. If, prior to the Outside Date, as applicable, any party hereto brings any Action to enforce specifically the performance of the terms and provisions hereof (other than any such terms and provisions that expressly survive the termination of this Agreement) by any other party hereto, the Outside Date shall automatically be extended to the later of (i) 5:00 p.m. Pacific Time on the twentieth (20th) business day following the resolution of such Action and (ii) such other date and time established by the court presiding over such Action, as the case may be, solely if such later date and time is later than the Outside Date.

(c) Without limiting the obligations of the Lenders under any Debt Financing Documentation and the rights of Parent and Merger Sub under any Debt Financing Documentation, the Company acknowledges and agrees that no Lender Related Party shall have any liability or obligation to the Company (or any of the Representatives of the Company) in connection with this Agreement or any Transactions if such Lender Related Party breaches or fails to perform (whether willfully, intentionally, unintentionally or otherwise) any of its obligations under the Debt Financing Documentation and the Company (on behalf of itself and the Representatives of the Company) hereby waives any rights or claims against each Lender Related Party in connection with this Agreement and the Debt Financing, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and the Representatives of the Company) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action or proceeding against any Lender Related Party in connection with this Agreement or any Transaction (including any action or proceeding relating to the Debt Financing). In no event shall the Company (or any of the Representatives of the Company) be entitled to directly seek the remedy of specific performance of this Agreement against any Lender Related Party.

9.7 Governing Law.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law; provided that, notwithstanding the foregoing, any disputes involving the Lender Related Parties will be governed by and construed and enforced in accordance with the applicable Laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery, or if such court does not have proper jurisdiction, the Superior Court of the State of Delaware, or if no such state court has proper jurisdiction, then the Federal courts located in the State of Delaware (collectively, the “Delaware Courts”). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Notwithstanding anything in this Agreement to the contrary, each of the parties agree that, subject to Section 9.6(c), it will not bring, or support the bringing of, any proceeding, claim or counterclaim, whether in law or in equity, whether arising in contract, tort, equity or otherwise, against the Lender Related Parties in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing Documentation or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, sitting in the Borough of Manhattan or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York in the County of New York in the Borough of Manhattan (and appellate courts thereof).

9.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING THE DEBT FINANCING AND THE DEBT FINANCING DOCUMENTATION). Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(e) The phrase “made available to Parent” when used herein, shall mean that the subject documents (i) were uploaded to the electronic data room maintained by the Company or were otherwise provided to Parent (which for the avoidance of doubt shall include any portion of the electronic data room in which subject documents are uploaded solely to outside counsel or specified Representatives of Parent pursuant to any “clean team” or similar arrangements, as applicable), in each case, by 11:00 PM PT one day prior to the execution of this Agreement or (ii) included in the forms, reports and other documents (including any exhibits referred to therein) filed or furnished by the Company with the SEC since January 1, 2020.

(f) The phrases “ordinary course” or “ordinary course of business” shall be construed to mean “the ordinary course of business, consistent with past practice”.

(g) Unless the context otherwise requires, “neither,” “nor,” “any,” “either,” and “or” are not exclusive.

(h) References to any Law shall be deemed to refer to such Law as amended from time to time and any rules or regulations promulgated thereunder.

(i) The phrase “to the extent” shall mean the degree to which and not simply “if.”

(j) Any singular term in this Agreement shall be deemed to include the plural and any plural the singular.

9.10 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, that after receipt of the Requisite Company Vote, if any such amendment shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of Section 8.3(e), Section 9.5, Section 9.6(c), Section 9.7 (the provisos regarding New York law and New York as the forum, with respect to Lender Related Parties), Section 9.8 and this sentence of Section 9.10 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) that is adverse to the interests of any Lender Related Party will be effective against a Lender Related Party without the prior written consent of such adversely affected Lender Related Party.

9.11 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13 No Recourse to Non-Parties. Notwithstanding anything in this Agreement or any of the agreements relating to the Equity Financing or the Debt Financing to the contrary, each party hereto agrees, on behalf of itself and its affiliates, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (i) this Agreement or any other agreement referenced herein or the Transactions (including any financing obtained in connection with the Transactions), (ii) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (iii) any breach or violation of this Agreement or any other agreement referenced herein and (iv) any failure of the transactions contemplated hereunder or under any other agreement referenced herein (including any agreement in respect of financing obtained in connection with this Agreement) to be consummated, in each case, may be made only against (and are those solely of) the Company, Parent, Merger Sub, Sponsor (solely with respect to the Equity Commitment Letter and the Limited Guaranty), and the persons that are expressly identified herein as a party to this Agreement (or a party to any such other agreement referenced herein or contemplated hereunder, including without limitation the parties to the Equity Commitment Letter and the Limited Guaranty) (for clarity, excluding any Company Related Party or Parent Related Party that does not so qualify as such) and, in accordance with, and subject to the terms and conditions of this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder). For clarity, nothing in this Section 9.13 shall be deemed to limit in any respect the rights of the Company as a third party beneficiary under the Equity Commitment Letter.

* * * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALPINE PARENT, LLC

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Treasurer

ALPINE MERGER SUB, INC.

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Treasurer

ANAPLAN, INC.

By:	/s/ Frank A. Calderoni
Name:	Frank A. Calderoni
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

March 20, 2022

Board of Directors

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

Ladies and Gentlemen:

Attached is our opinion letter, dated March 20, 2022 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Alpine Parent, LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Anaplan, Inc. (the “Company”) of the $66.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 20, 2022 (the “Agreement”), by and among Parent, Alpine Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

(GOLDMAN SACHS & CO. LLC

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

March 20, 2022

Board of Directors

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Alpine Parent, LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Anaplan, Inc. (the “Company”) of the $66.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 20, 2022 (the “Agreement”), by and among Parent, Alpine Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Corvex Management LP and Sachem Head Capital Management LP, each of which is a significant stockholder of the Company (the “Significant Stockholders”), and Thoma Bravo, LP (“Thoma Bravo”), which is an affiliate of a significant equityholder of Parent, and any of their respective affiliates and, as applicable, portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have also provided certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the initial public offering of McAfee Corp. (“McAfee”), a portfolio company of Thoma Bravo, of 23,000,000 shares of its Class A common stock in October 2020; as financial advisor to Thoma Bravo with respect to its acquisition of RealPage, Inc. in December 2020; as bookrunner with respect to the initial public offering by Thoma Bravo Advantage, an affiliate of Thoma Bravo, of 100,000,000 units in January 2021; as financial advisor to McAfee in the sale of certain assets of its enterprise business in March 2021; as financial advisor to Thoma Bravo LLC, an affiliate of Thoma Bravo, with respect to its acquisition of Proofpoint, Inc. in August 2021; and as financial advisor to McAfee with respect to its sale in November 2021. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, the Significant Stockholders, Thoma Bravo, and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

Anaplan, Inc.

March 20, 2022

compensation. Affiliates of Goldman Sachs also may have co-invested with the Significant Stockholders, Thoma Bravo and their respective affiliates from time to time and may have invested in limited partnership interests of affiliates of the Significant Stockholders or Thoma Bravo from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated October 10, 2018 relating to the Company’s initial public offering; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended January 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $66.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $66.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come

Board of Directors

Anaplan, Inc.

March 20, 2022

due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $66.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

Annex C

March 20, 2022

Board of Directors

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

Members of the Board:

We understand that Anaplan, Inc., a Delaware corporation (the “Company”), Alpine Parent, LLC, a Delaware limited liability company (“Parent”), and Alpine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), plan to enter into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 20, 2022, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger, other than (a) Dissenting Company Shares (as such term is defined in the Merger Agreement), (b) Company Shares (as such term is defined in the Merger Agreement) held in the treasury of the Company or (c) Company Shares owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or Merger Sub, will be cancelled and converted into the right to receive cash in an amount equal to $66.00, without interest thereon (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement dated March 20, 2022 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the

One Maritime Plaza| 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

management of the Company, and have assumed based on discussions with the management and Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will become payable upon rendering of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

One Maritime Plaza| 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

Qatalyst Partners LP

One Maritime Plaza| 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANAPLAN, INC. 50 HAWTHORNE STREET SAN FRANCISCO, CA 94105 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [TBD]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PLAN2022SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [TBD]. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote “FOR” Proposals 1, 2 and 3. For Against Abstain 1. To adopt the Merger Agreement and Plan of Merger, dated as of March 20, 2022, by and among Alpine Parent, LLC, Alpine Merger Sub, Inc., and Anaplan, Inc., as it may be amended from time to time. 2. To approve the adoption of any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. 3. To approve, by non-binding, advisory vote, compensation that will or may become payable by Anaplan, Inc. to its named executive officers in connection with the merger. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000565055_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.proxyvote.com PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION Anaplan, Inc. Special Meeting of Stockholders This proxy is solicited by the Board of Directors The undersigned(s) hereby appoint(s) [TBD] and [TBD], or either of them, as the true and lawful attorneys-in-fact, agents and proxies (each of them with full power of substitution) to represent the undersigned(s) and to vote at the Special Meeting of Stockholders of Anaplan, Inc., to be held on [TBD], 2022, at [TBD], at [TBD], Pacific time, and any and all adjournments, postponements or other delays thereof (the “Special Meeting”), in the manner directed, with respect to all shares of common stock of Anaplan, Inc. that the undersigned(s) is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the Special Meeting. This proxy is solicited by the Board of Directors of Anaplan, Inc. and will be voted as directed or, if no direction is indicated, will be voted “FOR” Proposals 1, 2 and 3. The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3. Continued and to be signed on reverse side 0000565055_2 R1.0.0.24